      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 1994

                                                        REGISTRATION NO. 33-

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                           CORESTATES FINANCIAL CORP
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
       PENNSYLVANIA                  6711                    23-1899716
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF       CLASSIFICATION CODE NO.)     IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)

                      PHILADELPHIA NATIONAL BANK BUILDING
                          BROAD AND CHESTNUT STREETS
                            PHILADELPHIA, PA 19107
                                (215) 973-5680
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                                DAVID T. WALKER
                             DEPUTY CHIEF COUNSEL
                           CORESTATES FINANCIAL CORP
                                 F.C. 1-1-17-1
                                 P.O. BOX 7618
                     PHILADELPHIA, PENNSYLVANIA 19101-6187
                                (215) 973-5680
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                ---------------
                                  COPIES TO:
           DAVID HUGGIN, ESQ.                   MARCIA E. HEISTER, ESQ.
           SULLIVAN & CROMWELL            SENIOR VICE PRESIDENT AND CORPORATE
            125 BROAD STREET                            COUNSEL
           NEW YORK, NY 10004                  INDEPENDENCE BANCORP, INC.
             (212) 558-4000                       ONE HILLENDALE ROAD
                                                   PERKASIE, PA 18944
                                                     (215) 453-3200

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after effective date of this Registration Statement and upon consummation of the merger of Independence Bancorp, Inc. ("Independence") with and into the Registrant as described herein (the "Merger").
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------
                                               PROPOSED         PROPOSED
                                 AMOUNT        MAXIMUM          MAXIMUM
  TITLE OF EACH CLASS OF         TO BE      OFFERING PRICE     AGGREGATE         AMOUNT OF
SECURITIES TO BE REGISTERED  REGISTERED (1)  PER SECURITY  OFFERING PRICE (2) REGISTRATION FEE
- ----------------------------------------------------------------------------------------------
 Common Stock, $1.00 par
  value..................      20,500,000        n/a          $507,164,000      $174,885.36
- ----------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------

(1) Includes a maximum of 17,926,000 shares of Common Stock of the Registrant ("CoreStates Common Shares") issuable in connection with the Merger, up to 830,000 CoreStates Common Shares issuable upon the exercise of options outstanding under stock option plans of Independence and up to 1,744,000 CoreStates Common Shares issuable upon conversion of Independence 7% Convertible Subordinated Debentures due 2011 ("Debentures"). The amount of CoreStates Common Shares to be registered has been determined on the basis of the maximum exchange ratio for such CoreStates Common Shares in the
    Merger (1.50 CoreStates Common Shares for each share of common stock, par value $2.50 per share, of Independence ("Independence Common Shares")) and the maximum number of Independence Common Shares that may be exchanged upon consummation of the Merger (13,216,000), assuming the exercise of all options for Independence Common Shares and conversion of all Debentures.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the last sale price per Independence Common Share reported in the NASDAQ National Market System (38 3/8) as of a specified date within five business days of the filing hereof, and the maximum number of Independence Common Shares that may be exchanged upon consummation of the Merger (13,216,000). See Footnote 1 above.
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                           CORESTATES FINANCIAL CORP

                             CROSS-REFERENCE SHEET

                                                CAPTION IN PROXY STATEMENT-
ITEM NUMBER FORM S-4                                     PROSPECTUS
- --------------------                        ------------------------------------
 1.Forepart of Registration Statement and
     Outside Front Cover Page of
     Prospectus...........................  Forepart of Registration Statement
                                            and Cover Page of Proxy Statement-
                                            Prospectus
 2.Inside Front and Outside Back Cover
     Pages of Prospectus..................  Available Information; Incorporation
                                            of Documents by Reference
 3.Risk Factors, Ratio of Earnings to
     Fixed Charges and Other Information..  Summary
 4.Terms of the Transaction...............  Summary; The Merger; Pro Forma
                                            Financial Information; Description
                                            of CoreStates Capital Stock;
                                            Comparison of Shareholder Rights
 5.Pro Forma Financial Information........  Selected Pro Forma Combined
                                            Financial Information; Pro Forma
                                            Financial Information
 6.Material Contacts with Company Being
     Acquired.............................                   *
 7.Additional Information Required for
     Reoffering by Persons and Parties
     Deemed to Be Underwriters............                   *
 8.Interests of Named Experts and Counsel.  Legal Matters
 9.Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities..........................                   *
10.Information with Respect to S-3
     Registrants..........................  Summary; The Merger
11.Incorporation of Certain Information by
     Reference............................  Incorporation of Documents by
                                            Reference
12.Information with Respect to S-2 or S-3
     Registrants..........................                   *
13.Incorporation of Certain Information by
     Reference............................                   *
14.Information with Respect to Registrants
     Other Than S-3 or S-2 Registrants....                   *
15.Information with Respect to S-3
     Companies............................  Incorporation of Documents by
                                            Reference; Summary; Comparison of
                                            Shareholder Rights
16.Information with Respect to S-2 or S-3
     Companies............................                   *
17.Information with Respect to Companies
     Other Than S-3 or S-2 Companies......                   *
18.Information if Proxies, Consents or
     Authorizations are to be Solicited...  Summary; Information Regarding the
                                            Special Meeting; The Merger
19.Information if Proxies, Consents or
     Authorizations are not to be
     Solicited or in an Exchange Offer....                   *

- --------
* Omitted because the item is inapplicable or the answer thereto is negative.

                                                                     May  , 1994

Dear Independence Shareholder:

  You are cordially invited to attend a Special Meeting (the "Special Meeting") of Shareholders of Independence Bancorp, Inc. ("Independence") which will be
held on   ,   , 1994 at    p.m. at the   . At the Special Meeting you will be
asked to consider and vote to approve an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Independence will merge (the "Merger") with and into CoreStates Financial Corp ("CoreStates"), and each share of your Independence common stock will be converted, in a tax-free exchange, into a number of shares of CoreStates common stock (the "Exchange Ratio") determined as follows: (i) if the Average Closing Price (as defined in the Merger Agreement) of CoreStates common stock on the Determination Date (as defined in the Merger Agreement) is less than or equal to $27.00 per share, the Exchange Ratio will be 1.50; (ii) if the Average Closing Price of CoreStates common stock on the Determination Date is greater than or equal to $28.00 per share, the Exchange Ratio will be 1.45; or (iii) if the Average Closing Price of CoreStates common stock on the Determination Date is greater than $27.00 but less than $28.00 per share, the Exchange Ratio will be determined by dividing $40.50 by the Average Closing Price.

  The proposed Merger has been unanimously approved by your Board of Directors. Your Board of Directors has determined that the Merger is in the best interests of Independence and its shareholders and recommends that you vote FOR approval of the Merger Agreement.

  Consummation of the Merger is subject to certain conditions, including the approval of the Merger Agreement by Independence shareholders and the approval of the Merger by various regulatory agencies.

  The enclosed Notice of Special Meeting of Shareholders and Proxy Statement-Prospectus describe the Merger and provide specific information concerning the Special Meeting. Please read these materials carefully and consider the information contained in them.

  It is very important that your shares be represented at the Special Meeting, regardless of whether you plan to attend in person. The affirmative vote of at least a majority of the outstanding shares of Independence common stock is required to approve the Merger Agreement. Consequently, a failure to vote will have the same effect as a vote against the Merger Agreement. Therefore, we urge you to complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible to ensure that your shares will be voted at the Special Meeting. YOU SHOULD NOT SEND IN THE CERTIFICATE FOR YOUR SHARES OF INDEPENDENCE COMMON STOCK AT THIS TIME.

  On behalf of your Board of Directors, we urge you to vote FOR approval of the Merger Agreement.

                                          Sincerely,

                                          [sig]

                                          Monroe W. Long
                                          Chairman

                                          [sig]

                                          John D. Harding
                                          President and Chief Executive
                                           Officer

                                     [LOGO]

                         INDEPENDENCE BANCORP, INC.(R)

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                            TO BE HELD [   ]  , 1994

TO THE SHAREHOLDERS OF INDEPENDENCE BANCORP, INC.:

  Notice is hereby given that, pursuant to the call of its Board of Directors, a Special Meeting (the "Special Meeting") of Shareholders of Independence
Bancorp, Inc. ("Independence") will be held at       , on        , 1994, at
 .m., local time, for the following purposes:

  1. To consider and vote on whether to approve an Agreement and Plan of Merger, dated as of the 19th day of November, 1993 (the "Merger Agreement"), attached as Appendix I to the accompanying Proxy Statement-Prospectus, providing for the merger (the "Merger") of Independence with and into CoreStates Financial Corp ("CoreStates") and the conversion of each outstanding share, with certain exceptions, of common stock, par value $2.50 per share ("Independence Common Shares"), of Independence into a number of shares (the "Exchange Ratio") of common stock, par value $1.00 per share ("CoreStates Common Shares"), of CoreStates determined as follows: (i) if the Average Closing Price (as defined in the Merger Agreement) of CoreStates Common Shares on the Determination Date (as defined in the Merger Agreement) is less than or equal to $27.00 per share, the Exchange Ratio will be 1.50; (ii) if the Average Closing Price of CoreStates Common Shares on the Determination Date is greater than or equal to $28.00 per share, the Exchange Ratio will be 1.45; or (iii) if the Average Closing Price of CoreStates Common Shares on the Determination Date is greater than $27.00 but less than $28.00 per share, the Exchange Ratio will be determined by dividing $40.50 by the Average Closing price.

  2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

  Only holders of record of Independence Common Shares at 11:59 p.m., local
time, on       , 1994 are entitled to notice of and to vote at the Special
Meeting and any adjournment or postponement thereof.

                                          By Order of the Board of Directors,
                                          [sig]

                                          Orville H. Freitag, Jr.
                                          Secretary

May  , 1994

  THE BOARD OF DIRECTORS OF INDEPENDENCE UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF INDEPENDENCE COMMON SHARES VOTE TO APPROVE THE MERGER AGREEMENT.

  BECAUSE THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE OUTSTANDING INDEPENDENCE COMMON SHARES IS REQUIRED TO APPROVE THE MERGER AGREEMENT, WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. THE PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT-PROSPECTUS. ANY SHAREHOLDER PRESENT AT THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEREOF, MAY REVOKE HIS OR HER PROXY IN WRITING AND VOTE PERSONALLY ON THE MERGER AGREEMENT OR ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROXY STATEMENT-PROSPECTUS SHALL NOT CONSTITUTE AN + +OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY + +SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR +
+SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE       +
+SECURITIES LAWS OF ANY SUCH STATE.                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                    SUBJECT TO COMPLETION; DATED MAY 9, 1994


           [ART]                                   [ART]
      PROXY STATEMENT                            PROSPECTUS
 INDEPENDENCE BANCORP, INC.              CORESTATES FINANCIAL CORP
                                    PHILADELPHIA NATIONAL BANK BUILDING
    ONE HILLENDALE ROAD                   BROAD & CHESTNUT STREETS
   PERKASIE, PENNSYLVANIA             PHILADELPHIA, PENNSYLVANIA 19107
           18944                               (215) 973-3827
       (215) 453-3200             COMMON STOCK (PAR VALUE $1.00 PER SHARE)

  This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $2.50 per share ("Independence Common Shares"), of Independence Bancorp, Inc., a Pennsylvania corporation ("Independence"), in connection with the solicitation of proxies by the Board of Directors of Independence for use at the special meeting of Independence shareholders to be
held at    , Pennsylvania, on    , 1994, at    , local time, and at any
adjournments or postponements thereof (the "Special Meeting").

  At the Special Meeting, the holders of record of Independence Common Shares
at 11:59 p.m., local time, on     , 1994 will consider and vote on whether to
approve the Agreement and Plan of Merger, dated as of the 19th day of November, 1993 (the "Merger Agreement"), by and between Independence and CoreStates Financial Corp, a Pennsylvania corporation ("CoreStates"), pursuant to which Independence will merge with and into CoreStates (the "Merger"). Upon consummation of the Merger, each outstanding Independence Common Share (other than shares held directly or indirectly by CoreStates, excluding shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) will be converted into a number of shares (the "Exchange Ratio") of common stock, par value $1.00 per share ("CoreStates Common Shares"), of CoreStates determined as follows: (i) if the Average Closing Price (as defined below) of CoreStates Common Shares on the Determination Date (as defined below) is less than or equal to $27.00 per share, the Exchange Ratio will be 1.50; (ii) if the Average Closing Price of CoreStates Common Shares on the Determination Date is greater than or equal to $28.00 per share, the Exchange Ratio will be 1.45; or
(iii) if the Average Closing Price of CoreStates Common Shares on the Determination Date is greater than $27.00 but less than $28.00 per share, the Exchange Ratio will be determined by dividing $40.50 by the Average Closing Price. "Average Closing Price" with respect to any day means the average closing price per share of CoreStates Common Shares, as reported on the New York Stock Exchange ("NYSE") Composite Transactions reporting system for the 20 NYSE trading days ending on the trading day prior to such day. "Determination Date" means the fifteenth day after receipt of the required approval of the Merger by the Board of Governors of the Federal Reserve System (the "FRB"). On May , 1994, the last sale price of CoreStates Common Shares on the NYSE
Composite Transactions reporting system was $   . If FRB approval had been
obtained on May , 1994, the Average Closing Price (based on the closing sale prices of CoreStates Common Shares on the 20 consecutive trading days ending
May  , 1994) of CoreStates Common Shares would have been $   , and holders of
Independence Common Shares would have received at the Effective Time (as defined herein), for each share of Independence Common Shares held by them, shares of CoreStates Common Shares. For a description of other aspects of the Merger Agreement, which is included as Appendix I to this Proxy Statement-Prospectus, see "THE MERGER."

  This Proxy Statement-Prospectus and the accompanying proxy cards are first being mailed to shareholders of Independence on or about May , 1994.

  This Proxy Statement-Prospectus also constitutes a prospectus of CoreStates with respect to the CoreStates Common Shares issuable to Independence shareholders pursuant to the Merger.

 THE SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION,  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
    PASSED  UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROXY  STATEMENT-
      PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

  THE  SECURITIES  OFFERED  HEREBY  ARE NOT  SAVINGS  ACCOUNTS,  DEPOSITS  OR
    OTHER OBLIGATIONS OF A BANK OR  SAVINGS ASSOCIATION AND ARE NOT INSURED
      BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
                       OR ANY OTHER GOVERNMENTAL AGENCY.

          The date of this Proxy Statement-Prospectus is May  , 1994.

                             AVAILABLE INFORMATION

  CoreStates and Independence are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement discussed below, as well as reports, proxy statements and other information filed by CoreStates and Independence pursuant to the informational requirements of the Exchange Act, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: the New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, the equity securities of CoreStates are listed on the NYSE, and such reports, proxy statements and other information concerning CoreStates should be available for inspection at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

  CoreStates has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), covering the CoreStates Common Shares that may be issued in connection with the Merger. This Proxy Statement-Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For such information, reference is made to the Registration Statement and the exhibits filed as a part thereof or incorporated by reference therein.

  THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (NOT INCLUDING EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN THE INFORMATION INCORPORATED HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER OF INDEPENDENCE, INCLUDING ANY BENEFICIAL OWNER, UPON WRITTEN OR ORAL REQUEST DIRECTED IN THE CASE OF CORESTATES TO THE SECRETARY OF CORESTATES FINANCIAL CORP, CENTRE SQUARE WEST, 1500 MARKET STREET, PHILADELPHIA, PENNSYLVANIA 19101 (TELEPHONE: (215) 973-3827) AND IN THE CASE OF INDEPENDENCE TO THE SECRETARY OF INDEPENDENCE, ONE HILLENDALE ROAD, PERKASIE, PENNSYLVANIA 18944 (TELEPHONE: (215) 453-3200). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETING OF SHAREHOLDERS OF INDEPENDENCE TO WHICH THIS PROXY STATEMENT-PROSPECTUS RELATES, ANY REQUEST SHOULD BE MADE BY MAY , 1994.

  No person is authorized to give information or to make any representation not contained in this Proxy Statement-Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by CoreStates or Independence. This Proxy Statement-Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement-Prospectus, or the solicitation of a proxy, to or from any persons in any jurisdiction where it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of the securities made under this Proxy Statement-Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of CoreStates or Independence since the date of this Proxy Statement-Prospectus.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents previously filed by CoreStates with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement-Prospectus:

    (1) the Annual Report on Form 10-K for the year ended December 31, 1993 (which includes portions of the 1993 Annual Report to Shareholders);

    (2) the Current Reports on Form 8-K dated January 19, 1994, March 7, 1994, March 16, 1994, as amended, April 19, 1994, April 29, 1994 and May 5,
  1994.

    (3) the description of CoreStates Common Shares contained in CoreStates' Registration Statement on Form 8-A/A dated December 22, 1993.

  The following documents previously filed by Independence with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement-Prospectus:

    (1) the Annual Report on Form 10-K for the year ended December 31, 1993 (which includes portions of the 1993 Annual Report to Shareholders); and

    (2) the Current Reports on Form 8-K dated January 19, 1994, March 4, 1994 and April 20, 1994.

  All documents filed by CoreStates and Independence pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

  All information regarding Independence set forth herein or incorporated by reference herein has been furnished by Independence. All information regarding CoreStates set forth herein or incorporated by reference herein has been furnished by CoreStates.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION.....................................................    2
INCORPORATION OF DOCUMENTS BY REFERENCE...................................    3
TABLE OF CONTENTS.........................................................    4
SUMMARY...................................................................    5
RECENT DEVELOPMENTS.......................................................   19
INFORMATION REGARDING THE SPECIAL MEETING.................................   21
 General..................................................................   21
 Matters to be Considered at the Special Meeting..........................   21
 Record Date; Voting Rights...............................................   22
 Proxies..................................................................   22
 Recommendation of Independence Board.....................................   23
THE MERGER................................................................   23
 General Description; Exchange Ratio......................................   23
 Background of the Merger.................................................   24
 Reasons for Merger.......................................................   26
 Opinion of Financial Adviser.............................................   28
 Stock Option Agreement...................................................   31
 Operations and Management After the Merger...............................   33
 Interests of Certain Persons in the Merger...............................   34
 Effect on Independence Employee Benefit Plans............................   37
 Independence Convertible Debentures......................................   37
 Certain Federal Income Tax Considerations................................   38
 No Dissenters' Rights of Appraisal.......................................   38
 Regulatory Approvals.....................................................   39
 Additional Information...................................................   40
 Representations and Warranties; Conditions Precedent.....................   40
 Effective Date; Effective Time; Amendments; Waiver; Termination..........   41
 Price Based Termination..................................................   42
 Operations of Independence and CoreStates Pending the Merger.............   43
 No Solicitation..........................................................   45
 Accounting Treatment.....................................................   45
 Stock Exchange Listing...................................................   46
 Status of CoreStates Common Shares under the Federal Securities Laws;
  Pooling of Interests....................................................   46

                                                                            PAGE
                                                                            ----
 Exchange of Certificates.................................................   46
 Expenses.................................................................   47
PRO FORMA FINANCIAL INFORMATION (UNAUDITED)...............................   48
CERTAIN REGULATORY CONSIDERATIONS.........................................   56
 General..................................................................   56
 Capital..................................................................   56
 Dividends................................................................   57
 Support of Bank Subsidiaries.............................................   58
 Borrowings by Holding Companies..........................................   58
 FDICIA...................................................................   58
 Potential Enforcement Actions............................................   60
DESCRIPTION OF CORESTATES CAPITAL STOCK...................................   60
 CoreStates Capital Stock.................................................   60
 CoreStates Common Shares.................................................   61
 CoreStates Series Preferred Stock........................................   61
COMPARISON OF SHAREHOLDER RIGHTS..........................................   63
 General..................................................................   63
 Authorized Capital.......................................................   63
 Amendment of Articles of Incorporation or Bylaws.........................   64
 Size and Classification of Board of Directors............................   64
 Limitation of Liability and Indemnification..............................   65
 Shareholder Meetings.....................................................   66
 Merger or Other Fundamental Transactions.................................   67
 State Anti-Takeover Statutes.............................................   69
 Stockholder Protection Rights Plan.......................................   70
 Preferred Stock..........................................................   71
EXPERTS...................................................................   71
 CoreStates...............................................................   71
 Independence.............................................................   72
 Germantown...............................................................   72
LEGAL MATTERS.............................................................   72
APPENDIX I--Agreement and Plan of Merger
APPENDIX II--Stock Option Agreement
APPENDIX III--Opinion of Alex. Brown & Sons Incorporated

                                    SUMMARY
  The following summary is not intended to be a complete description of all material facts regarding CoreStates, Independence and the matters to be considered at the Special Meeting and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Proxy Statement-Prospectus, the Appendices hereto and the documents referred to herein.

THE PARTIES

  Independence. Independence Bancorp, Inc. ("Independence") is a bank holding company registered under the Bank Holding Act of 1956, as amended (the "1956 Act"), and incorporated under the laws of Pennsylvania with executive offices at One Hillendale Road, Perkasie, Pennsylvania 18944 (telephone number 215-453-
3200). At December 31, 1993, Independence had total consolidated assets, deposits and shareholders' equity of $2.6 billion, $2.2 billion and $222 million, respectively. See "RECENT DEVELOPMENTS--Independence."

  The principal banking subsidiaries of Independence are: Bucks County Bank and Trust Company ("Bucks"), a state chartered bank with executive offices located in Doylestown, Pennsylvania; Cheltenham Bank ("Cheltenham"), a state chartered bank with executive offices located in Rockledge, Pennsylvania; Lehigh Valley Bank ("Lehigh"), a state chartered bank with executive offices located in Bethlehem, Pennsylvania; and Third National Bank and Trust Company of Scranton ("Third"), a national banking association with executive offices located in Scranton, Pennsylvania (collectively, the "Banks"). Through the Banks, Independence operates a network of 54 community banking offices throughout eastern Pennsylvania, offering commercial lending services, personal banking services and trust services.

  CoreStates. CoreStates Financial Corp ("CoreStates") is a bank holding company registered under the 1956 Act, and incorporated under the laws of Pennsylvania with executive offices at Philadelphia National Bank Building, Broad & Chestnut Streets, Philadelphia, Pennsylvania 19107 (telephone number 215-973-3827). At December 31, 1993, CoreStates had total consolidated assets, deposits and shareholders' equity of $25.7 billion, $19.0 billion and $2.0 billion respectively, and, based on December 31, 1993 rankings of bank holding companies, was believed to be the 32nd largest bank holding company in the United States at such date. See "RECENT DEVELOPMENTS--CoreStates."

  The principal banking subsidiaries of CoreStates are: CoreStates Bank, N.A. ("CoreStates Bank"), a national banking association with executive offices located in Philadelphia, Pennsylvania; New Jersey National Bank ("NJNB"), a national banking association with its executive offices located in Pennington, New Jersey; and CoreStates Bank of Delaware N.A. ("CBD"), a national banking association with its sole office located in New Castle County, Delaware (collectively, the "Banking Subsidiaries"). Through the Banking Subsidiaries, CoreStates is engaged in the business of providing wholesale banking services, consumer financial services, including retail banking, trust and investment management services and electronic payment services.

  At December 31, 1993, on a pro forma basis after giving effect to the Merger and the Germantown Proposed Combination (each, as defined below), the percentage of total consolidated assets and shareholders' equity of CoreStates represented by Independence would be 8.7% and 9.4%, respectively. For the year ended December 31, 1993, on a pro forma basis after giving effect to the Merger and the Germantown Proposed Combination, the percentage of net interest income and net income of CoreStates represented by Independence would be 7.7% and 9.9%, respectively.

  CoreStates is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions both on an assisted and unassisted basis. Acquisitions that may be under consideration at any time include, without limitation, acquisitions of banking organizations and thrift or savings-type associations or their assets or liabilities or acquisitions of other financial service companies or their assets or liabilities. See "RECENT DEVELOPMENTS--Germantown."

THE SPECIAL MEETING

  The Special Meeting will be held on   ,   , 1994 at    local time. At the
Special Meeting, holders of Independence Common Shares will be asked to consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of the 19th day of November, 1993 (the "Merger Agreement"), by and between CoreStates and Independence providing for the merger of Independence with and into CoreStates (the "Merger"). Independence shareholders may conduct such other business as may properly come before the Special Meeting, or any postponement or adjournment thereof. As of the date of this Proxy Statement-Prospectus, the management of Independence is aware of no such other business.

TERMS OF THE MERGER AGREEMENT AND THE EXCHANGE RATIO

  Pursuant to the Merger Agreement, Independence will be merged with and into CoreStates, with CoreStates as the surviving entity, and CoreStates will succeed to the business of Independence and will continue operations under the name CoreStates. Upon the Merger becoming effective, each outstanding Independence Common Share will be converted into a number of shares of CoreStates Common Shares (the "Exchange Ratio") determined as follows:

    (i) if the Average Closing Price (as defined in "THE MERGER--Price Based Termination") on the Determination Date (as defined in "THE MERGER--Price Based Termination") is less than or equal to $27.00 per share, the Exchange Ratio will be 1.50;

    (ii) if the Average Closing Price on the Determination Date is greater than or equal to $28.00 per share, the Exchange Ratio will be 1.45; or

    (iii) if the Average Closing Price on the Determination Date is greater than $27.00 but less than $28.00 per share, the Exchange Ratio will be determined by dividing $40.50 by the Average Closing Price.

  See "THE MERGER--General Description; Exchange Ratio."

MANAGEMENT AFTER THE MERGER

  Upon consummation of the Merger, Independence will be merged with and into CoreStates, with CoreStates as the surviving entity. CoreStates' current directors will serve as the directors of the surviving corporation following the Merger and, pursuant to the Merger Agreement, CoreStates will cause one member of the Independence Board of Directors (the "Independence Board") immediately prior to the Merger, who is nominated by Independence and approved by CoreStates, to be elected or appointed as a CoreStates director subsequent to the Merger. The current executive officers of CoreStates will comprise the senior management of CoreStates. See "THE MERGER--Operations and Management after the Merger." All subsidiaries of Independence will become subsidiaries of CoreStates.

  It is planned that after the Merger, each banking subsidiary of Independence will be merged with and into CoreStates Bank, a national banking subsidiary of CoreStates.

  The Merger Agreement provides that, subsequent to the Merger, CoreStates will cause three members of the Independence Board immediately prior to the Merger, who are nominated by Independence and approved by CoreStates, one of whom will be John D. Harding, to be elected or appointed as directors of CoreStates Bank. See "THE MERGER--Interests of Certain Persons in the Merger."

RECOMMENDATION OF BOARD OF DIRECTORS; REASONS FOR THE MERGER

  THE INDEPENDENCE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT HOLDERS OF INDEPENDENCE COMMON SHARES

VOTE FOR APPROVAL OF THE MERGER AGREEMENT. The Independence Board believes that the Merger will enable holders of Independence Common Shares to realize significant value on a tax-free basis and also will enable shareholders to acquire a more liquid stock in a financially stronger organization. In addition, Independence shareholders will receive a larger dividend, when viewed in light of CoreStates' current dividend amount and the Exchange Ratio. See "THE MERGER--Background of the Merger" and "THE MERGER--Reasons for the Merger" for information about the negotiation of the Merger Agreement. See "THE MERGER--Interests of Certain Persons in the Merger" for interests of certain directors and officers of Independence in the Merger.

OPINION OF FINANCIAL ADVISER

  Alex. Brown & Sons Incorporated ("Alex. Brown") has served as financial adviser to Independence in connection with the Merger and delivered a written opinion to the Independence Board, that, as of November 19, 1993, the consideration to be received by the holders of Independence Common Shares in the Merger was fair to the holders of Independence Common Shares from a financial point of view. Such opinion was updated as of the date of this Proxy Statement-Prospectus. For additional information, see "THE MERGER--Opinion of Financial Adviser." The opinion of Alex. Brown dated as of the date of this Proxy Statement-Prospectus is attached as Appendix III to this Proxy Statement-Prospectus. Shareholders are urged to read such opinion in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken in connection therewith.

EFFECTIVE DATE

  The Merger Agreement provides that on the third business day after the expiration of all applicable waiting periods in connection with approvals of governmental authorities and all conditions to the Merger have been satisfied or waived, or on such earlier or later date as may be agreed by Independence and CoreStates, Independence and CoreStates will file Articles of Merger with the Department of State of the Commonwealth of Pennsylvania. The Merger will become effective upon such filing or on such date (which may not be later than such third business day) as may be specified in such Articles of Merger (the "Effective Date"). Although it is the intention of CoreStates and Independence to consummate the Merger as soon as practicable after shareholder approval and after all other conditions have been met or waived, the nature of such other conditions makes it impractical to fix the Effective Date at present. See "THE MERGER--Effective Date; Effective Time; Amendments; Waiver; Termination."

TERMINATION OF THE MERGER AGREEMENT

  The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, either before or after its approval by the shareholders of Independence, by (i) mutual consent of CoreStates and Independence; (ii) either CoreStates or Independence if the shareholders of Independence fail to approve the Merger Agreement or if there is a material breach by the other party of any representation, warranty, covenant or agreement in the Merger Agreement which has not been cured or is not curable within sixty days after written notice of such breach is given to the party causing such breach; (iii) either CoreStates or Independence if the Merger has not been consummated by October 31, 1994 (subject to extension in certain circumstances); or (iv) either CoreStates or Independence if governmental approvals required to permit consummation of the Merger are denied or if an order or decree is issued by a governmental authority of competent jurisdiction permanently restraining or prohibiting consummation of the transactions contemplated by the Merger.

  The Merger Agreement also contains a provision that permits Independence to terminate the Merger Agreement at any time during the ten-day period commencing with the fifteenth day after the receipt of the required approval of the Merger by the Board of Governors of the Federal Reserve System ("FRB") (the

"Determination Date") by a majority vote of the members of the Independence Board, if either of the following conditions occurs: (X) (i) the average closing price per share of CoreStates Common Shares over such twenty-day pricing period prior to the Determination Date is less than $24.30; and (ii) the decline in the price of CoreStates Common Shares exceeds by more than 10% the decline over such time period in an index composed of a group of common stocks of other bank holding companies; or (Y) the average closing price per share of CoreStates Common Shares over such twenty-day pricing period is less than $22.95; provided, however, that in the case of (X) or (Y) CoreStates can elect to increase the Exchange Ratio as set forth in the Merger Agreement. See "THE MERGER--Effective Date; Effective Time; Amendments; Waiver; Termination" and "THE MERGER--Price Based Termination."

TAX CONSEQUENCES

  It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, for federal income tax purposes: (i) no gain or loss will be recognized by either CoreStates or Independence as a result of the Merger and (ii) no gain or loss will be recognized by holders of Independence Common Shares upon the receipt of CoreStates Common Shares in exchange for Independence Common Shares in the Merger, except to the extent of cash received in lieu of fractional shares. Consummation of the Merger is conditioned upon receipt by each of CoreStates and Independence of an opinion of Sullivan & Cromwell, dated the Effective Date, substantially to the foregoing effect. The tax consequences of the proposed transaction to shareholders of Independence are summarized under "THE MERGER--Certain Federal Income Tax Considerations."

VOTE REQUIRED; RECORD DATE; PRINCIPAL SHAREHOLDERS

  Approval of the Merger requires the affirmative vote of at least a majority of the outstanding Independence Common Shares. It is not necessary for the shareholders of CoreStates to approve the Merger. The Independence Board has
set     , 1994 as the record date (the "Record Date") for determining the shareholders entitled to notice of and to vote at the Special Meeting. On the
Record Date, there were      Independence Common Shares outstanding.

  As of the Record Date, Independence's directors and executive officers and
their affiliates beneficially owned     Independence Common Shares,
representing % of the outstanding Independence Common Shares. As of the Record Date, subsidiaries of Independence held of record or in the name of nominees
    Independence Common Shares in a fiduciary capacity, representing  % of the
outstanding Independence Common Shares, as to    of which shares they had sole
or shared voting authority. As of the Record Date, CoreStates and CoreStates' directors, executive officers and their affiliates beneficially owned Independence Common Shares, representing % of the outstanding Independence Common Shares. As of the Record Date, subsidiaries of CoreStates held of record
or in the name of nominees     Independence Common Shares in a fiduciary
capacity, representing  % of the outstanding Independence Common Shares, as to of which shares they had sole or shared voting authority. For additional information concerning voting by shareholders of Independence on the proposed Merger, see "THE MERGER--General Description; Exchange Ratio."

DISSENTERS' RIGHTS

  Holders of Independence Common Shares are not entitled to dissenters' rights in connection with the Merger. See "THE MERGER--No Dissenters' Rights of Appraisal."

REGULATORY APPROVALS

  In order for the proposed transaction to be completed, approval of CoreStates' acquisition of Independence must be obtained from the FRB, the Pennsylvania Department of Banking and the Arizona

Department of Insurance. The management of CoreStates has no reason to believe that the required governmental approvals will not be obtained.

CONDITIONS

  Consummation of the Merger is subject to satisfaction or waiver of various conditions, including compliance by Independence and CoreStates with various covenants, the continuing accuracy of representations and warranties, the absence of any material adverse change in the financial condition or business of Independence and CoreStates and other matters.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of Independence's management and the Independence Board may be deemed to have interests in the Merger in addition to their interests as shareholders of Independence generally. These include, among other things, provisions in the Merger Agreement relating to indemnification and agreements made for the benefit of directors of Independence. The Merger Agreement provides that, subsequent to the Merger, CoreStates will cause (i) one member of the Independence Board immediately prior to the Merger, who is nominated by Independence and approved by CoreStates, to be elected or appointed as a CoreStates director and (ii) three members of the Independence Board immediately prior to the Merger, who are nominated by Independence and approved by CoreStates, one of whom will be John D. Harding, to be elected or appointed as directors of CoreStates Bank.

  Pursuant to the Merger Agreement, CoreStates has agreed to assume Independence's obligations under employment agreements with certain executive officers of Independence. The following table sets forth certain benefits that the five most highly compensated executive officers of Independence, and the remaining executive officers as a group, may receive as a result of the Merger. The "Total" column is the total severance payment obligation being assumed by CoreStates (assuming a June 30, 1994 Effective Date) pursuant to severance agreements based upon the named executive officer's annual base salary in effect on the date of this Proxy Statement-Prospectus and, in the case of Messrs. Harding and Rinnander, the amount of their incentive compensation for 1993:

                                                            EXECUTIVE
                                                             OFFICER
                               NAME*                          SINCE    TOTAL
                               -----                        --------- --------
        John D. Harding....................................   1986    $864,848
        Monroe W. Long.....................................   1983           0
        George A. Pann.....................................   1987     228,603
        Philip H. Rinnander................................   1988     615,460
        T. Alexander Spratt................................   1992     600,000
        Nine Remaining Executive Officers as a Group.......    --      333,147

- --------
* Table does not include the remaining severance payment of $170,280 to an individual who is not an "executive officer" of Independence.

  Severance payments will be paid only if required pursuant to the terms of the related employment agreements. See "THE MERGER--Interests of Certain Persons in the Merger."

ACCOUNTING TREATMENT

  It is intended that the Merger will be accounted for as a "pooling of interests" under generally accepted accounting principles. Consummation of the Merger is conditioned upon receipt by Independence and

CoreStates of a letter from CoreStates' independent public accountants that the Merger may be accounted for in such a manner. See "THE MERGER--Accounting Treatment."

STOCK OPTION AGREEMENT

  At the insistence of CoreStates and as a condition to CoreStates entering into the Merger Agreement and in consideration therefor, CoreStates and Independence entered into a Stock Option Agreement, dated November 19, 1993 (the "Stock Option Agreement"), pursuant to which CoreStates has an option (the "Option"), upon the occurrence of certain events (none of which has yet occurred to the best of CoreStates' and Independence's knowledge), to purchase up to 1,130,000 Independence Common Shares (representing approximately 9.8% of the outstanding Independence Common Shares) at a price of $33.50 per share, subject to termination within certain periods. The Stock Option Agreement may discourage competing offers to the Merger and is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement.

  In the event that Independence's shareholders fail to approve the Merger Agreement, either CoreStates or Independence may terminate the Merger Agreement in accordance with its terms. See "THE MERGER--Effective Date; Effective Time; Amendments; Waiver; Termination." If no Initial Triggering Event and Subsequent Triggering Event (each, as defined in the Stock Option Agreement) has occurred prior to such termination or an Exercise Termination Event (as defined in the Stock Option Agreement), the Stock Option Agreement will automatically terminate at such time. If an Initial Triggering Event and Subsequent Triggering Event occur prior to such termination, then CoreStates will be entitled to exercise the Option in accordance with its terms.

  A copy of the Stock Option Agreement is attached to this Proxy Statement-Prospectus as Appendix II. See "THE MERGER--Stock Option Agreement."

CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS

  On the Effective Date, shareholders of Independence automatically will become shareholders of CoreStates. The rights of shareholders of CoreStates are determined by the Pennsylvania Business Corporation Law and by CoreStates' articles of incorporation and by-laws. The rights of shareholders of CoreStates differ from the rights of shareholders of Independence with respect to certain matters. For a summary of these differences, see "COMPARISON OF SHAREHOLDER RIGHTS."

GERMANTOWN PROPOSED COMBINATION

  On March 7, 1994, CoreStates and Germantown Savings Bank ("Germantown") entered into a definitive agreement pursuant to which CoreStates expects to acquire Germantown for a combination of cash and CoreStates Common Shares (the "Germantown Proposed Combination"). Germantown is a 140-year-old institution serving five southeastern Pennsylvania counties through 32 community banking offices. At December 31, 1993, Germantown had total consolidated assets, deposits and shareholders' equity of $1.6 billion, $1.5 billion and $142 million, respectively.

  Under the terms of the agreement, each of Germantown's 4,189,334 shares of common stock, par value $0.10 per share ("Germantown Common Shares"), will be exchanged for cash, CoreStates Common Shares or a combination of cash and CoreStates Common Shares valued at $62.00.

  The pro forma financial information included in this Proxy Statement-Prospectus has been presented to give effect to the Germantown Proposed Combination, unless otherwise indicated. The Germantown Proposed Combination is expected to be accounted for as a purchase. See "RECENT DEVELOPMENTS-- Germantown."

                         SELECTED FINANCIAL INFORMATION
                                  (UNAUDITED)

  The tables on pages 12 and 13 set forth selected historical financial information for CoreStates and Independence for each of the five years in the period ended December 31, 1993. Such information has been derived from and should be read in conjunction with the consolidated financial statements of CoreStates and Independence, including the respective notes thereto and management's discussions and analyses of financial conditions and results of operations contained therein, which are incorporated by reference in this Proxy Statement-Prospectus. The selected historical financial information for CoreStates reflects the restatement for the March 16, 1994 acquisition of Constellation Bancorp ("Constellation") under the pooling of interests method of accounting.

  The table on page 14 sets forth selected unaudited pro forma combined financial information giving effect to the Merger under the pooling of interests method of accounting. For a description of the pooling of interests accounting method with respect to the Merger, see "THE MERGER--Accounting Treatment." The selected unaudited pro forma combined financial information for 1993 also gives effect to the Germantown Proposed Combination. The Germantown Proposed Combination is expected to be accounted for under the purchase method of accounting. This information is derived from the unaudited pro forma condensed combined financial statements appearing elsewhere herein and should be read in conjunction with those statements. See "PRO FORMA FINANCIAL INFORMATION." The unaudited pro forma financial information is prepared based on an Exchange Ratio in the Merger of 1.50 CoreStates Common Shares for each Independence Common Share. In addition, the unaudited pro forma financial information for 1993 assumes that 5.391 million CoreStates Common Shares will be issued in the Germantown Proposed Combination. The pro forma condensed combined financial statements do not purport to be indicative of the combined financial position or results of operations of future periods or indicative of the results that actually would have been realized had the entities been a single entity during these periods.

     SELECTED HISTORICAL FINANCIAL INFORMATION OF CORESTATES FINANCIAL CORP
                                  (UNAUDITED)

                                         YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------------
                             1993        1992        1991        1990        1989
                          ----------  ----------  ----------  ----------  ----------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED SUMMARY OF
 INCOME:
 Interest income........  $1,664,769  $1,762,751  $2,254,473  $2,549,267  $2,608,651
 Interest expense.......     446,115     619,401   1,086,605   1,382,363   1,477,368
 Net interest income....   1,218,654   1,143,350   1,167,868   1,166,904   1,131,283
 Provision for losses on
  loans(1)..............     230,000     129,300     272,596     424,644     322,166
 Securities gains (loss-
  es)...................      15,748      15,085     (14,175)      2,208         161
 Income before
  cumulative effect of a
  change in accounting
  principle.............     211,750     261,022     162,626      88,631     142,892
 Cumulative effect of a
  change in accounting
  principle(2)(10)......     (13,010)    (84,946)        --          --          --
 Net income(3)..........     198,740     176,076     162,626      88,631     142,892
 Dividends on preferred
  stock(4)..............         --          --          --        1,662      20,973
 Net income attributable
  to common shares......     198,740     176,076     162,626      86,969     121,919
PER COMMON SHARE(5):
 Income before
  cumulative effect of a
  change in accounting
  principle(2)(10)......        1.65        2.19        1.39        0.74        1.03
 Net income(3)..........        1.55        1.48        1.39        0.74        1.03
 Cash dividends de-
  clared(6).............        1.14        1.02        0.97        0.96        0.87
 Book value.............       15.79       14.76       14.65       13.99       14.41
                                                 ($ IN MILLIONS)
CONSOLIDATED BALANCE
 SHEET
 (AVERAGE BALANCES):
 Total assets...........  $   25,171  $   24,931  $   26,036  $   26,686  $   26,660
 Loans..................      17,315      17,152      18,869      20,088      19,063
 Allowance for possible
  loan losses...........         422         433         486         335         382
 Deposits...............      18,550      19,073      19,414      18,732      18,857
 Long-term debt.........       1,333       1,227       1,094         754         741
 Common shareholders'
  equity(8).............       1,987       1,742       1,668       1,770       1,764
 Total shareholders' eq-
  uity(4)...............       1,987       1,742       1,668       1,787       1,864
AVERAGE COMMON SHARES
 OUTSTANDING (5)(8) (in
 thousands).............     128,570     119,350     117,016     117,293     118,128
PERIOD-END COMMON SHARES
 OUTSTANDING(5)(8) (in
 thousands).............     128,784     128,055     117,577     116,695     117,814
SELECTED RATIOS:
 Return on average total
  assets(7).............        0.84%       1.05%       0.62%       0.33%       0.46%
 Return on average com-
  mon shareholders' eq-
  uity(7)...............       10.66       14.98        9.75        4.91        6.91
 Return on average total
  shareholders'
  equity(7).............       10.66       14.98        9.75        4.96        7.66
 Average shareholders'
  equity to average
  assets................        7.89         6.8        6.28        6.66        6.99
 Allowance for possible
  loan losses to loans
  (period-end)..........        2.98        2.37        2.52        2.46        2.69
 Non-performing assets
  to total loans plus
  other real estate
  owned (period-end)....        2.06        3.55        4.24        3.21        2.04

      See footnotes to selected financial information on pages 15 and 16.

    SELECTED HISTORICAL FINANCIAL INFORMATION OF INDEPENDENCE BANCORP, INC.
                                  (UNAUDITED)

                                    YEAR ENDED DECEMBER 31,
                          ------------------------------------------------
                            1993      1992      1991      1990      1989
                          --------  --------  --------  --------  --------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED SUMMARY OF
 INCOME:
 Interest income......... $177,285  $199,128  $230,817  $249,874  $261,965
 Interest expense........   70,668    90,000   125,775   150,372   163,871
 Net interest income.....  106,617   109,128   105,042    99,502    98,094
 Provision for losses on
  loans..................   11,201    30,950    18,665    13,216     5,015
 Securities gains (loss-
  es)....................      362    (1,280)      307       204    (8,904)
 Income before cumulative
  effect of a change in
  accounting principle...   22,879     7,112    18,956    17,102    16,017
 Cumulative effect of a
  change in accounting
  principle(3)...........      --      4,378       --        --        --
 Net income(3)...........   22,879    11,490    18,956    17,102    16,017
PER COMMON SHARE:
 Income before cumulative
  effect of a change in
  accounting principle(3).    1.98      0.63      1.72      1.55      1.48
 Net income(3)...........     1.98      1.02      1.72      1.55      1.48
 Cash dividends declared
  .......................     1.16      1.16      1.16      1.16      1.16
 Book value..............    19.26     18.43     18.43     17.88     17.54
                                            ($ IN MILLIONS)
CONSOLIDATED BALANCE
 SHEET
 (AVERAGE BALANCES):
 Total assets............ $  2,617  $  2,626  $  2,611  $  2,630  $  2,720
 Loans...................    1,676     1,665     1,654     1,662     1,682
 Allowance for possible
  loan losses............       36        30        26        23        23
 Deposits................    2,157     2,194     2,204     2,182     2,224
 Long-term debt..........      123        85        74        71        57
 Common shareholders' eq-
  uity...................      215       213       197       195       185
 Total shareholders' eq-
  uity...................      215       213       197       195       185
AVERAGE COMMON SHARES
 OUTSTANDING (in thou-
 sands)..................   11,438    11,173    11,012    11,019    10,821
PERIOD-END COMMON SHARES
 OUTSTANDING (in thou-
 sands)..................   11,522    11,291    11,061    10,950    11,015
SELECTED RATIOS:
 Return on average total
  assets(7)..............     0.87%     0.27%     0.73%     0.65%     0.59%
 Return on average common
  shareholders'
  equity(7)..............    10.66      3.35      9.60      8.75      8.64
 Return on average total
  shareholders' equi-
  ty(7)..................    10.66      3.35      9.60      8.75      8.64
 Average shareholders'
  equity to average as-
  sets...................     8.20      8.09      7.56      7.43      6.81
 Allowance for possible
  loan losses to loans
  (period-end)...........     1.96      2.09      1.63      1.42      1.35
 Non-performing assets to
  total loans plus other
  real estate owned
  (period-end)...........     2.23      3.21      2.65      1.55      0.72


      See footnotes to selected financial information on pages 15 and 16.

 SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION ALL TRANSACTIONS (UNAUDITED)

                                         YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------------
                             1993        1992        1991        1990        1989
                          ----------  ----------  ----------  ----------  ----------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED SUMMARY OF
 INCOME:
 Interest income........  $1,949,451  $1,961,838  $2,485,277  $2,799,141  $2,870,616
 Interest expense.......     566,674     709,360   1,212,367   1,532,735   1,641,239
 Net interest income....   1,382,777   1,252,478   1,272,910   1,266,406   1,229,377
 Provision for losses on
  loans(1)..............     243,101     160,250     291,261     437,860     327,181
 Securities gains (loss-
  es)...................      17,289      13,805     (13,868)      2,412      (8,743)
 Income before
  cumulative effect of a
  change in accounting
  principle.............     242,955     268,134     180,317     105,200     158,296
 Cumulative effect of a
  change in accounting
  principle(2)(10)......     (13,010)    (84,946)        --          --          --
 Net income(3)..........     229,945     183,188     180,317     105,200     158,296
 Dividends on preferred
  stock(4)..............         --          --          --        1,662      20,973
 Net income attributable
  to common shares......     229,945     183,188     180,317     103,538     137,323
PER COMMON SHARE(5):
 Income before
  cumulative effect of a
  change in accounting
  principle(2)(10)......        1.61        1.97        1.35        0.77        1.02
 Net income(3)..........        1.52        1.35        1.35        0.77        1.02
 Cash dividends de-
  clared(6).............        1.14        1.02        0.97        0.96        0.87
 Book value.............       15.56       14.48       14.40       13.77       14.12
                                                 ($ IN MILLIONS)
CONSOLIDATED BALANCE
 SHEET
 (AVERAGE BALANCES):
 Total assets...........  $   29,393  $   27,558  $   28,647  $   29,316  $   29,380
 Loans..................      20,042      18,817      20,523      21,750      20,745
 Allowance for possible
  loan losses...........         479         463         512         358         405
 Deposits...............      22,160      21,267      21,618      21,094      21,081
 Long-term debt.........       1,456       1,312       1,168         825         798
 Common shareholders'
  equity(8)(9)..........       2,332       1,955       1,865       1,965       1,950
 Total shareholders' eq-
  uity(4)...............       2,202       1,955       1,865       1,982       2,050
AVERAGE COMMON SHARES
 OUTSTANDING(5)(8) (in
 thousands).............     151,032     135,813     133,534     133,822     134,359
PERIOD-END COMMON SHARES
 OUTSTANDING(5)(8) (in
 thousands).............     150,778     144,694     134,169     133,120     134,336
SELECTED RATIOS:
 Return on average total
  assets(7).............        0.85%       0.97%       0.63%       0.35%       0.47%
 Return on average
  common shareholders'
  equity(7).............       10.42       13.72        9.67        5.27        7.04
 Return on average total
  shareholders'
  equity(7).............       11.03       13.72        9.67        5.31        7.72
 Average shareholders'
  equity to average
  assets................        7.49        7.09        6.51        6.76        6.98
 Allowance for possible
  loan losses to loans
  (period-end)..........        2.97        2.34        2.44        2.38        2.58
 Non-performing assets
  to total loans plus
  other real estate
  owned (period-end)....        1.95        3.52        4.11        3.08        1.93


      See footnotes to selected financial information on pages 15 and 16.

                  FOOTNOTES TO SELECTED FINANCIAL INFORMATION
                                  (UNAUDITED)

(1) Included in the provision for losses on loans were additions to the allowance for possible losses on loans to less developed countries ("LDC") of $195 million for 1989. The provision for losses on loans in 1990 included a $220 million provision in the fourth quarter of that year made in response to declining real estate values and deteriorating economic conditions. The provision for loan losses in 1993 included $120 million recorded in connection with a change in strategic direction concerning the workout of Constellation's problem assets and to conform Constellation's loan, accrual and reserves policies to those of CoreStates.

(2) Effective January 1, 1992, CoreStates adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("FAS 106"). FAS 106 requires that employers accrue the costs associated with providing postretirement benefits during the active service periods of employees, rather than the previously accepted accounting practice of recognizing these costs on a pay-as-you-go basis. As permitted under FAS 106, CoreStates elected to recognize immediately a one-time, non-cash charge equal to the January 1, 1992 transitional liability of $128.7 million, $84.9 million after-tax, as the cumulative effect of a change in accounting principle.

  The impact of FAS 106 on Independence is immaterial.

  Germantown adopted FAS 106 effective January 1, 1992 and elected to recognize immediately a one-time, non-cash charge equal to its January 1, 1992 transitional liability of $3.7 million, $2.4 million after-tax, as the cumulative effect of a change in accounting principle.

(3) In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"), which superseded FAS 96. Although FAS 109 was not required to be adopted until the first quarter of 1993, in the first quarter of 1992 CoreStates retroactively adopted FAS 109 as of January 1, 1987.

  Independence prospectively adopted FAS 109 on January 1, 1992, recognizing a cumulative benefit of $4.4 million as the cumulative effect of a change in accounting principle. However, the pro forma financial information is prepared as if Independence retroactively adopted FAS 109 as of January 1, 1987. The impact of retroactively applying FAS 109 to Independence has the following effects on pro forma net income and period-end common shareholders' equity (in thousands, except per share):

                                     INCREASE (DECREASE)         CUMULATIVE
                                        IN NET INCOME       INCREASE (DECREASE)
                                     ---------------------       IN COMMON
                                       AMOUNT    PER SHARE  SHAREHOLDERS' EQUITY
                                     ----------  ---------  --------------------
   Year ended:
     December 31, 1993..............         --         --           --
     December 31, 1992..............    $(4,378)    $(0.03)          --
     December 31, 1991..............     (1,265)     (0.01)        $4,378
     December 31, 1990..............       (533)        *           5,643
     December 31, 1989..............       (613)        *           6,176

  --------
  * Decrease less than $.01 per share.

(4) During the third quarter of 1989, First Pennsylvania Corporation ("FPC"), acquired by CoreStates on March 5, 1990, paid to Marine Midland Banks, Inc. ("Marine Midland"), the sole holder of FPC's Series D Preferred Stock, a $12.7 million special dividend. This special dividend was paid in connection with the termination of a previous merger agreement with Marine Midland. On March 5, 1990, all outstanding Series D Preferred Shares were redeemed at their $100 per share stated value plus accrued regular dividends.

 (5) Restated to reflect the impact of CoreStates' 100% stock dividend declared on August 17, 1993 and paid on October 15, 1993 to shareholders of record on September 15, 1993 (the "Stock Dividend"). CoreStates, Independence, and pro forma earnings per common share for the five years ended December 31, 1993, were based on weighted average common shares outstanding as dilution from potentially dilutive common stock equivalents was less than 3% for each period.

 (6) Cash dividends declared per share for the respective periods prior to CoreStates' acquisition of FPC, First Peoples Corporation (on September 3,
     1992), Constellation (on March 16, 1994), Independence and Germantown assume that CoreStates would have declared cash dividends per share equal to the cash dividends per share actually declared by CoreStates.

 (7) Return on average total assets and return on average common shareholders' equity are calculated on income from continuing operations, net of income taxes, after total preferred dividends. Return on average total shareholders' equity is calculated on income from continuing operations, net of income taxes.

 (8) On December 18, 1992, Constellation completed the sale of 13.3 million Constellation Common Shares (5.5 million CoreStates Common Shares) in a rights offering to existing shareholders and the sale of 5.5 million additional Constellation Common Shares (2.3 million CoreStates Common Shares) to various standby purchasers for an aggregate net increase in shareholders' equity of $67.5 million.

 (9) While Independence has utilized a long term workout strategy for all of its assets in the belief that value could be maximized over time, CoreStates' strategy is to seek to dispose of certain assets via bulk sale, individual credit direct negotiation or foreclosure in an accelerated manner. It is CoreStates' philosophy that this change maximizes the total value of the Merger and allows the ongoing institution to concentrate upon new franchise initiatives and revenue generation. In CoreStates' experience, a strategy that involves the accelerated resolution of problem assets has been more economical than a long-term work out approach. It has been CoreStates' experience that the costs of working out assets as well as other carrying costs typically outweigh any improvement in an asset's realized value. Furthermore, resources and management time and attention are diverted from building the business and creating long-term franchise value. CoreStates currently estimates that in connection with the change in strategic direction and to conform Independence's loan, accrual and reserve policies to those of CoreStates, it will take an addition to the allowance for possible loan losses of approximately $25.0 million and an addition to the reserve against other real estate owned ("OREO") of approximately $5.0 million. Accordingly, pro forma shareholders' equity at December 31, 1993 has been reduced by $35.2 million, the combined after-tax effect of additions to Independence's allowance for possible loan losses and reserve against OREO of $25.0 million and $5.0 million, respectively, for CoreStates' planned strategic initiatives regarding Independence's problem assets, and charges of approximately $24.2 million, which include expenses directly related to the Merger. CoreStates currently estimates that the assets related to the $30.0 million in estimated aggregate provisions will be disposed of within eighteen months of the Effective Date. The carrying value of these assets is approximately $120 million and the estimated provisions represent 25% of this amount.

(10) Effective January 1, 1993, CoreStates adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("FAS 112"). FAS 112 established the accounting requirements for benefits provided to former or inactive employees after employment but before retirement. FAS 112 requires that employers accrue the costs associated with providing benefits, such as salary and benefit continuation under disability plans, when payment of the benefits is probable and the amount of the obligation can be reasonably estimated. CoreStates recognized the January 1, 1993 FAS 112 transitional liability of $20.0 million, $13.0 million after-tax or $0.10 per share, as the cumulative effect of a change in accounting principle.

     The impact of FAS 112 on Independence and Germantown is immaterial.

                     COMPARATIVE PER SHARE DATA (UNAUDITED)

  The following table presents book value per common share, cash dividends declared per share and net income per share: (i) on a historical basis for CoreStates and Independence; (ii) on a pro forma basis for CoreStates, giving effect to the Merger, assuming the Merger had been effective for all periods presented; (iii) on a pro forma basis for CoreStates assuming the Merger and the Germantown Proposed Combination had been effective on January 1, 1993; and
(iv) on a pro forma equivalent basis per common share for Independence, assuming that the Merger had been effective for all periods presented and the Germantown Proposed Combination had been effective on January 1, 1993. Pro forma per share amounts are based on an exchange ratio of 1.50 CoreStates Common Shares for each Independence Common Share and the issuance of 5.391 million CoreStates Common Shares in the Germantown Proposed Combination.

                          DECEMBER 31,
                              1993
                          ------------
PER COMMON SHARE
BOOK VALUE:
CoreStates(1):
 Historical book value
  per share..............    $15.79
 CoreStates &
  Independence pro forma
  book value per share...     15.16
 All transactions pro
  forma book value per
  share..................     15.56
Independence:
 Historical book value
  per share..............     19.26
 Pro forma equivalent
  book value per
  share(1)(2)............     23.34

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1993    1992    1991
                                                        ------- ------- -------
CASH DIVIDENDS DECLARED:
CoreStates(1):
 Historical cash dividends per share(3)................   $1.14   $1.02   $0.97
 CoreStates & Independence pro forma cash dividends per
  share(4).............................................    1.14    1.02    0.97
 All transactions pro forma cash dividends per
  share(4).............................................    1.14
Independence:
 Historical cash dividends per share...................    1.16    1.16    1.16
 Pro forma equivalent cash dividends per share(1)(2)...    1.71    1.53    1.46
NET INCOME:
CoreStates(1):
 Historical earnings per share(5)......................    1.65    2.19    1.39
 CoreStates & Independence pro forma earnings per
  share................................................    1.61    1.97    1.35
 All transactions pro forma net income per share.......    1.61
Independence:
 Historical earnings per share.........................    1.98    0.63    1.72
 Pro forma equivalent earnings per share(1)(2).........    2.42    2.96    2.03

- --------
(1) Restated to reflect the impact of the Stock Dividend.
(2) Independence pro forma equivalent per share data is computed by multiplying CoreStates' pro forma per share data (giving effect to both the Merger and the Germantown Proposed Combination) by the 1.50 Exchange Ratio.
(3) On August 17, 1993, CoreStates increased the quarterly dividend rate on CoreStates Common Shares from 54 cents per share to 60 cents per share before the Stock Dividend. Adjusted to reflect the impact of the Stock Dividend, the current quarterly dividend rate is 30 cents per CoreStates Common Share.
(4) Pro forma amounts assume that CoreStates would have declared cash dividends per share equal to its historical cash dividend per share declared.
(5) Based on income before cumulative effect of changes in accounting principle.

                           MARKET VALUE OF SECURITIES

  CoreStates Common Shares are traded on the NYSE under the symbol "CFL." Until December 28, 1993, CoreStates Common Shares were traded in the over-the-counter market and the price quotations were reported on the NASDAQ National Market System. Independence Common Shares are traded in the over-the-counter market and price quotations are reported on the NASDAQ National Market System under the symbol "INBC." The table below sets forth, for the periods indicated, the high and low sales prices for CoreStates Common Shares as reported on the NYSE Composite Transactions reporting system or as quoted on the NASDAQ National Market System, as applicable, and the cash dividends declared per share, and the high and low sales prices for Independence Common Shares as quoted by the NASDAQ National Market System and the cash dividends declared per share.

                                     CORESTATES             INDEPENDENCE
                                  ----------------------- -----------------------
                                                 DIVIDEND                DIVIDEND
                                  HIGH    LOW    DECLARED HIGH    LOW    DECLARED
                                  ----    ---    -------- ----    ---    --------
Year ended December 31, 1992:
  First Quarter.................. 25 1/8  21 7/8  $0.25   23      18 1/2  $0.29
  Second Quarter................. 27      21       0.25   24 1/2  21 1/2   0.29
  Third Quarter.................. 26 1/4  23 5/8   0.25   24 1/2  21 1/4   0.29
  Fourth Quarter................. 28 7/8  24 1/8   0.27   28 1/2  22 1/2   0.29
Year ended December 31, 1993:
  First Quarter.................. 29 3/4  26 3/8   0.27   29 1/4  25       0.29
  Second Quarter................. 30 1/8  25 1/8   0.27   28 1/2  24       0.29
  Third Quarter.................. 29 3/4  26 3/4   0.30   32 1/4  24       0.29
  Fourth Quarter................. 29 3/4  25 1/8   0.30   37 5/8  25 1/8   0.29
Year ended December 31, 1994:
  First Quarter.................. 27 1/8  24 1/2   0.30   38 1/4  34 1/4   0.29
  Second Quarter (through May  ,
   1994).........................                  0.30                    0.29

  The last sale price of CoreStates Common Shares and Independence Common Shares as quoted on the NASDAQ National Market System as reported by the consolidated trading system on November 18, 1993, the last trading day preceding public announcement of the execution of the Merger Agreement, and the last sale price of CoreStates Common Shares as reported on the NYSE and the last sale price of Independence Common Shares as quoted on the NASDAQ National Market System as reported by the consolidated trading system on May , 1994, a day shortly prior to the mailing of this Proxy Statement-Prospectus is set forth below. The equivalent Independence Common Share market values of a CoreStates Common Share are based on Exchange Ratios of 1.50 and , for November 18, 1993 and May , 1994, respectively.

                                              CORESTATES       INDEPENDENCE
                                             COMMON SHARES     COMMON SHARES
                                             ------------- ---------------------
                                              HISTORICAL   HISTORICAL EQUIVALENT
                                             ------------- ---------- ----------
November 18, 1993...........................      $27         $33 1/2   $40.50
May  , 1994.................................

  Shareholders are advised to obtain current market quotations for CoreStates Common Shares and Independence Common Shares. Since the Exchange Ratio will be fixed prior to the Effective Date, Independence shareholders are not assured of receiving a specific market value of CoreStates Common Shares at the Effective Date. The market price of Independence Common Shares at the Effective Date may be higher or lower than the market price at the time the Merger Agreement was executed, at the date of mailing this Proxy Statement-Prospectus or at the time of the Special Meeting.

                              RECENT DEVELOPMENTS

CORESTATES

  CoreStates recorded net income of $91.9 million, or $0.72 per share in the first quarter of 1994, up from $75.1 million, or $0.58 per share (before the cumulative effect of a change in accounting principle) in the first quarter of 1993. The 24.1% increase in first quarter net income per share was principally attributable to: a $16.2 million increase in non-interest income; a $2.5 million reduction in the provision for losses on loans, mostly due to an improving outlook for credit quality and a $6.4 million improvement in net interest income due to the increased loan demand and reduced non-performing loans. The provision for losses on loans in the first quarter of 1994 was $25.0 million, compared to $27.5 million in the prior year first quarter. The amounts for 1993 have been restated for the acquisition of Constellation Bancorp ("Constellation") on March 16, 1994.

  Total non-interest income in the first quarter of 1994 before investment securities gains increased 10.2% from the prior year first quarter, principally reflecting continuing increases in revenues from CoreStates' fee-based businesses including a $3.2 million, or 8.0%, increase in service charges on deposit accounts and a $2.7 million, or 17.2%, increase in fees for international services. Also contributing to the first quarter increase was income related to Electronic Payment Services, Inc. ("EPS"). CoreStates' investment in the EPS joint venture was restructured in December 1993. The restructuring adds $3 million to quarterly revenue over ten years, representing recognition of deferred gains from CoreStates' contribution of its former electronic payment services businesses to EPS. Gains on sales of investment securities in the first quarter of 1994 included $5 million from sales of certain investments acquired with Constellation.

  Total non-financial expenses were $273.4 million in the first quarter of 1994, a decrease of $4.9 million, or 1.8%, from the first quarter of 1993, reflecting some cost efficiencies from the Constellation Bancorp acquisition.

  Compared to December 31, 1993, non-performing assets increased 24.6% to $464 million or 2.5% of loans plus OREO and 1.8% of assets at March 31, 1994. This increase reflects recognition of non-performing assets in the Constellation portfolios in accordance with a previously announced change in strategic direction concerning those assets. Net loan charge-offs were $30.2 million in the first quarter of 1994, compared to $20.7 million in the prior year first quarter. The reserve for loan losses as a percentage of non-performing loans was 141.8% at March 31, 1994.

  Consolidated total assets at March 31, 1994 were $25.7 billion, substantially unchanged from 1993 year end. The March 31, 1994 tier 1 risk based capital ratio, total risk based capital ratio and leverage ratio at 8.9%, 13.1% and 7.8%, respectively, were well in excess of regulatory guidelines.

  The following is unaudited consolidated financial information for CoreStates and its subsidiaries for the three-month periods ended March 31, 1994 and 1993.

                                                 THREE MONTHS
                                                ENDED MARCH 31,
                                   -----------------------------------------
                                           1994                 1993
                                   -------------------- --------------------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
   Selected income data:
     Net interest income..........             $301,524             $295,161
     Provision for losses on
      loans.......................               25,000               27,500
     Income before cumulative
      effect of a change in
      accounting principle........               91,912               75,050
     Net income...................               91,912               62,040(a)
   Per share:
     Income before cumulative
      effect of a change in
      accounting principle........                 0.72                 0.58
     Net income...................                 0.72                 0.48(a)

- --------
(a) Reflects the adoption of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("FAS 112"). As required under FAS 112, CoreStates recognized the January 1, 1993 transitional liability of $20.0 million pre-tax, $13.0 million after-tax, as the cumulative effect of a change in accounting principle in the first quarter of 1993.

INDEPENDENCE

  Independence reported operating income of $5.9 million for the three months ended March 31, 1994, a 12.7% increase from operating and net income of $5.2 million a year ago. Operating income per share was $0.50 for the first quarter of 1994, compared with $0.46 in the first quarter of 1993.

  Net income for the first quarter of 1994 was $2.5 million, or $0.21 per share, as Independence recognized a $3.4 million after-tax impairment loss on certain mortgage securities. The loss was the result of a writedown to fair value of these securities, which were deemed to be impaired. This resulted from a recent Financial Accounting Standards Board (FASB) interpretation of a 1993 accounting change, Statement of Financial Accounting Standards (SFAS) No. 115. The interpretation, reached by a consensus of the FASB Emerging Issues Task Force in March, 1994, requires more definitive criteria for recognition of impairment of these type of securities. The writedown had been recognized as a fair value adjustment to equity in 1993.

  Nonperforming assets declined to $36.7 million, or 2.20% of total loans and other real estate owned at March 31, 1994, compared with $52.0 million or 3.12% at March 31, 1993. Net charge-offs were $1.9 million for the first quarter compared with $2.8 million in 1993. The provision for loan losses was $1.9 million in the first quarter of 1994, compared with $3.2 million in the first quarter of 1993.

  At March 31, 1994, Independence's loan loss allowance was $33.0 million or 2.00% of total loans, compared with $35.1 million, or 2.13% at March 31, 1993. Independence's tier 1 risk based capital ratio was 10.70% at March 31, 1994, compared with 9.96% at March 31, 1993. The total capital and tier 1 leverage ratios at March 31, 1994 were 15.22% and 8.38%, respectively, compared to 14.36% and 8.07% at March 31, 1993.

  Tax-equivalent net interest income was unchanged at $27.3 million at March 31, 1994. The net interest margin was 4.67% for the first quarter of 1994 compared with 4.53% for the first quarter of 1993. Total loans were unchanged from the prior year at $1.65 billion, and total deposits were $2.13 billion compared with $2.15 billion at March 31, 1993.

  Non-interest income was unchanged for the first quarter of 1994 at $6.6 million. Non-interest expense increased 0.8% to $22.9 million.

GERMANTOWN

  On March 7, 1994, CoreStates and Germantown Savings Bank ("Germantown") entered into a definitive agreement pursuant to which CoreStates expects to acquire Germantown for a combination of cash and CoreStates Common Shares (the "Germantown Proposed Combination"). Germantown is a 140-year-old institution serving five southeastern Pennsylvania counties through 32 community banking offices. At December 31, 1993, Germantown had total consolidated assets, deposits and shareholders' equity of $1.6 billion, $1.5 billion and $142 million, respectively.

  Under the terms of the agreement, each of Germantown's 4,189,334 shares of common stock, par value $0.10 per share ("Germantown Common Shares"), will be exchanged for cash, CoreStates Common Shares or a combination of cash and CoreStates Common Shares valued at $62.00.

  The pro forma financial information included in this Proxy Statement-Prospectus has been presented to give effect to the Germantown Proposed Combination, unless otherwise indicated. The Germantown Proposed Combination is expected to be accounted for as a purchase.

  Germantown recorded net income of $5.2 million or $1.18 per share in the first quarter of 1994, compared to $4.4 million or $1.01 per share for the same period in 1993.

  The increase in first quarter net income of $845,000 or 19.2% was principally attributed to: an increase of $610,000 in net interest income due to a greater decrease in total interest expense than total interest income; a decrease of $750,000 in the provision for possible loan losses due to recoveries exceeding charge-offs; and a decrease of $249,000 in noninterest expenses. Net security gains amounted to $4,000 in the first quarter of 1994, compared to $317,000 for the same period of 1993. Applicable income taxes were $2.7 million, compared to $2.3 million. The net interest rate margin for each quarter remained unchanged at 3.95%.

  Nonperforming loans and other real estate owned at March 31, 1994 were $3.6 million or 0.22% of total assets, compared to $3.7 million or 0.22% at December 31, 1993. For the first quarter of 1994, charge-offs and recoveries were $142,000 and $506,000, respectively, compared to $286,000 and $356,000, respectively, for the first quarter of 1993. The decrease in charge-offs occurred primarily in1-4 family mortgages and consumer loans. The increase in recoveries occurred primarily in construction loans. At March 31, 1994, the allowance for possible loan losses amounted to $23.5 million or 2.30% of total loans, compared to $23.0 million or 2.20% at year-end 1993.

  Consolidated total assets at March 31, 1994 were $1.62 billion, down from $1.64 billion at year-end 1993. At March 31, 1994, Germantown's leverage capital and total risk-based capital ratios were 8.87% and 18.44% respectively, compared to 8.58% and 17.36%, respectively, at December 31, 1993.

  The following is unaudited consolidated financial information for Germantown and its subsidiaries for the three-month periods ended March 31, 1994 and 1993.

                                                                  THREE MONTHS
                                                                 ENDED MARCH 31,
                                                                 ---------------
                                                                  1994    1993
                                                                 ------- -------
                                                                 (IN THOUSANDS,
                                                                 EXCEPT FOR PER
                                                                 SHARE AMOUNTS)
   Selected Income Data:
     Total interest income...................................... $26,465 $28,761
     Total interest expense.....................................  10,206  13,112
     Net interest income........................................  16,259  15,649
     Net income.................................................   5,247   4,402
   Per share:
     Net income.................................................    1.18    1.01

                   INFORMATION REGARDING THE SPECIAL MEETING

GENERAL

  This Proxy Statement-Prospectus is being furnished to the holders of Independence Common Shares in connection with the solicitation of proxies by the Independence Board of Directors (the "Independence Board") for use at the
Special Meeting of Shareholders to be held on   ,   , 1994, local time, and at
any adjournments or postponements thereof (the "Special Meeting").

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

  At the Special Meeting, shareholders of Independence will be asked to consider and vote upon a proposal unanimously recommended by the Independence Board to approve and adopt the Agreement and Plan of Merger, dated as of the 19th day of November, 1993 (the "Merger Agreement"), by and between Independence and CoreStates. The Merger Agreement provides for the merger of Independence with and into CoreStates, with CoreStates as the surviving corporation (the "Merger"). Shareholders of Independence will receive for each Independence Common Share a number of CoreStates Common Shares (the "Exchange Ratio") determined as follows: (i) if the Average Closing Price (as defined in "THE MERGER-Price Based Termination" below) of CoreStates Common Shares on the Determination Date (as defined in "THE MERGER-Price Based Termination" below) is less than or equal to $27.00 per share, the Exchange Ratio will be 1.50;
(ii) if the Average Closing Price of CoreStates Common Shares on the Determination Date is greater than or equal to $28.00 per share, the Exchange Ratio will be 1.45; or (iii) if the Average Closing Price of CoreStates Common Shares on the Determination Date is greater than $27.00 but less than $28.00 per share, the Exchange Ratio will be determined by dividing $40.50 by the Average Closing Price. See "THE MERGER--General Description; Exchange Ratio."

RECORD DATE; VOTING RIGHTS

  The Independence Board has fixed     , 1994 as the record date for the
determination of Independence shareholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). Accordingly, only holders of record of Independence Common Shares at 11:59 p.m., local time, on such date will be entitled to vote at the Special Meeting. At such time on the Record Date, there were Independence Common Shares outstanding, each of which is entitled to one vote on each matter properly submitted to a vote at the Special Meeting. On the
Record Date, there were approximately   holders of record of Independence
Common Shares. Pursuant to Independence's articles of incorporation, as amended (the "Independence Articles"), the affirmative vote of a majority of the outstanding Independence Common Shares is required to approve the Merger Agreement. Broker non-votes and abstentions will have the same effect as a negative vote with respect to the proposal to approve the Merger Agreement.

  If a quorum is not obtained, or if fewer Independence Common Shares are voted in favor of approval of the Merger than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies which have theretofore effectively been revoked or withdrawn).

  As of the Record Date, Independence's directors and executive officers and
their affiliates beneficially owned     Independence Common Shares,
representing % of the outstanding Independence Common Shares. As of the Record Date, subsidiaries of Independence held of record or in the name of nominees
    Independence Common Shares in a fiduciary capacity, representing  % of the
outstanding Independence Common Shares, as to    of which shares they had sole
or shared voting authority. As of the Record Date, CoreStates and CoreStates' directors, executive officers and their affiliates beneficially owned Independence Common Shares, representing % of the outstanding Independence Common Shares. As of the Record Date, subsidiaries of CoreStates held of record
or in the name of nominees     Independence Common Shares in a fiduciary
capacity, representing   % of the outstanding Independence Common Shares, as to
   of which shares they had sole or shared voting authority.

PROXIES

  All Independence Common Shares entitled to be voted at the Special Meeting that are represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with instructions indicated on such proxies. If no instructions are indicated on properly executed proxies, Independence Common Shares represented by proxies solicited by the Independence Board will be voted "FOR" approval of the Merger Agreement and otherwise in the discretion of proxy holders as to any other matter which may come before the Special Meeting or any adjournment or postponement thereof including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise; provided, however, that no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of any such adjournment or postponement.

  Shareholders of Independence executing and returning a proxy have the power to revoke it at any time before it is voted by delivering a written revocation to the Secretary of Independence. Shareholders of Independence may also revoke a proxy by executing a later dated proxy and returning such later dated proxy to the Secretary of Independence. Attendance at the Special Meeting will not by itself constitute revocation of a proxy. However, a shareholder attending the Special Meeting may revoke a proxy by notifying the Secretary or any Assistant Secretary of Independence in writing prior to the voting of such proxy and may then vote in person if the shareholder desires to do so.

  As of the date of this Proxy Statement-Prospectus, Independence knows of no business which will be presented for consideration at the Special Meeting other than the matters described in this Proxy Statement-

Prospectus. If, however, other matters are duly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

  The cost of soliciting the proxies to which this Proxy Statement-Prospectus relates will be borne by Independence. In addition to the use of the mails, proxies may be solicited by officers and other employees of Independence and its subsidiaries by personal meetings or telephone, for which no additional compensation will be paid. Independence will reimburse brokers or other persons holding shares in their names or in the names of their nominees for out-of-pocket expenses in mailing proxy soliciting materials to beneficial owners of Independence Common Shares. Independence has retained Morrow & Co., Inc., New York, New York to assist in the solicitation of proxies from brokers and nominees for a fee of approximately $7,500 plus expenses.

  HOLDERS OF INDEPENDENCE COMMON SHARES ARE REQUESTED PROMPTLY TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

  HOLDERS OF INDEPENDENCE COMMON SHARES SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

RECOMMENDATION OF THE INDEPENDENCE BOARD

  THE INDEPENDENCE BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF INDEPENDENCE AND ITS SHAREHOLDERS AND, ACCORDINGLY, UNANIMOUSLY RECOMMENDS THAT HOLDERS OF INDEPENDENCE COMMON SHARES VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. SEE "THE MERGER--REASONS FOR MERGER" AND "THE MERGER--OPINION OF FINANCIAL ADVISER."

                                   THE MERGER

  The following information, insofar as it relates to matters contained in the Merger Agreement and the Stock Option Agreement, dated as of November 19, 1993 (the "Stock Option Agreement"), between CoreStates and Independence is qualified in its entirety by reference to the Merger Agreement and the Stock Option Agreement which are incorporated herein by reference and attached hereto as Appendix I and Appendix II, respectively. Independence shareholders are urged to read the Merger Agreement and the Stock Option Agreement carefully.

GENERAL DESCRIPTION; EXCHANGE RATIO

  The terms of the Merger are set forth in the Merger Agreement, which was executed and delivered on November 19, 1993. The Merger Agreement provides that on the date that the Merger becomes effective (the "Effective Date"), Independence shall be merged with and into CoreStates, with CoreStates as the surviving corporation. In the Merger, shareholders of Independence will receive, for each Independence Common Share, the number of shares of CoreStates Common Shares (the "Exchange Ratio") determined as follows:

    (i) if the Average Closing Price (as defined in "Price Based Termination" below) on the Determination Date (as defined in "Price Based Termination" below) is less than or equal to $27.00 per share, the Exchange Ratio will be 1.50;

    (ii) if the Average Closing Price on the Determination Date is greater than or equal to $28.00 per share, the Exchange Ratio will be 1.45; or

    (iii) if the Average Closing Price on the Determination Date is greater than $27.00 but less than $28.00 per share, the Exchange Ratio will be determined by dividing $40.50 by the Average Closing Price.

  The Merger Agreement provides that in the event that, prior to the Effective Date, CoreStates issues a dividend in CoreStates Common Shares, then an appropriate adjustment will be made to the number of CoreStates Common Shares to be received in the Merger for each Independence Common Share.

  The determination of the Exchange Ratio resulted from arm's-length negotiations between CoreStates and Independence.

  No fractional shares will be issued in the Merger. Each Independence shareholder will receive cash in lieu of any fraction of a CoreStates Common Share.

BACKGROUND OF THE MERGER

  Over recent years, Independence has, from time to time, evaluated the prospects for continuing as an independent entity and the prospects of possible business combinations with financial institutions of varying sizes. Over the same period, Independence has received informal inquiries regarding possible business combinations. The Independence Board has always maintained a strategy of independence, primarily because remaining independent has been consistent with Independence's focus on community banking. No negotiations ever ensued from such informal inquiries and no offers were ever received.

  During 1993, Independence was contacted by an individual and by several financial institutions, including CoreStates, that had expressed an interest in discussing a possible affiliation with Independence. Although the Independence Board had not altered its strategy of independence, recent changes in banking markets, including the continuing trend toward consolidation in the banking industry generally and the increased merger activity in Independence's markets, together with increasing pressures on Independence's earnings, led the Independence Board to re-evaluate its prospects for continuing as an independent entity and the prospects of possible business combinations. As a result, in September 1993, Alex. Brown & Sons Incorporated ("Alex. Brown") and special counsel to Independence met with the Independence Board, at its regular monthly meeting, in light of such expressions of interest to (i) provide advice to Independence in connection with its long-term strategic planning and (ii) assist Independence in responding to acquisition proposals it might receive. Alex. Brown is Independence's regular financial adviser, which Independence has had on retainer for over five years. The Independence Board determined that although Independence should continue to pursue its strategy of independence, members of Independence management should, in the interests of shareholders, respond to inquiries from parties who expressed interest to Independence regarding a potential business combination, but not to seek out merger partners.

  On September 27, 1993, Mr. Monroe W. Long, Chairman of the Board of Independence and Mr. John D. Harding, President and Chief Executive Officer of Independence, met with Mr. Terrence A. Larsen, Chairman, President and Chief Executive Officer of CoreStates. At that time Mr. Larsen discussed CoreStates' organization and philosophy and a basic structure of a business combination, without specific terms.

  At its regular monthly meeting on October 19, 1993, the Independence Board, together with Independence management, again reviewed the status of additional informal inquiries and expressions of interest from parties that had previously made informal inquiries and expressions of interest, and reviewed CoreStates' proposed business combination structure. Following such review, the Independence Board reaffirmed its instruction to Independence management to respond to inquiries and expressions of interest, but not to seek out merger partners. Prior to its approval of the Merger Agreement, the Independence Board did not reach any determination that Independence should engage in any business combination transaction.

  On October 22, 1993, Messrs. Long and Harding met again with Mr. Larsen. At that time, Messrs. Long, Harding and Larsen further discussed the basic structure of a proposed business combination and Mr. Larsen noted that any agreement would be subject to reviews of the business and affairs of Independence, negotiation of definitive documentation and approval of the CoreStates Board of Directors (the "CoreStates Board").

  Following the October 22, 1993 meeting, Messrs. Long and Harding decided to call a special meeting of the Independence Board to discuss the CoreStates expression of interest as a result of their discussions with Mr. Larsen in September and October.

  Messrs. Long and Harding have known the senior management of CoreStates for several years, and Independence and CoreStates have had a long correspondent banking relationship. As a result of these contacts, they believed that CoreStates was an organization with substantial similarities in management philosophy and organizational culture to Independence. In particular, CoreStates has a history of operating acquired banks under their trade names in their local markets, and otherwise maintaining a community banking philosophy, which also has been a focus of Independence's strategy.

  At a special meeting on November 16, 1993, the Independence Board, with representatives of Alex. Brown and legal advisers, considered Independence management's assessment of the issues facing Independence for 1994 and beyond, the effects a business combination with CoreStates would have on Independence shareholders, employees, and communities served, and possible business combinations with other potential candidates. The Independence Board considered whether Independence should avoid prolonged negotiations or an auction process in connection with a possible merger transaction for various reasons, including
(i) the potential for severe disruption of normal operations (including the substantial demand on, and effect on morale of, personnel of Independence and its subsidiaries during business reviews by numerous potential bidders) and the resultant diminution in value such disruption could have on Independence and
(ii) the difficulty in dealing with the various relevant factors that would not necessarily be captured in the price offered. These factors included: the volatility and prospects of the offeror's common stock (which is of particular concern in the banking industry because of the long regulatory approval process); the differing ability of various bidders to obtain regulatory approval with a minimum of delay; and the difficulty of controlling an auction process. The Independence Board was concerned that the difficulty in controlling the auction process could result in significantly less favorable effects on the employees and customers of Independence and the communities that Independence serves and thereby not be in the best interests of Independence. As a result of such meeting, a committee (the "Committee") comprised of Mr. J. Lawrence Grim, Jr., General Counsel to Independence, and three directors of
Independence: Messrs. Jerry J. Weinberger, William F. Heefner and Harry C. Barbin, was appointed to assist management and to analyze with Alex. Brown and legal counsel the terms of a possible business combination with CoreStates, and to make recommendations to the Independence Board concerning any such transaction.

  Prior to November 18, 1993, representatives of Independence, Alex. Brown and CoreStates met on various occasions to (i) discuss the economic benefits of a business combination and (ii) conduct detailed business reviews of each other. In addition, other meetings involving representatives of Independence and CoreStates, as well as advisers and legal counsel for Independence and CoreStates, were held between November 16 and November 19, 1993, at which the expressed interest of CoreStates and the terms of the proposed forms of Merger Agreement, Stock Option Agreement and related documents were discussed.

  The Independence Board met on several occasions beginning on November 16, 1993 in order to (i) consider analyses performed by Alex. Brown with respect to the CoreStates expression of interest and other possible merger partners, in light of the CoreStates expression of interest, (ii) further consider the views of management with respect to the future prospects of Independence as an independent entity, and (iii) further consider the appropriate strategy for responding to and evaluating other possible expressions of interest, in light of the CoreStates expression of interest. On November 18, 1993, Independence issued a press release stating that Independence was involved in discussions with another party regarding a possible business combination. At an Independence Board special meeting on November 18, the management of Independence, as well as representatives of Alex. Brown and legal advisers to Independence, reviewed with the Independence Board the terms of the proposed CoreStates merger, together with another expression of interest received subsequent to dissemination of Independence's press release. The additional expression of interest is discussed below. In addition, representatives of CoreStates, including Mr. Larsen, made a presentation regarding the proposed affiliation with CoreStates and representatives of Independence's management and advisers discussed the results of their business reviews of CoreStates and its subsidiaries.

  At a meeting of the Independence Board held on November 19, 1993, the management of Independence and the Committee, as well as representatives of Alex. Brown and legal counsel to Independence, reviewed with the Independence Board the terms of the proposed forms of the Merger Agreement and the Stock Option Agreement. Based upon the foregoing, and after receiving the opinion of Alex. Brown (discussed below) and consideration of various other factors discussed below including recommendations of management and the Committee, the Independence Board approved the Merger Agreement and the Stock Option Agreement. In the course of reaching its decisions, the Independence Board weighed the prospects of enhancing shareholder value by remaining independent, against enhancing shareholder value through the proposed merger and serving those customers and communities as part of a much larger organization by effecting a combination with CoreStates. The Independence Board also evaluated whether to enter into an auction process or to seek to negotiate with other parties. The Independence Board, based on the aforementioned factors, among others, determined that it could best enhance long-term shareholder value, provide for its employees and provide service to its customers and communities by accepting the CoreStates proposal and voting to approve the Merger Agreement. Those directors attending the meeting unanimously approved the Merger Agreement and the Stock Option Agreement. The director who was not present subsequently endorsed the Merger.

  Other Contacts. Subsequent to dissemination of the Independence press release on November 18 described above, Independence received an expression of interest from another bank holding company (the "Interested Party") to have an initial meeting to discuss a potential business combination. The Interested Party expressed an interest in acquiring Independence, subject to normal and customary conditions in an exchange pursuant to which each Independence Common Share would be converted into the right to receive a number of shares of the common stock of the Interested Party having a market value of $42.00, assuming such expression of interest resulted in a firm offer at that price.

  After consideration of the Interested Party's expression of interest, the Independence Board determined to enter into a definitive agreement with CoreStates because (i) Independence and representatives of Alex. Brown believed that, based on relevant factors such as the quality of CoreStates' common stock, CoreStates' financial strength and its performance history, the Exchange Ratio was superior consideration as compared to the amount of Interested Party stock stated in the Interested Party's expression of interest, (ii) the Interested Party's expression of interest was subject to normal and customary conditions, which include due diligence and negotiations, and Independence did not want to go through a prolonged process for the reasons discussed above,
(iii) Independence management believed that Independence would be unable to maintain the CoreStates offer while pursuing discussions with the Interested Party, and (iv) the Interested Party's expression of interest was received at a time when substantial negotiations with CoreStates had occurred.

REASONS FOR MERGER

 Independence

  THE INDEPENDENCE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF INDEPENDENCE AND ITS SHAREHOLDERS. THE INDEPENDENCE BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT HOLDERS OF INDEPENDENCE COMMON SHARES VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT. The Independence Board believes that the Merger will enable holders of Independence Common Shares to realize significant value on a tax-free basis and also will enable shareholders to acquire a more liquid stock in a financially stronger organization. In addition, Independence shareholders will receive a larger dividend, when viewed in light of CoreStates' current dividend amount and the Exchange Ratio. See "Background of the Merger" and "Opinion of Financial Adviser."

  In reaching its determination to approve the Merger Agreement, the Independence Board considered a number of factors, including, without limitation, the following:

    (i) The Independence Board's familiarity with and review of Independence's business, financial condition, results of operations and prospects; such review included a review of the current and prospective environment in which Independence operates, including national and local economic conditions, the competitive environment for banks and other financial institutions generally and the trend toward consolidation in the financial services industry;

    (ii) The Independence Board's review, based in part on presentations by Independence's management and advisers, of CoreStates' business, financial condition, earnings and results of operations, on both an historical and a prospective basis, the enhanced opportunities for operating efficiencies (particularly in terms of integration of operations and support functions) that could result from the Merger, and the respective contributions the parties would bring to a combined institution;

    (iii) The Independence Board's review with its legal and financial advisers of alternatives to the Merger (including the alternatives of remaining independent and growing internally, remaining independent for a period of time and then selling the company and a "merger of equals" type transaction with a banking organization of similar size), the range of possible values to holders of Independence Common Shares obtainable through implementation of such alternatives and the timing and likelihood of actually receiving such values; such review included reviews of the recent performance of the common stock of various possible affiliation partners and the pro forma impact of the acquisition of Independence on each of such possible affiliation partners;

    (iv) The Independence Board's review with its legal and financial advisers of the results of management's discussions with possible affiliation partners for Independence other than CoreStates;

    (v) The Exchange Ratio, including the expectation that the Merger will provide holders of Independence Common Shares with the opportunity to receive a substantial premium over the recent market prices for their shares and that the Merger will be tax-free for federal income tax purposes to Independence and its shareholders (other than in respect of cash paid in lieu of fractional shares) and will be accounted for under the pooling of interests method of accounting and, therefore, will not give rise to goodwill (see "Certain Federal Income Tax Considerations" and "Accounting Treatment");

    (vi) The presentation by Alex. Brown and the opinion of Alex. Brown that the consideration to be received by holders of Independence Common Shares is fair to the holders of Independence Common Shares from a financial point of view (See "Opinion of Financial Adviser");

    (vii) The Independence Board's belief, based in part on the presentation by Alex. Brown, as to the improbability of receiving a significantly higher firm offer from another person or of consummating other corporate transactions that would provide comparable value;

    (viii) The review by the Independence Board with its legal and financial advisers of the provisions of the Merger Agreement and the Stock Option Agreement;

    (ix) The projected social, legal and economic effects of the Merger upon Independence, its shareholders and other corporate constituencies, including employees and customers in the communities in which it does business;

    (x) Based on CoreStates programs for its own employees, its past record with respect to employees of acquired businesses and the terms in the CoreStates offer with respect to employees of Independence, the favorable benefits for Independence employees from the CoreStates offer;

    (xi) The expanded product lines, both to commercial and retail customers, that a business combination with CoreStates will provide to Independence customers, and the expectation that CoreStates will continue to provide quality service to the communities and customers served by Independence; and

    (xii) The compatibility of the respective businesses and management philosophies of CoreStates and Independence.

  The Independence Board did not assign any specific or relative weights to the factors under consideration.

 CoreStates

  The CoreStates Board approved the Merger Agreement and the Stock Option Agreement and determined that the Merger and the issuance of CoreStates Common Shares pursuant thereto to be in the best interests of CoreStates and its shareholders.

  In reaching its determination to approve the Merger Agreement, the CoreStates Board considered a number of factors, including, without limitation, the following:

    (i) a review of Independence, including a presentation by CoreStates management regarding its due diligence review of Independence, including the asset quality of its loan portfolio, operations, earnings and financial condition on an historical, prospective and pro forma basis, as well as the opportunities for both cost savings and revenue enhancements that are expected to result from the Merger and the respective contributions the parties would bring to the combined institution;

    (ii) a review of the advice of management and legal counsel regarding the terms of the Merger Agreement and the Stock Option Agreement;

    (iii) CoreStates' existing position in Pennsylvania and its desire to strengthen and extend its presence in that state, particularly in the markets broadly served through the Independence franchise; and

    (iv) the expectation that the Merger will be tax-free for federal income tax purposes to CoreStates and its shareholders and that the Merger will likely be accounted for under the pooling of interests method of accounting and, therefore, will not give rise to intangible assets.

  The CoreStates Board also considered the initial per share dilution and decline in earnings per share of CoreStates Common Shares in considering the strategic significance of the acquisition of the Independence franchise and the expectation that the transaction would result in a positive contribution to CoreStates' earnings per share in the second full year after the Effective Date through revenue enhancements and the ability to eliminate approximately 34% of Independence's expense base. Consideration was also given to the transaction's prospective impact on CoreStates' earnings per share after taking into account planned credit actions, cost savings and revenue enhancements. Much of the analytical focus was on Independence's prospective economic value to CoreStates' shareholders. The premium offered by CoreStates incorporated Independence's prospective economic value to CoreStates' shareholders, after giving effect to planned adjustments, cost savings and revenue enhancements.

  The CoreStates Board did not assign any specific or relative weights to the factors under its consideration.

OPINION OF FINANCIAL ADVISER

  Independence retained Alex. Brown to act as its financial adviser in connection with the Merger and related matters. Alex. Brown has historically provided, and continues to provide, certain other financial advisory and agency services to Independence. Alex. Brown was selected to act as Independence's financial adviser based upon its qualifications, expertise and reputation, as well as Alex. Brown's prior investment banking relationship and familiarity with Independence. Alex. Brown regularly publishes research reports regarding the financial services industry and the business and securities of publicly owned companies in that industry.

  On November 19, 1993, at the meeting at which the Independence Board approved the Merger Agreement, Alex. Brown delivered a written opinion to the Independence Board that as of such date the Exchange Ratio to be received by the shareholders of Independence was fair to the shareholders of

Independence from a financial point of view. Such opinion was updated as of the date of this Proxy Statement-Prospectus. No limitations were imposed by the Independence Board upon Alex. Brown with respect to the investigations made or procedures followed by it in rendering its opinions.

  THE FULL TEXT OF THE OPINION OF ALEX. BROWN DATED AS OF THE DATE OF THIS PROXY STATEMENT-PROSPECTUS, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX III AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF INDEPENDENCE ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF THE OPINION OF ALEX. BROWN SET FORTH IN THIS PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In rendering its opinion dated as of the date hereof, Alex. Brown (i) reviewed the Merger Agreement, certain publicly available business and financial information concerning Independence and CoreStates, and certain internal financial analyses and forecasts for Independence and CoreStates prepared by their respective management; (ii) held discussions with members of senior management regarding the past and current business operations, financial condition, and future prospects of Independence and CoreStates; (iii) reviewed the reported price and trading activity for Independence Common Shares and CoreStates Common Shares and compared certain financial and stock market information for Independence and CoreStates with similar information for certain other companies, the securities of which are publicly traded; (iv) reviewed the financial terms of certain recent business combinations which Alex. Brown deemed comparable in whole or in part; and (v) performed such other studies and analyses as Alex. Brown considered appropriate.

  Alex. Brown relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinions. With respect to the financial forecasts reviewed by Alex. Brown in rendering its opinions, Alex. Brown assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Independence and CoreStates as to the future financial performance of their organizations. Alex. Brown did not make independent evaluations or appraisals of the assets or liabilities of Independence or CoreStates nor was it furnished with any such appraisal.

  The summary set forth below does not purport to be a complete description of the analyses performed by Alex. Brown in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed below, Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinions. No one of the analyses performed by Alex. Brown was assigned a greater significance than any other. In performing its analyses, Alex. Brown made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Independence's or CoreStates' control. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

  Analysis of Selected Publicly Traded Companies. In preparing its opinions, Alex. Brown, using publicly available information, compared selected financial information, including book value, tangible book value, recent earnings, asset quality ratios and loan loss reserve levels, for Independence and two groups of bank holding companies.

  The first group was comprised of eight bank holding companies located in the states of Pennsylvania, New York, New Jersey and Maryland that possessed an asset base between $1.5 billion and $5.5 billion ("Regional Comparables Group"). The Regional Comparables Group included Dauphin Deposit Corporation, Fulton Financial Corp., Keystone Financial, Inc., and Susquehanna Bancshares, Inc. (PA);

ONBANCorp, Inc. (NY); Summit Bancorporation and Valley National Bancorp (NJ); and Citizens Bancorp (MD). The second group was comprised of national commercial bank holding companies that possessed an asset base between $1.5 billion and $5.0 billion (the "National Peer Group"). This comparison showed, among other things, that as of November 18, 1993, (i) the multiple of Independence's market price to stated book value was 175.2% compared to the Regional Comparable Group's multiple of mean market price to stated book value of 163.6% and the National Peer Group's multiple of mean market price to stated book value of 160.4%, (ii) the multiple of Independence's market price to tangible book value was 176.6% compared to the Regional Comparables Group's mean market price to tangible book value of 168.3% and the National Peer Group's multiple of mean market price to tangible book value of 170.8%, (iii) the ratio of market price to the latest twelve month earnings ("LTM Earnings") for Independence was 39.0x compared to the ratio of mean market price to LTM Earnings of 12.5x for the Regional Comparables Group and 12.6x for the National Peer Group, and (iv) the multiple of market price to total assets for Independence was 14.8% compared to the multiple of mean market price to total assets of 14.5% for the Regional Comparables Group and 13.0% for the National Peer Group.

  Analysis of Comparable Acquisition Transactions. In preparing its opinions, Alex. Brown analyzed certain comparable merger and acquisition transactions for bank holding companies based upon the acquisition price at the time of the announcement of the transaction relative to stated book value, tangible book value, LTM Earnings, the consensus Wall Street earnings estimate for the calendar year after the acquisition's announcement ("Forward Earnings") and the premium to core deposits. The market price premium, which is measured against the market price of the common stock one month prior to an acquisition's announcement, was not deemed relevant due to the stock price volatility of Independence Common Shares associated with takeover rumors in Independence's stock. The analysis included a review and comparison of the mean multiples represented by a sample of recently effected or pending bank holding company acquisitions nationwide having a transaction value in excess of $200 million which were announced between January 1, 1992 and November 18, 1993 (a total of 26 transactions), as segmented into: (a) the Mid-Atlantic region (Pennsylvania, Delaware, Maryland, New Jersey, Virginia and West Virginia) - 9 transactions ("Regionally-Segmented" transactions); (b) transactions in which the selling bank holding company generated a return on average assets between 0.50% and 1.00% in the year of an announced acquisition--7 transactions ("Profitability-Segmented" transactions); and (c) transactions in which the selling bank holding company was competing in either overlapping or proximate market areas with the buying institution--16 transactions ("In-Market" transactions). This entire group was then segmented into national acquisitions announced between January 1, 1993 and November 18, 1993 -14 transactions ("1993 Transactions").

  Based on the closing stock price of CoreStates Common Shares on November 18, 1993 of $27.00 per share, the Merger consideration at November 18, 1993 was $40.50 per Independence Common Share (the "Comparison Value"). The relative multiples of the Comparison Value and each of the comparable acquisition transaction segmentations are provided in the following table:

                                                                 PURCHASE   PURCHASE PRICE
                         PURCHASE PRICE TO  PURCHASE PRICE TO  PRICE TO LTM   TO FORWARD   CORE DEPOSIT
  TRANSACTION GROUP      STATED BOOK VALUE TANGIBLE BOOK VALUE   EARNINGS      EARNINGS      PREMIUM
  -----------------      ----------------- ------------------- ------------ -------------- ------------
COMPARISON VALUE........       211.8%             213.5%           45.5x         19.8x         12.7%
Comparable Acquisition
 Transactions:
(a) 1993 Transactions...       208.3%             223.0%           16.6x         15.0x         10.4%
(b) Nationwide..........       203.7%             218.4%           16.7x         14.9x          9.6%
(c) Regionally-
 Segmented..............       200.6%             216.0%           15.7x         13.9x          8.2%
(d) Profitability-
 Segmented..............       215.8%             233.0%           18.1x         15.6x          9.7%
(e) In-Market...........       206.7%             224.1%           16.7x         14.1x         10.3%

  Discounted Cash Flow Analysis. Using discounted cash flow analysis, Alex. Brown estimated the present value of the future dividend streams that Independence could produce over a five year period, under different assumptions as to required equity levels, if Independence performed in accordance with management's forecasts and certain variants thereof. Alex. Brown also estimated the terminal value for Independence's common equity after the five year period by applying book value (200-225%) and Forward Earnings (14-16 times) acquisition multiples currently being received by bank holding companies with similar profitability ratios as Independence is projected to have during its calendar year ended December 31, 1998. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of Independence. The dividend streams and terminal values were then discounted to present values using discount rates of 12.0% and 15.0%, which reflect different assumptions regarding the required rates of returns of holders or prospective buyers of Independence Common Shares.

  Reference Range. Based in part on the several analyses discussed above, Alex. Brown developed, for purposes of its opinions, a reference range for the value of Independence Common Shares of $35.00 to $40.00 per share. The values reflected in the foregoing reference range were considered along with the other analyses performed by Alex. Brown and were not intended to represent the price at which 100% of Independence's Common Shares could actually be sold. The foregoing reference ranges were based in part on the application of economic and financial models and are not necessarily indicative of actual values, which may be significantly more or less than such estimates. The reference ranges do not purport to be appraisals.

  In connection with its opinion dated as of the date of this Proxy Statement-Prospectus, Alex. Brown confirmed the appropriateness of its reliance on the analyses used to render its November 19, 1993 opinion by performing procedures to update certain of such analyses and reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

  Pursuant to the terms of an engagement letter dated January 2, 1993, Independence has paid Alex. Brown $500,000 for acting as financial adviser in connection with the Merger, including rendering its opinions. In addition, Independence has agreed to pay Alex. Brown a fee of 0.68% of the aggregate consideration received by Independence shareholders in the Merger less the $500,000 in fees already paid to Alex. Brown, resulting in an aggregate fee of approximately $3.6 million. Whether or not the Merger is consummated, Independence also has agreed to indemnify Alex. Brown and certain related persons against certain liabilities relating to or arising out of its engagement.

STOCK OPTION AGREEMENT

  At the insistence of CoreStates and as a condition to CoreStates entering into the Merger Agreement and in consideration therefor, Independence and CoreStates entered into the Stock Option Agreement entitling CoreStates, under certain circumstances, to purchase from Independence up to 1,130,000 Independence Common Shares (the "Option Shares"), representing approximately 9.8% of the outstanding Independence Common Shares, at an exercise price of $33.50 per share, subject to termination within certain periods, in cash (the "Option").

  CoreStates or any other holder or holders of the Option (collectively, the "Holder") may exercise the Option, in whole or in part, subject to applicable law and regulatory restrictions, if both an "Initial Triggering Event" and a "Subsequent Triggering Event" have occurred prior to the occurrence of an "Exercise Termination Event." The term "Initial Triggering Event" is defined as the occurrence of any of the following events:

    (i) Independence or any bank or trust company subsidiary of Independence, without having received CoreStates' prior written consent, enters into an agreement to engage in an Acquisition Transaction with any person other than CoreStates or any CoreStates subsidiary or the Independence Board recommends that the shareholders of Independence approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. "Acquisition Transaction" means (x) a merger or consolidation, or any similar transaction, involving Independence or any bank or trust company subsidiary of Independence, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Independence or any bank or trust company subsidiary of Independence, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of Independence or any bank or trust company subsidiary of Independence;

    (ii) Any person other than CoreStates, any CoreStates subsidiary or any Independence subsidiary acting in a fiduciary capacity acquires beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding Independence Common Shares;

    (iii) Any person other than CoreStates or any CoreStates subsidiary makes a bona fide proposal to Independence or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

    (iv) After a third party makes a proposal to Independence or its shareholders to engage in an Acquisition Transaction, Independence breaches specified provisions of the Merger Agreement and such breach entitles CoreStates to terminate the Merger Agreement and is not cured prior to the date that CoreStates sends notice of its exercise of the Option; or

    (v) Any person other than CoreStates or any CoreStates subsidiary, and other than in connection with a transaction to which CoreStates has given its prior written consent, files an application or notice with the Board of Governors of the Federal Reserve System (the "FRB") or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

  "Subsequent Triggering Event" is defined as either (i) the acquisition by any person of beneficial ownership of 25% or more of the then outstanding Independence Common Shares or (ii) the occurrence of an Initial Triggering Event described in clause (i) above, except that the percentage reference in subclause (z) thereof shall be 25%.

  "Exercise Termination Event" is defined as the following events: (i) the Effective Time (as defined in "Effective Date; Effective Time; Amendments; Waiver; Termination" below) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of nine months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event (provided that if an Initial Triggering Event continues or occurs beyond such termination, the Exercise Termination Event shall be nine months from the expiration of the Last Triggering Event but in no event more than twelve months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to occur.

  Under applicable law and in connection with the Stock Option Agreement, CoreStates may be required to obtain the prior approval of the FRB prior to acquiring 5% or more of the issued and outstanding Independence Common Shares. Certain other regulatory approvals may also be required before such an acquisition could be completed.

  After a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, CoreStates (on behalf of itself or any subsequent Holder) may demand that Independence promptly prepare, file and keep current a shelf registration statement under the Securities Act covering Independence Common Shares issued or issuable pursuant to the Option and use its reasonable efforts to cause such registration statement to become effective and remain current in order to permit the disposition of the Option Shares. CoreStates is entitled to two such registration statements.

  Neither Independence nor CoreStates may assign any of its respective rights or obligations under the Option Agreement or the Option to any other person without the other party's written consent, except that if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, CoreStates may assign in whole or in part its rights and obligations thereunder within 30 days following such Subsequent Triggering

Event; provided, however, that until 30 days after the FRB approves an application by CoreStates to acquire the Option Shares, CoreStates may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Independence, (iii) an assignment to a single party for the purpose of conducting a widely dispersed public distribution on CoreStates's behalf or (iv) any other manner approved by the FRB.

  The Stock Option Agreement provides that in the event that prior to an Exercise Termination Event, Independence enters into an agreement (i) to consolidate with or merge into any entity other than CoreStates or one of its subsidiaries and will not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any entity other than CoreStates or one of its subsidiaries to merge into Independence with Independence as the continuing or surviving corporation, but, in connection therewith, the then outstanding Independence Common Shares are changed into or exchanged for securities of any other person or cash or any other property, or the then outstanding Independence Common Shares after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company or
(iii) to sell or transfer all or substantially all of its assets to any entity other than CoreStates or one of its subsidiaries, then, the agreement governing such transaction must provide that the Option will be converted into or exchanged for an option (a "Substitute Option") to purchase shares of common stock of, at the Holder's election, either (x) the continuing or surviving corporation of a merger or a consolidation or the transferee of all or substantially all of Independence's assets (the "Acquiring Person") or (y) any person that controls the Acquiring Person. The number of shares subject to the Substitute Option and the exercise price per share will be determined in accordance with a formula in the Stock Option Agreement. To the extent possible, the Substitute Option will contain other terms and conditions that are the same as those in the Option.

  In the event that Independence's shareholders fail to approve the Merger Agreement, either CoreStates or Independence may terminate the Merger Agreement in accordance with its terms. See "Effective Date; Effective Time; Amendments; Waiver; Termination." If no Initial Triggering Event and Subsequent Triggering Event has occurred prior to such termination or an Exercise Termination Event, the Stock Option Agreement will automatically terminate at such time. If an Initial Triggering Event and Subsequent Triggering Event do occur prior to such termination, then CoreStates will be entitled to exercise the Option in accordance with its terms.

  A copy of the Stock Option Agreement is attached as Appendix II to this Proxy Statement-Prospectus.

OPERATIONS AND MANAGEMENT AFTER THE MERGER

  Upon consummation of the Merger, Independence will be merged with and into CoreStates, with CoreStates as the surviving entity. The Merger Agreement provides that, subsequent to the Merger, CoreStates will cause (i) one member of the Independence Board immediately prior to the Merger, who is nominated by Independence and approved by CoreStates, to be elected or appointed as a CoreStates director and (ii) three members of the Independence Board immediately prior to the Merger, who are nominated by Independence and approved by CoreStates, one of whom will be John D. Harding, to be elected or appointed as directors of CoreStates Bank N.A. ("CoreStates Bank"), a national banking subsidiary of CoreStates located in Philadelphia, Pennsylvania. Directors of CoreStates are entitled to directors' fees consisting of an annual retainer of $15,000, 200 CoreStates Common Shares and a $1,000 per meeting fee. Directors of CoreStates Bank are entitled to directors' fees consisting of an annual retainer of $10,000 and a $750 per meeting fee. Except as otherwise described in this paragraph, CoreStates' current directors will serve as the directors of the surviving corporation following the Merger, and the current executive officers of CoreStates will comprise the senior management of CoreStates. All subsidiaries of Independence will become subsidiaries of CoreStates.

  It is planned that after the Merger, each banking subsidiary of Independence will be merged with and into Corestates Bank (collectively, the "Bank Mergers"). The mergers of Bucks, Lehigh and Cheltenham with and into CoreStates Bank must be approved by the Office of the Comptroller of the Currency ("OCC") and the Pennsylvania Department of Banking. The merger of Third with and into CoreStates Bank must be approved by the OCC. CoreStates expects that an application for such approval will be filed in the second quarter of 1994.

  CoreStates generally intends under current competitive, marketing and operating conditions to continue to use the trade names of each banking subsidiary of Independence, in the market served by such banking subsidiary, including use of such trade names at each former branch of such banking subsidiary after such banking subsidiary's merger into CoreStates Bank.

  In addition, CoreStates intends that the bank market managers of each banking subsidiary of Independence will continue their employment duties similar to those existing on the date of the Merger Agreement.

  Information concerning the current directors and executive officers of CoreStates is included in the CoreStates 1994 Annual Meeting Proxy Statement and the CoreStates 1993 Annual Report on Form 10-K which are incorporated herein by reference. See "INCORPORATION OF DOCUMENTS BY REFERENCE."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of Independence's management and the Independence Board may be deemed to have interests in the Merger in addition to their interests, if any, as shareholders of Independence generally. The Independence Board was aware of these factors and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

  Election to Board of Directors. As described above (see "Operations and Management After the Merger"), the Merger Agreement provides that one member of the Independence Board will become one CoreStates director and that three members of the Independence Board will become CoreStates Bank directors.

  Indemnification. CoreStates has agreed, among other things, to (i) indemnify and advance costs and expenses (including reasonable attorney's fees, disbursements and expenses) and hold harmless each present and former director and officer of Independence or its subsidiaries and each officer or employee of Independence or its subsidiaries that is serving or has served as a director or trustee of another entity expressly at Independence's request or direction against any and all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any and all claims, actions, suits, proceedings or investigations, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by the Pennsylvania Business Corporation Law (the "PABCL") (and also advance expenses as incurred to the fullest extent permitted by the PABCL) and (ii) for a period of three years following the Effective Time, subject to certain cost-based limitations, use reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Independence (or policies containing terms which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time.

  Employment Agreements. Pursuant to the Merger Agreement, CoreStates has agreed to honor Independence's and any of its subsidiaries' obligations under employment agreements with the following seven senior executive officers (the "Executive Agreements"): Mr. Harding, George A. Pann, Group Executive Vice President of Independence, Philip H. Rinnander, Group Executive Vice President and Chief Financial Officer of Independence, Gordon W. Long, President and Chief Operating Officer of Cheltenham Bank, William W. Davis, Jr., Chairman of the Board, Chief Executive Officer and President of Third National Bank and Trust Company of Scranton, C. Andrew Cook, President and Chief Executive Officer of Lehigh Valley Bank, and T. Alexander Spratt, Group Executive Vice President of Independence and President and Chief Executive Officer of Bucks County Bank and Trust Company.

  The Executive Agreements are automatically extended each year for an additional year unless either party elects not to extend such agreement beyond its then current length. Certain Executive Agreements provide for severance payments if the executive terminates his employment for "good reason" or if the employer terminates the executive's employment "without cause." Other Executive Agreements provide for severance payments, among other events, if the executive terminates his employment within eleven months after a "change in control" for "good reason." The Merger will constitute such a change in control.

  Each of Mr. Harding and Mr. Rinnander's Executive Agreements provides for severance payments if he terminates for "good reason" or his employer terminates without "cause," in each case, equal to the product of (A) the sum of (i) his base annual salary as of the date of termination and (ii) the amount of his incentive compensation for the year prior to termination and (B) the number of years (and fractions thereof) remaining on his agreement's then current length.

  Each of Gordon W. Long, Mr. Davis and Mr. Cook's Executive Agreements provides for a severance payment in the event he terminates for "good reason" following a "change in control" in an amount equal to the lesser of his then current base annual salary through the end of the then current length of his agreement or one times his then current base annual salary.

  Mr. Pann's Executive Agreement provides for a severance payment in the event he terminates for "good reason" following a "change in control" of the greater of his then current base annual salary through the end of his then current length of his agreement or one times his then current base annual salary.

  Mr. Spratt's Executive Agreement provides for a severance payment in the event he terminates following a "change of control" on or before December 31, 1995 equal to three times his then current base annual salary.

  Each of Messrs. Davis, Cook, Pann and Spratt's Executive Agreements provides for a severance payment in the event he is terminated without cause, in an amount equal to his then current base annual salary through the end of his agreement's then current length.

  Prior to the consummation of the Merger, Independence intends to enter into
(i) an amendment to the current employment agreement with Monroe W. Long, which will extend his current employment to the Effective Time, (ii) a consulting agreement with Monroe W. Long, who intends to resign as Chairman on the Effective Time, which will provide, among other things, for a consulting fee of not more than $100,000 per year, for the use of an automobile and for health benefits and life insurance at levels not exceeding those currently provided by Independence, and will be renewable annually at the discretion of CoreStates Bank; (iii) an amendment to the current employment agreement with Mr. Harding, which will extend his current employment agreement for a period not to exceed 5 years from the Effective Time, (iv) an amendment to the current employment agreement with Mr. Rinnander, which will extend his current employment agreement for a period not to exceed 3 years from the Effective Time, (v) amendments to the current employment agreements with Mr. Spratt, Gordon W. Long, Mr. Cook and Mr. Davis which, in each case, will extend their respective current employment agreements for a period not to exceed 2 years from the Effective Time, and (vi) an amendment to the current employment agreement with Mr. Pann which will terminate his employment agreement at the Effective Time and pay to him all amounts that would otherwise accrue thereunder had his employment agreement not been so terminated. Payments under the amendments described above will be limited to the extent that they would result in being "parachute payments" for federal income tax purposes so that only amounts that would result in the aggregate payments under any such amendments not being "parachute payments" will be made.

  Based on their annual base salaries in effect as of the date of this Proxy Statement-Prospectus and, with respect to Mr. Harding and Mr. Rinnander, the amount of incentive compensation received for the prior year, in the event that each person terminated his respective Executive Agreement for "good reason", the executive officers of Independence would be entitled to the severance payments set forth below opposite their names (assuming a June 30, 1994 Effective Date):

                                                           EXECUTIVE   SEVERANCE
        NAME*                                            OFFICER SINCE  PAYMENT
        -----                                            ------------- ---------
John D. Harding.........................................     1986      $864,848
Monroe W. Long..........................................     1983             0
George A. Pann..........................................     1987       228,603
Philip H. Rinnander.....................................     1988       615,460
T. Alexander Spratt.....................................     1992       600,000
Nine Remaining Executive Officers as a Group............      --        333,147

- --------
* Table does not include the remaining severance payment of $170,280 to an individual who is not an "executive officer" of Independence.

  Executive Advisory Board. CoreStates has agreed to cause each member of the Independence Board and each member of the board of directors of each banking subsidiary of Independence who is nominated by Independence and willing to serve, together with J. Lawrence Grim, Jr., Esq., general counsel to Independence and Bucks, to be elected or appointed as members of newly formed executive advisory boards of each banking subsidiary of Independence, or if any such banking subsidiary ceases to exist, of CoreStates Bank, with Monroe W. Long serving as chairman of the advisory board with respect to Cheltenham Bank. Each member of such an executive advisory board will receive a retainer or retainers and per meeting fees in amounts not less than the amounts such member received for service as a director of Independence or any subsidiary of Independence for service in 1993, provided that if either Mr. Grim or Mr. Pann is a member of an executive advisory board, he will be eligible to receive such fees as if he had been a member of the Independence Board and the board of directors of a bank subsidiary of Independence. In 1993, each Independence director received a $12,000 annual retainer, an attendance fee of $500 for each special Independence Board meeting, $250 for each committee meeting held on the day of a Board meeting, and $400 for a committee meeting held on any other day, and each director of Bucks, Cheltenham, Lehigh, or Third received an annual retainer of $15,000, $14,000, $13,500 and $13,500, respectively. During 1993, each nonemployee Independence director received 1,500 options to purchase Independence Common Shares pursuant to the terms of the 1992 Nonemployee Directors Stock Option Plan.

  Stock Option Plans. Independence maintains an Incentive Stock Option Plan, the 1992 Employee Long Term Incentive Plan and the 1992 Nonemployee Directors Stock Option Plan. Pursuant to Independence's stock option plans, 479,890 options to purchase Independence Common Shares were outstanding as of the date of this Proxy Statement-Prospectus. All these outstanding stock options were exercisable by their terms as of the date of this Proxy Statement-Prospectus.

  In connection with the Merger, Independence stock options will be converted into options to purchase CoreStates Common Shares on the same terms and conditions as are in effect immediately prior to the Merger, based upon the Exchange Ratio. See "Effect on Independence Employee Benefit Plans" below.

  Incentive Compensation Plans. During 1993, Independence maintained the Incentive Compensation Plan (the "Plan"). In accordance with the Plan, certain officers of Independence and the subsidiary banks were granted cash bonus awards for 1993. Independence's executive officers received the incentive awards set forth opposite their names below under the Plan in 1993:

                                                           EXECUTIVE   INCENTIVE
                                                         OFFICER SINCE   AWARD
               NAME                                      ------------- ---------
     John D. Harding....................................     1986       $62,000
     Monroe W. Long.....................................     1983        50,000
     George A. Pann.....................................     1987        50,000
     Philip H. Rinnander................................     1988        35,000
     T. Alexander Spratt................................     1992        35,000
     Nine Remaining Executive Officers as a Group.......      --         98,788

EFFECT ON INDEPENDENCE EMPLOYEE BENEFIT PLANS

  CoreStates has agreed to, and to cause its subsidiaries to, honor without modification, offset or counterclaim all contracts, agreements and commitments of Independence or any of its subsidiaries prior to the date of the Merger Agreement which apply to any current or former employee or current or former director of Independence or any of its subsidiaries, including without limitation, the Executive Agreements. CoreStates has also agreed to, and to cause its subsidiaries to, provide to officers and employees of Independence who become or remain regular (full-time) employees of CoreStates or any of its subsidiaries, employee benefits no less favorable in the aggregate than those provided from time to time to their respective officers or employees. For purposes of the preceding sentence, employee benefits include, without limitation, pension benefits, health and welfare benefits, life insurance and vacation, but for purposes of determining employee benefits which are no less favorable in the aggregate, CoreStates is not obligated to maintain or cause its subsidiaries to maintain any single type of employee benefit of any particular amount. Any employee of Independence or any of its subsidiaries who becomes a participant in any employee benefit plan, program, policy, or arrangement of CoreStates will be given credit under such plan, program, policy, or arrangement for all service (prior to becoming such a participant) with Independence or any of its subsidiaries for purposes of eligibility and vesting.

  At the Effective Time, each outstanding and unexercised option to purchase Independence Common Shares issued pursuant to Independence's stock option plans will be converted into an option to purchase CoreStates Common Shares on the same terms and conditions as are in effect immediately prior to the Merger, as adjusted as set forth below. Each such option that is converted shall be converted into an option to purchase such number of CoreStates Common Shares at such exercise price as is determined as provided below:

    (1) the number of shares of CoreStates Common Shares to be subject to the new option shall be equal to the product of (i) the number of Independence Common Shares subject to the original option and (ii) the Exchange Ratio, the product being rounded, if necessary, up or down, to the nearest whole share; and

    (2) the exercise price per share of CoreStates Common Shares under the new option shall be equal to (i) the exercise price per share of Independence Common Shares under the original option divided by (ii) the Exchange Ratio, rounded, if necessary, up or down, to the nearest cent.

  CoreStates will provide a severance program for employees of Independence and its subsidiaries hired prior to the date the Merger Agreement was executed and who are displaced as a result of the Merger on or after the Effective Time. Under the severance program, employees of Independence and its subsidiaries whose jobs are eliminated and who do not receive a bona fide job offer from CoreStates will receive separation and contingency pay subject to certain minimum and maximum amounts, based on salary levels and length of service. CoreStates will also provide inplacement and outplacement assistance to displaced employees and may offer retention bonuses to key individuals considered critical in the integration process.

INDEPENDENCE CONVERTIBLE DEBENTURES

  As of the Record Date, Independence had outstanding $42,147,000 in principal amount of its 7% Convertible Subordinated Debentures due 2011 (the "Debentures") that were convertible at a conversion price of $36.25 per Independence Common Share into a maximum of 1,162,675 Independence Common Shares. The Merger Agreement provides that the Debentures will remain outstanding after the Effective Time, except that, from and after the Effective Time, the Debentures will be obligations of CoreStates, and the holders of the Debentures will have the right to convert such Debentures into the number of shares of CoreStates Common Stock receivable by a holder of the number of Independence Common Shares into which such Debenture might have been converted immediately prior to the Merger. Thus, a holder of $10,000 principal amount of the Debentures, which prior to the Effective Time would have been convertible into 275 whole Independence Common Shares, would be entitled after the Merger to convert the Debentures into 413 CoreStates Common Shares, which is the number of whole CoreStates Common Shares that a holder of 275 Independence Common Shares would have received upon conversion of his shares in the Merger assuming an Exchange Ratio of 1.50. The number of CoreStates Common Shares that a holder of Debentures may acquire upon conversion of such Debentures after the Merger will be subject to adjustment in accordance with the anti-dilution provisions applicable to the Debentures. CoreStates and the trustee under the indenture under which the Debentures were issued will enter into a supplemental indenture with respect to such obligations pursuant to the terms of the indenture under which the Debentures were issued.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The federal income tax discussion set forth below is included for general information only. It may not be applicable to certain classes of taxpayers, including insurance companies, securities dealers, financial institutions, foreign persons and persons who acquired Independence Common Shares pursuant to the exercise of employee stock options or rights or otherwise as compensation. Independence shareholders are urged to consult their own tax adviser as to the specific tax consequences to them of the Merger, including the applicability and effect of federal, state, local and other tax laws.

  General. It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, for federal income tax purposes:
(i) no gain or loss will be recognized by either CoreStates or Independence as a result of the Merger; (ii) no gain or loss will be recognized by holders of Independence Common Shares upon the receipt of CoreStates Common Shares in exchange for Independence Common Shares in the Merger, except as discussed below with respect to cash received in lieu of a fractional share interest in CoreStates Common Shares; (iii) the aggregate adjusted tax basis of the CoreStates Common Shares to be received by the holders of Independence Common Shares in the Merger will be the same as the aggregate adjusted tax basis in Independence Common Shares surrendered in exchange therefor (reduced by any amount allocable to fractional share interests for which cash is to be received); and (iv) the holding period of the CoreStates Common Shares to be received by the holders of Independence Common Shares in the Merger will include the holding period of Independence Common Shares surrendered in exchange therefor, provided that such Independence Common Shares are held as capital assets at the Effective Time.

  Consummation of the Merger is conditioned upon receipt by each of CoreStates and Independence of an opinion of Sullivan & Cromwell, dated the Effective Date, substantially to the foregoing effect. Such an opinion of Sullivan & Cromwell, counsel to Independence, dated the date of this Proxy Statement-Prospectus, has been filed as an exhibit to the Registration Statement of which this Proxy Statement-Prospectus is a part.

  Consequences of Receipt of Cash in Lieu of Fractional Shares. A holder of Independence Common Shares who receives cash in the Merger in lieu of a fractional share interest in CoreStates Common Shares will be treated for federal income tax purposes as having received cash in redemption of such fractional share interest. Assuming the shares are held as a capital asset, the receipt of such cash should in general result in capital gain or loss, in an amount equal to the difference between the amount of cash received and the portion of such shareholder's adjusted tax basis in Independence Common Shares allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the holding period for the fractional CoreStates Common Share deemed to be received and then redeemed (which will generally include the holding period for the Independence Common Shares deemed exchanged) is more than one year.

NO DISSENTERS' RIGHTS OF APPRAISAL

  As of the Record Date, there were     holders of record of Independence
Common Shares and, accordingly, pursuant to Section 15:1571(b)(1) of the PABCL, holders of Independence Common Shares will not have any dissenters' rights of appraisal in connection with the Merger.

REGULATORY APPROVALS

  Consummation of the Merger is conditioned on the approval of the Merger by the FRB under the Bank Holding Company Act of 1956, as amended (the "1956 Act"). This approval is required by law and must be obtained before the Merger can be consummated. The 1956 Act provides that the FRB may not approve any transaction: (1) if such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or (2) if the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any other manner to restrain trade, in each case unless the FRB finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In conducting its review of any application for approval, the FRB is required to consider whether the financial and managerial resources of the acquiring bank holding company are adequate. The FRB has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977, as amended.

  The 1956 Act provides that a transaction approved by the FRB generally may not be consummated until 30 days after FRB approval. During such period, the United States Department of Justice ("Justice Department") may commence a legal action challenging the transaction under the antitrust laws. The commencement of an action would stay the effectiveness of the FRB's approval unless a court specifically orders otherwise.

  The 1956 Act provides for the publication of notice and the opportunity for administrative hearings relating to the application for approval of the FRB noted above and authorizes the FRB to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could substantially delay the FRB approval required for consummation of the Merger.

  The approval of the Pennsylvania Department of Banking must also be obtained before the Merger can be consummated. The Pennsylvania Department of Banking is required to approve or disapprove a proposed acquisition within 60 days after receipt of an application or within 30 days after receipt of additional information submitted in response to a request by the Department. The Pennsylvania Department of Banking must evaluate factors similar to those considered by the FRB in determining whether to approve the Merger.

  CoreStates' indirect acquisition of Independence's insurance subsidiary, Independence Life Insurance Company ("Independence Life"), is subject to approval by the Director of the Arizona Department of Insurance (the "Arizona Director"). An application for such approval will be filed with the Arizona Department of Insurance. The Arizona Director must approve the Merger unless, after a public hearing, he finds that the Merger is contrary to law; inequitable to Independence; would substantially reduce the security of and service to be rendered to policyholders of Independence Life (in Arizona and elsewhere); after the change of control Independence Life would not be able to satisfy the requirements for the reissuance of a certificate of authority to write the lines of insurance for which it is presently licensed; the effect of the Merger would be to substantially lessen competition in insurance in Arizona or tend to create a monopoly; the financial condition of CoreStates might jeopardize the financial stability of Independence Life or prejudice the interest of its policyholders; the plans or proposals that CoreStates has to liquidate Independence Life, sell its assets or consolidate or merge it with any person, or to make any other material change in its business or corporate structure or management, are unfair and unreasonable to policyholders of Independence Life and are not in the public interest; the competence, experience and integrity of those persons who would control the operation of Independence Life are such that it would not be in the interest of policyholders of Independence Life and of the public to permit the Merger; or the Merger is likely to be hazardous or prejudicial to the insurance buying public.

  Applications have been filed seeking the foregoing approvals from the FRB and the Pennsylvania Department of Banking, and an application will be submitted to the Director of the Arizona Department of Insurance.

  The management of CoreStates has no reason to believe that the required regulatory approvals will not be obtained. There can be no assurance that such regulatory approvals will be obtained, and, if the Merger is approved, there can be no assurance as to the date of any approval. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and described below under "Representations and Warranties; Conditions Precedent". There can likewise be no assurance that the Justice Department will not object to the Merger.

ADDITIONAL INFORMATION

  Both Independence and CoreStates have received subpoenas from the Securities and Exchange Commission (the "Commission') requesting the production of documents pertaining to events leading to the Merger Agreement. Independence and CoreStates have been advised that the investigation by the Commission relates to purchases of Independence stock by certain individuals immediately prior to public announcement of the transaction.

REPRESENTATIONS AND WARRANTIES; CONDITIONS PRECEDENT

  The Merger Agreement contains representations and warranties by the parties regarding, among other things, CoreStates' and Independence's organization, financial statements, capitalization, pending litigation and enforceability of the Merger Agreement. These representations and warranties will not survive the Effective Time.

  Conditions to Each Party's Obligations. The respective obligations of CoreStates and Independence to consummate the Merger are subject to the satisfaction, or, where permissible, waiver of the following conditions, among others: (i) approval and adoption of the Merger Agreement by the requisite vote of Independence's shareholders; (ii) receipt of the necessary approvals of the FRB under the 1956 Act, the Pennsylvania Department of Banking, and the Arizona Department of Insurance and the expiration of any applicable waiting periods; (iii) the absence of any proceeding, pending or threatened, to suspend the effectiveness of the Registration Statement of which this Proxy Statement-Prospectus forms a part; (iv) the receipt by CoreStates and Independence of a letter from CoreStates' independent public accountants to the effect that the Merger will qualify for pooling of interests accounting treatment if consummated in accordance with the Merger Agreement; (v) the receipt by the Independence Board of a letter from Alex. Brown, in form and substance satisfactory to Independence and dated the date of this Proxy Statement-Prospectus, in which Alex. Brown expresses its opinion that the consideration to be received by Independence's shareholders is fair from a financial point of view; and (vi) the absence of any injunction enjoining or prohibiting consummation of the Merger.

  CoreStates Conditions. The obligation of CoreStates to effect the Merger is subject to the satisfaction or waiver prior to the Effective Time of certain additional conditions, including the following:

    (i) The truth of each of the representations and warranties of Independence contained in the Merger Agreement, in all material respects, on the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); and performance by Independence, in all material respects, of each of its covenants and agreements contained in the Merger Agreement;

    (ii) Receipt of all state securities laws and "Blue Sky" permits and other authorizations necessary to consummate the transactions contemplated by the Merger Agreement; and

    (iii) Receipt by CoreStates and its directors from Independence's independent certified public accountants of "agreed upon procedures" letters, dated (i) the date of the mailing of the Proxy Statement-Prospectus to Independence's shareholders and (ii) shortly prior to the Effective Date, with respect to certain financial information regarding Independence in the form customarily issued by such accountants at such time in transactions of this type.

  Independence Conditions. The obligation of Independence to effect the Merger is subject to the satisfaction or waiver prior to the Effective Time of certain additional conditions, including the following:

    (i) The truth of each of the representations and warranties of CoreStates contained in the Merger Agreement, in all material respects, on the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); and performance by CoreStates, in all material respects, of each of its covenants and agreements contained in the Merger Agreement;

    (ii) The CoreStates Common Shares to be issued in the Merger have been approved for listing on the NYSE subject to official notice of issuance; and

    (iii) Receipt by Independence and its directors from CoreStates' independent certified public accountants of "agreed upon procedures" letters, dated (i) the date of the mailing of the Proxy Statement-Prospectus to Independence's shareholders and (ii) shortly prior to the Effective Date, with respect to certain financial information regarding CoreStates in the form customarily issued by such accountants at such time in transactions of this type.

EFFECTIVE DATE; EFFECTIVE TIME; AMENDMENTS; WAIVER; TERMINATION

  The Merger Agreement provides that on the third business day after the expiration of all applicable waiting periods in connection with approvals of governmental authorities (see "Regulatory Approvals" above) and all conditions to the consummation of the Merger are satisfied or waived, or on such earlier or later date as may be agreed by Independence and CoreStates, Independence and CoreStates will file Articles of Merger with the Department of State of the Commonwealth of Pennsylvania. The Merger will become effective upon such filing or on such date (which may not be later than such third business day) as may be specified in such Articles of Merger. The date of such filing or such later effective date is the "Effective Date" of the Merger. The "Effective Time" of the Merger is such time of effectiveness on the Effective Date, which may be agreed by the parties. Although it is the intention of CoreStates and Independence to consummate the Merger as soon as practicable after shareholder approval and after all other conditions have been met or waived, the nature of such other conditions makes it impracticable to fix the Effective Date at present.

  Independence and CoreStates may amend, modify or waive any term or condition of the Merger Agreement by action taken on behalf of their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of the Independence; provided, however, that after such approval no such amendment or modification, without further shareholder approval, shall reduce or change the form and amount of the consideration payable pursuant to the Merger Agreement.

  The Merger Agreement may be terminated and the Merger abandoned at any time prior the Effective Date either before or after approval by the shareholders of Independence, by (i) mutual consent of CoreStates and Independence if the Board of Directors of each so determines by vote of a majority of its members; (ii) a majority vote of the Board of Directors of either Independence or CoreStates, in the event of the failure of the shareholders of Independence to approve the Merger Agreement or a material breach by the other party to the Merger Agreement of any representation, warranty, covenant or agreement contained in the Merger Agreement which is not cured or not curable within 60 days after written notice of such breach is given to the party committing such breach by the other party; (iii) Independence or CoreStates by written notice to the other party if either (x) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated in the Merger Agreement is denied or (y) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement; (iv) a majority of the Board of Directors of either Independence or CoreStates, in the event that the Merger is not consummated by October 31, 1994, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in the Merger Agreement by the party seeking to terminate; or (v) by a majority of the Independence Board in the circumstances described under "Price Based Termination" below.

PRICE BASED TERMINATION

  The Merger Agreement contains a provision that permits Independence to terminate the Merger Agreement at any time during the ten-day period commencing with the fifteenth day after the required approval of the Merger by the FRB (the "Determination Date") by a majority vote of the members of the Independence Board, if either of the following conditions is satisfied:

    (X) (i) the Average Closing Price on the Determination Date of CoreStates Common Shares is less than $24.30; and

      (ii) (A) the number obtained by dividing the Average Closing Price of CoreStates Common Shares on the Determination Date by $27.00 (the "CoreStates Ratio") is less than (B) the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting 0.10 from the quotient in this clause
    (ii)(B) (the "Index Ratio"); or

    (Y) the Average Closing Price on the Determination Date of CoreStates Common Shares is less than $22.95.

  If the Independence Board elects to exercise this termination right, it must give written notice to CoreStates following such election (provided that such notice of election may be withdrawn within such ten-day period). During the five-day period commencing with its receipt of such notice, CoreStates has the option to avoid such termination of the Merger Agreement by electing to increase the Exchange Ratio. In the case of (X), this increase would occur by adjusting the Exchange Ratio to equal the lesser of (x) a number equal to a fraction, the numerator of which is the product obtained by multiplying $24.30 by the Exchange Ratio and the denominator of which is the Average Closing Price as of the Determination Date and (y) a number equal to a fraction, the numerator of which is the Index Ratio (as defined above) multiplied by the Exchange Ratio and the denominator of which is the CoreStates Ratio. In the case of (Y), this increase would occur by adjusting the Exchange Ratio to equal the number obtained by dividing the product of $22.95 and the Exchange Ratio by the Average Closing Price on the Determination Date. If CoreStates so elects within such five-day period, it must give prompt written notice to Independence of such election and the revised Exchange Ratio, whereupon no termination will have occurred and the Merger Agreement will otherwise remain in effect in accordance with its terms.

  The following terms have the meanings indicated below:

    "Average Closing Price" with respect to a day means the average closing prices per share of CoreStates Common Shares, as reported on the New York Stock Exchange ("NYSE") Composite Transactions reporting system (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source), for the 20 NYSE trading days ending on the trading day prior to such day.

    "Final Index Price" means the sum of the Final Price for each company comprising the Index Group multiplied by the appropriate weighing.

    "Final Price", with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of 20 trading days ending on the Determination Date.

    "Index Group" means the 15 bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal at any time during the period beginning on November 18, 1993 and ending on the Determination Date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced at any time during the period beginning on November 18, 1993 and ending on the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 15 bank holding companies and the weights attributed to them are as follows:

    BANK HOLDING COMPANY                                               WEIGHING
    --------------------                                               --------
The Bank of New York Company, Inc. (BK)...............................   7.51%
Norwest Corporation (NOB).............................................   9.72%
Sun Trust Banks, Inc. (STI)...........................................   8.06%
First Union Corporation (FTU).........................................  10.06%
Fleet Financial Group, Inc. (FLT).....................................   6.22%
NBD Bancorp, Inc. (NBD)...............................................   6.94%
PNC Bank Corp. (PNC)..................................................   9.82%
U.S. Bancorp (USBC)...................................................   3.60%
Wachovia Corporation (WB).............................................   8.29%
First Bank System, Inc. (FBS).........................................   4.90%
First Fidelity Bancorporation (FFB)...................................   4.76%
Barnett Banks, Inc. (BBI).............................................   5.42%
National City Corporation (NCC).......................................   5.50%
Mellon Bank Corporation (MEL).........................................   5.10%
Boatmen's Bancshares, Inc. (BOAT).....................................   4.11%

    "Initial Index Price" means the sum of each per share closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighing, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded on November 18, 1993.

  If CoreStates or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between November 18, 1993 and the Determination Date, the prices for the common stock of such company will be appropriately adjusted for purposes of applying the foregoing price-based termination option.

  Prior to making any decision to terminate the Merger Agreement, the Independence Board intends to consult with its financial and other advisers and would consider all financial and other information it deemed relevant to its decision. The matter would not, however, be resubmitted to shareholders.

OPERATIONS OF INDEPENDENCE AND CORESTATES PENDING THE MERGER

  The Merger Agreement contains certain restrictions on the conduct of Independence's business prior to the Effective Time of the Merger. In particular, except as expressly provided in the Merger Agreement, prior to the Effective Time, Independence will, and will cause each of its subsidiaries to,
(i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use its best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees, and (iii) take no action which would adversely affect or delay the ability of the parties to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated in the Merger Agreement or to perform its covenants and agreements on a timely basis under the Merger Agreement. In addition, the Merger Agreement prohibits Independence and any of its subsidiaries from engaging in certain transactions without the prior written consent of CoreStates. Specifically, without such consent, Independence may not: (i) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;
(ii) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend other than regular quarterly cash dividends not exceeding $0.29 per Independence Common Share or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, except pursuant to the Independence Rights Agreement (as defined below) and except for dividends paid by any of the wholly owned subsidiaries of Independence to Independence or any of its wholly owned subsidiaries; or issue any additional shares of capital stock except pursuant to (x) the exercise of stock options outstanding as of November 19, 1993 or (y) the Independence Rights Agreement; (iii) other than in the ordinary course of business consistent with past practice, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of Independence, or cancel, release or assign any indebtedness of any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the Merger Agreement; (iv) other than in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary of Independence; (v) other than in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms; (vi) except as may be required by law, increase in any manner the compensation or fringe benefits of its employees (other than increases not greater than 4.5% in the aggregate over the current level of compensation and in accordance with past practice) or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee (other than with respect to new employees in the ordinary course of business), or adopt, amend or modify or terminate any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds, employee stock ownership, consulting, severance or fringe benefit plan, formal or informal, written or oral, or other arrangements for the benefit or welfare of any director, officer or employee; (vii) other than in the ordinary course of business consistent with past practice, settle any claim, action or proceeding involving any liability of Independence or any of its subsidiaries for material money damages or restrictions upon the operations of Independence or any of its subsidiaries; (viii) modify in any material respect the manner in which it and its subsidiaries have heretofore conducted or accounted for their business; (ix) except as contemplated by the Merger Agreement, amend its articles of incorporation, its by-laws or the Independence Rights Agreement; (x) elect or appoint any new director or officer of Independence or any of its subsidiaries, provided that the appointment of an officer to another office of Independence or any of its subsidiaries shall not be deemed to be the appointment of a new officer; or (xi) agree to, or make any commitment to, take any of the foregoing actions.

  The Merger Agreement also provides that without the prior written consent of Independence, CoreStates will not, prior to the Effective Time, declare or pay any extraordinary or special dividend on CoreStates Common Shares or take any action that would (i) delay or adversely affect in any material respect the ability of Independence or CoreStates to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or (ii) adversely affect its ability to perform its covenants and agreements on a timely basis under the Merger Agreement.

  Modification of Certain Independence Policies. The Merger Agreement provides that, notwithstanding that Independence believes that it has established all reserves and taken all provisions for possible loan losses required by generally accepted accounting principles and applicable laws, rules and regulations, Independence and CoreStates will consult and cooperate with each other with respect to (i) conforming Independence's loan, accrual and reserve policies to those policies of CoreStates to the extent appropriate, recognizing that differing policies and regulations may apply to state-chartered banks of Independence, (ii) new extensions of credit or material revisions to existing terms of credits by each bank subsidiary, in each case, where the aggregate exposure exceeds $1,500,000 and (iii) conforming the composition of the investment portfolio and overall asset/liability management position of Independence and each bank subsidiary to the extent appropriate.

  In addition, the Merger Agreement provides that Independence and CoreStates will consult and cooperate with each other with respect to determining appropriate accruals, reserves and charges to establish and take in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments taking into account CoreStates' plan or plans of integration and the Bank Mergers. The Merger Agreement requires Independence to use its best efforts to (i) establish and take such reserves and accruals as CoreStates shall request to conform, on a mutually satisfactory basis, Independence's loan, accrual and reserve policies to CoreStates' policies, (ii) establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and (iii) recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger; provided, however, that (a) Independence shall not be obligated to take any such action unless and until CoreStates specifies its request in writing and acknowledges that all conditions to its obligation to consummate the Merger have been waived or satisfied and (b) Independence acknowledges that the conditions to its obligation to consummate the Merger have been satisfied or waived by Independence. Pursuant to the foregoing, Independence will not be obligated to take any such action that (i) impairs its regulatory capital, that is inconsistent with any formal or informal undertaking by Independence to any bank regulatory agency that has been disclosed in writing to CoreStates prior to the date of the Merger Agreement or is inconsistent with any bank regulatory requirement applicable to Independence or any of its banking subsidiaries or
(ii) is inconsistent with generally accepted accounting principles.

NO SOLICITATION

  Independence has agreed in the Merger Agreement that neither it nor any of its subsidiaries nor any of the respective officers, directors and employees of Independence or its subsidiaries, acting within the scope of their authority will, and Independence will direct and use its best efforts to cause its agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of Independence) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Independence or any of its subsidiaries (an "Acquisition Proposal") or, except as may be legally required for the discharge by the Independence Board of its fiduciary duties, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

ACCOUNTING TREATMENT

  Consummation of the Merger is conditioned upon the receipt by Independence and CoreStates of a letter from Ernst & Young, CoreStates' independent accountants, to the effect that the Merger qualifies for "pooling of interests" accounting treatment if consummated in accordance with the terms of the Merger Agreement. Under the pooling of interests method of accounting, the historical basis of the assets, liabilities and shareholders' equity of Independence and CoreStates will be combined at the Effective Date and carried forward at their previously recorded amounts and no goodwill or intangible assets will be created. CoreStates will include in its Consolidated Statement of Income the consolidated income of Independence, as modified for intercompany transactions, for the entire fiscal year and quarterly period of Independence in which the Effective Date occurs and will combine and restate as its income for prior periods the reported consolidated income of Independence for prior periods, as modified for intercompany transactions.

  All unaudited pro forma financial information contained in this Proxy Statement-Prospectus has been prepared using the pooling of interests method to account for the Merger. See "PRO FORMA FINANCIAL INFORMATION."

STOCK EXCHANGE LISTING

  CoreStates Common Shares are listed on the NYSE. CoreStates has agreed to use its best efforts to list the CoreStates Common Shares to be issued in the Merger on the NYSE, and the obligation of Independence to consummate the Merger is subject to approval for listing by the NYSE of such shares.

STATUS OF CORESTATES COMMON SHARES UNDER THE FEDERAL SECURITIES LAWS; POOLING OF INTERESTS

  The CoreStates Common Shares issuable in connection with the Merger have been registered under the Securities Act. Accordingly, there will be no restrictions upon the resale or transfer of such shares by shareholders of Independence, except for those shareholders who are deemed to be "affiliates" of Independence as such term is used in Rule 144 and Rule 145 under the Securities Act. With respect to those shareholders who are deemed to be affiliates of Independence, Rule 144 and Rule 145 place certain restrictions on the transfer of CoreStates Common Shares which may be received by them pursuant to the Merger. As a condition to consummation of the Merger, each person who may be deemed to be an affiliate of Independence will be required to deliver a letter under which such person agrees not to sell, transfer or otherwise dispose of Independence Common Shares or CoreStates Common Shares, as applicable, except (i) in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder and (ii) during the period ending 30 days prior to the Merger and recommencing at the time of publication of financial results covering at least 30 days of combined operations of CoreStates and Independence.

  This Proxy Statement-Prospectus does not cover resales of CoreStates Common Shares received by any person who may be deemed to be an affiliate of Independence. Persons who may be deemed to be affiliates of Independence generally include individuals who, or entities which, directly or indirectly control, are controlled by or are under common control with Independence and would include certain officers and directors of Independence as well as principal shareholders of Independence.

EXCHANGE OF CERTIFICATES

  Promptly after the Effective Time, an exchange agent to be appointed by CoreStates will mail to all persons who held Independence Common Shares immediately prior to the Effective Time a letter of transmittal, together with instructions on how to effect the exchange of certificates representing such shares for certificates representing CoreStates Common Shares as provided by the Merger Agreement. HOLDERS OF INDEPENDENCE COMMON SHARES SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE INSTRUCTIONS FROM THE EXCHANGE AGENT. Upon receiving these instructions, each holder of an outstanding certificate which prior to the Effective Time represented Independence Common Shares, should surrender such certificate to the Exchange Agent and each such holder will be entitled on such surrender to receive in exchange therefor certificates representing CoreStates Common Shares in accordance with the Exchange Ratio provided in the Merger Agreement and a check representing the amount of cash in lieu of any fractional shares, plus unpaid dividends and distributions, if any, each holder has the right to receive. All CoreStates Common Shares issued in connection with the Merger will be deemed issued as of the Effective Time. Whenever the Record Date for a dividend or other distribution with respect to CoreStates Common Shares is at or after the Effective Time, the declaration will include dividends or other distributions on all CoreStates Common Shares issuable pursuant to the Merger; provided that after the 90th day following the Effective Date no dividend or other distribution declared will be paid to the holder of any unsurrendered certificate with respect to the CoreStates Common Shares represented thereby until the holder of such certificate duly surrenders such certificate to the Exchange Agent. Following such surrender the holder will be paid, without interest, (i) at the time of surrender, the amount of the dividends or other distributions having a record date after the Effective Time theretofore payable and not yet paid and (ii) at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender, and a payment date subsequent to surrender. Former holders of Independence Common Shares will be entitled to exercise all rights of holders of CoreStates Common Shares, except the right to receive dividends or distributions, without having to surrender their stock certificates for exchange. For a period of 90 days after the Effective Date holders of Independence Common Shares will be entitled to vote as holders of CoreStates Common Shares notwithstanding that certificates representing Independence Common Shares shall not have been exchanged.

  As of the Effective Time, CoreStates will deposit with the Exchange Agent certificates representing CoreStates Common Shares and the cash in lieu of fractional shares, together with any dividends or distributions with respect thereto, to be issued and paid pursuant to the Merger. Any portion of the deposit that remains unclaimed by holders of Independence Common Shares for six months after the Effective Time shall be repaid to CoreStates. If outstanding certificates for Independence Common Shares are not surrendered or payment is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of CoreStates, free and clear of all claims or interests. Neither CoreStates, the Exchange Agent or any other person will be liable to any former holder of Independence Common Shares for any amount delivered to a public body or official pursuant to applicable abandoned property, escheat or similar laws.

EXPENSES

  The Merger Agreement provides, in general, that CoreStates and Independence will each pay its own expenses incurred in connection with the Merger other than printing expenses, which will be shared equally by CoreStates and Independence.

                        PRO FORMA FINANCIAL INFORMATION
                                  (UNAUDITED)

  The following unaudited pro forma condensed combined financial statements reflect the Merger under the application of the pooling of interests method of accounting. Under this method of accounting, the historical book values of the assets, liabilities and shareholders' equity of Independence, as reported on its Consolidated Balance Sheet, will be carried over onto the Consolidated Balance Sheet of CoreStates and no goodwill or other intangible assets will be created. CoreStates will include in its Consolidated Statement of Income the consolidated results of operations of Independence for the entire fiscal year in which the Effective Date occurs and will combine and restate its results of operations for prior periods to include the reported consolidated results of operations of Independence for prior periods. The Pro Forma Statements of Income for the years ended December 31, 1993, 1992 and 1991 include adjustments which reflect retroactive adoption of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (FAS 109) on a combined basis, as of January 1, 1987. See footnote (4) to the Pro Forma Condensed Combined Statements of Income. The Consolidated Balance Sheet and Statements of Income of CoreStates reflect the restatement for the March 16, 1994 acquisition of Constellation under the pooling of interests method of accounting.

  The unaudited pro forma condensed combined financial statements reflect the Germantown Proposed Combination as if it had become effective on January 1, 1993 for pro forma statement of income presentation and on December 31, 1993 for pro forma balance sheet presentation. See "GERMANTOWN PROPOSED COMBINATION." The Germantown Proposed Combination will be accounted for, in accordance with generally accepted accounting principles, as a purchase of Germantown by CoreStates. Under the purchase method of accounting, all assets and liabilities of Germantown at December 31, 1993 have been adjusted, net of income tax effects, to their current fair values and combined with the asset and liability book values of CoreStates.

  This pro forma financial information is based on the estimates and assumptions set forth in the notes to such statements. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information as necessary to comply with the disclosure requirements of the Commission. Where applicable, the pro forma adjustments have been separately tax effected at the following statutory rates:
1993--35%; and 1992--34%. The pro forma information has been prepared using the historical consolidated financial statements and notes thereto, which are incorporated herein by reference. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the combined financial position or results of operations of future periods or indicative of the results that actually would have been realized had the entities been a single entity during these periods.

  The Merger Agreement provides for an Exchange Ratio of 1.50 CoreStates Common Shares for each Independence Common Share if the Average Closing Price of CoreStates Common Shares on the Determination Date is less than or equal to $27.00 per share. The accompanying unaudited pro forma financial information reflects an equivalent per Independence Common Share value at that exchange ratio. The accompanying unaudited pro forma financial information for 1993 also assumes that 5.391 million CoreStates Common Shares will be issued in the Germantown Proposed Combination.

  Pro forma cash dividends declared for the periods presented assume that CoreStates would have declared cash dividends per share equal to the cash dividends per share declared by CoreStates prior to December 31, 1993.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                  (UNAUDITED)

                               DECEMBER 31, 1993

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 CORESTATES
                     CORESTATES                GERMANTOWN            AND       CORESTATES   INDEPENDENCE INDEPENDENCE
                        AND        GERMANTOWN   PRO FORMA        GERMANTOWN       AND       BANCORP AND   PRO FORMA
                    SUBSIDIARIES  SAVINGS BANK ADJUSTMENTS        PRO FORMA   SUBSIDIARIES  SUBSIDIARIES ADJUSTMENTS
                    ------------  ------------ -----------       -----------  ------------  ------------ ------------
ASSETS
Cash and due from
banks.............  $ 2,466,867    $   27,849   $   (222)(1)     $ 2,494,494  $ 2,466,867    $  120,462   $  (65,653)(1)
Time deposits.....    1,273,373           138                      1,273,511    1,273,373        46,084
Investment
securities........    3,013,606       547,514      6,818 (1)(9)    3,567,938    3,013,606       602,434      (16,874)(6)
Loans.............   18,026,142     1,039,381     12,522 (9)      19,078,045   18,026,142     1,745,116
Allowance for loan
losses............     (537,767)      (23,043)                      (560,810)    (537,767)      (33,056)     (25,000)(2)
Federal funds sold
and securities
purchased under
agreements to
resell............      148,527        13,000                        161,527      148,527        26,600       (8,600)(1)
Trading account
securities........        6,393                                        6,393        6,393
Due from customers
on acceptances....      332,234                                      332,234      332,234
Premises and
equipment and
other assets......    1,041,703        32,351    148,657 (4)(9)    1,222,711    1,041,703        95,785       13,970 (2)(3)
                    -----------    ----------   --------         -----------  -----------    ----------   ----------
  Total assets....  $25,771,078    $1,637,190   $167,775         $27,576,043  $25,771,078    $2,603,425   $ (102,157)
                    ===========    ==========   ========         ===========  ===========    ==========   ==========
LIABILITIES
 Deposits:
 Domestic:
  Non-interest
  bearing.........  $ 6,331,130    $   48,977   $   (222)(1)     $ 6,379,885  $ 6,331,130    $  383,890   $  (65,653)(1)
  Interest
  bearing.........   11,916,852     1,426,662      9,363 (9)      13,352,877   11,916,852     1,769,175
 Overseas branches
 and subsidiaries.      796,902                                      796,902      796,902
                    -----------    ----------   --------         -----------  -----------    ----------   ----------
  Total deposits..   19,044,884     1,475,639      9,141          20,529,664   19,044,884     2,153,065      (65,653)
Funds borrowed....    1,830,495                   (1,001)(1)       1,829,494    1,830,495        62,230       (8,600)(1)
Bank acceptances
outstanding.......      337,180                                      337,180      337,180
Other liabilities.    1,069,570        19,560     41,887 (4)       1,131,017    1,069,570        31,898       24,200 (3)
Long-term debt....    1,455,036                  116,883 (7)       1,571,919    1,455,036       134,254
                    -----------    ----------   --------         -----------  -----------    ----------   ----------
  Total
  liabilities.....   23,737,165     1,495,199    166,910          25,399,274   23,737,165     2,381,447      (50,053)
                    -----------    ----------   --------         -----------  -----------    ----------   ----------
SHAREHOLDERS'
EQUITY
Common stock......      129,136           419      5,391 (7)         134,527      129,136        29,188      (11,623)(5)
                                                    (419)(8)                                                  (1,514)(6)
Capital surplus...      680,556        38,480    137,465 (7)         818,021      680,556        91,659       11,623 (5)
                                                 (38,480)(8)                                                  (4,731)(6)
Retained earnings.    1,232,040       103,092   (103,092)(8)       1,232,040    1,232,040       103,521      (48,249)(2)(3)(6)
Treasury stock....       (7,819)                                      (7,819)      (7,819)       (2,390)       2,390 (6)
                    -----------    ----------   --------         -----------  -----------    ----------   ----------
  Total
  shareholders'
  equity..........    2,033,913       141,991        865           2,176,769    2,033,913       221,978      (52,104)
                    -----------    ----------   --------         -----------  -----------    ----------   ----------
  Total
  liabilities and
  shareholders'
  equity..........  $25,771,078    $1,637,190   $167,775         $27,576,043  $25,771,078    $2,603,425   $ (102,157)
                    ===========    ==========   ========         ===========  ===========    ==========   ==========
Book value per
share(5)(7).......       $15.79        $33.89                         $16.22       $15.79        $19.26
                         ======        ======                         ======       ======        ======
                     CORESTATES    PRO FORMA
                        AND         COMBINED
                    INDEPENDENCE      ALL
                     PRO FORMA    TRANSACTIONS
                    ------------- -------------
ASSETS
Cash and due from
banks.............  $ 2,521,676   $ 2,549,303
Time deposits.....    1,319,457     1,319,595
Investment
securities........    3,599,166     4,153,498
Loans.............   19,771,258    20,823,161
Allowance for loan
losses............     (595,823)     (618,866)
Federal funds sold
and securities
purchased under
agreements to
resell............      166,527       179,527
Trading account
securities........        6,393         6,393
Due from customers
on acceptances....      332,234       332,234
Premises and
equipment and
other assets......    1,151,458     1,332,466
                    ------------- -------------
  Total assets....  $28,272,346   $30,077,311
                    ============= =============
LIABILITIES
 Deposits:
 Domestic:
  Non-interest
  bearing.........  $ 6,649,367   $ 6,698,122
  Interest
  bearing.........   13,686,027    15,122,052
 Overseas branches
 and subsidiaries.      796,902       796,902
                    ------------- -------------
  Total deposits..   21,132,296    22,617,076
Funds borrowed....    1,884,125     1,883,124
Bank acceptances
outstanding.......      337,180       337,180
Other liabilities.    1,125,668     1,187,115
Long-term debt....    1,589,290     1,706,173
                    ------------- -------------
  Total
  liabilities.....   26,068,559    27,730,668
                    ------------- -------------
SHAREHOLDERS'
EQUITY
Common stock......      145,187       150,578
Capital surplus...      779,107       916,572
Retained earnings.    1,287,312     1,287,312
Treasury stock....       (7,819)       (7,819)
                    ------------- -------------
  Total
  shareholders'
  equity..........    2,203,787     2,346,643
                    ------------- -------------
  Total
  liabilities and
  shareholders'
  equity..........  $28,272,346   $30,077,311
                    ============= =============
Book value per
share(5)(7).......       $15.16        $15.56
                         ======        ======

See footnotes to the Pro Forma Condensed Combined Balance Sheet on page 50.

            FOOTNOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  (UNAUDITED)

 (1) Elimination of intercompany deposits, Federal funds transactions and other intercompany funding.

 (2) While Independence has utilized a long-term workout strategy for all of its assets in the belief that value could be maximized over time, CoreStates' strategy is to seek to dispose of certain assets via bulk sale, individual credit direct negotiation or foreclosure in an accelerated manner. It is CoreStates' philosophy that this change maximizes the total value of the Merger and allows the ongoing institution to concentrate upon new franchise initiatives and revenue generation. In CoreStates' experience, a strategy that involves the accelerated resolution of problem assets has been more economical than a long-term work out approach. It has been CoreStates' experience that the costs of working out assets as well as other carrying costs typically outweigh any improvement in an asset's realized value. Furthermore, resources and management time and attention are diverted from building the business and creating long-term franchise value. CoreStates currently estimates that in connection with the change in strategic direction and to conform Independence's loan, accrual and reserve policies to those of CoreStates, it will take an addition to the allowance for possible loan losses of approximately $25.0 million and an addition to the reserve against other real estate owned ("OREO") of approximately $5.0 million. Accordingly, pro forma common shareholders' equity has been reduced by $19.5 million, the after-tax effect of the estimated provisions. CoreStates currently estimates that the assets related to the $30.0 million in estimated aggregated provisions will be disposed of within eighteen months of the Effective Date. The carrying value of these assets is approximately $120.0 million and the estimated provisions represent 25% of this amount.

 (3) Reflects charges of approximately $24.2 million, $15.7 million after the related tax effects, which include expenses directly attributable to the Merger. Deferred taxes receivable at statutory rates totalling $18.970 million related to the charges of approximately $24.2 million of expenses directly attributable to the Merger, the $25.0 million addition to Independence's allowance for possible loan losses and the $5.0 million reserve against OREO are reflected in other assets.

 (4) Reflects charges of approximately $41.9 million, $27.3 million after the related tax effects, which include expenses directly attributable to the Germantown Proposed Combination.

 (5) Reflects the conversion of 11.522 million outstanding Independence Common Shares on December 31, 1993 into 17.283 million CoreStates Common Shares.

 (6) Reflects the cancellation of 453,000 Independence Common Shares owned by CoreStates and 153,000 Independence Common Shares held as treasury stock.

 (7) Represents the purchase price in the Germantown Proposed Combination using the following assumptions:

    a) Shareholders of Germantown will receive, for each of the 4,189,334 Germantown Common Shares, $62 per share payable 55% in equivalent value CoreStates Common Shares and 45% in cash, for a total purchase price of $259.7 million.
    b) The market value for CoreStates Common Shares, for purposes of Germantown pro forma calculations, was assumed to be $26.50 per share.
    c) CoreStates Common Shares issued in the Germantown Proposed Combination will equal 5.391 million shares.
    d) The cash portion of the purchase price was assumed to be raised through the issuance of seven-year notes at 7 1/4%.

 (8) The following shareholders' equity accounts of Germantown will be eliminated (in thousands):

     Common Stock..................................................... $    419
     Surplus..........................................................   38,480
     Retained Earnings................................................  103,092
                                                                       --------
     Total Shareholders' Equity....................................... $141,991
                                                                       ========

 (9) Represents the estimated adjustments of Germantown's assets and liabilities to their fair values (which were determined using information available at the most recent practicable date), the intangible asset related to the value of the deposit base acquired, which is estimated to be approximately $28 million, and the adjustment of approximately $109 million arising from the excess of the total purchase price over net assets acquired (i.e. goodwill).

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                  (UNAUDITED)

                          YEAR ENDED DECEMBER 31, 1993

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               CORESTATES                                          CORESTATES
                    CORESTATES               GERMANTOWN           AND      CORESTATES  INDEPENDENCE INDEPENDENCE      AND
                       AND       GERMANTOWN   PRO FORMA        GERMANTOWN     AND      BANCORP AND   PRO FORMA    INDEPENDENCE
                   SUBSIDIARIES SAVINGS BANK ADJUSTMENTS       PRO FORMA  SUBSIDIARIES SUBSIDIARIES ADJUSTMENTS   PRO FORMA(1)
                   ------------ ------------ -----------       ---------- ------------ ------------ ------------  ------------
INTEREST INCOME
Interest and fees
on loans.........   $1,442,794    $84,413     $ (2,504)(6)     $1,524,703  $1,442,794    $142,169                  $1,584,963
Interest on in-
vestment securi-
ties.............      172,757     27,371       (2,383)(2)(6)     197,745     172,757      32,060      $ (82)(2)      204,735
Interest on time
deposits in
banks............       43,040         10                          43,050      43,040                                  43,040
Interest on
federal funds
sold and
securities
purchased under
agreements to
resell...........        6,119        680                           6,799       6,119       3,056       (108)(2)        9,067
Other interest
income...........           59                                         59          59                                      59
                    ----------    -------     --------         ----------  ----------    --------      -----       ----------
 Total interest
 income..........    1,664,769    112,474       (4,887)         1,772,356   1,664,769     177,285       (190)       1,841,864
                    ----------    -------     --------         ----------  ----------    --------      -----       ----------
INTEREST EXPENSE
Interest on de-
posits...........      320,086     47,870       (6,180)(6)        361,776     320,086      59,727                     379,813
Interest on funds
borrowed.........       64,457                     (83)(2)         64,374      64,457       2,652       (108)(2)       67,001
Interest on long-
term debt........       61,572                   8,474 (6)         70,046      61,572       8,289        (82)(2)       69,779
                    ----------    -------     --------         ----------  ----------    --------      -----       ----------
 Total interest
 expense.........      446,115     47,870        2,211            496,196     446,115      70,668       (190)         516,593
                    ----------    -------     --------         ----------  ----------    --------      -----       ----------
Net interest in-
come.............    1,218,654     64,604       (7,098)         1,276,160   1,218,654     106,617          0        1,325,271
Provision for
losses on loans..      230,000      1,900                         231,900     230,000      11,201                     241,201
                    ----------    -------     --------         ----------  ----------    --------      -----       ----------
Net interest in-
come after provi-
sion for losses
on loans.........      988,654     62,704       (7,098)         1,044,260     988,654      95,416                   1,084,070
                    ----------    -------     --------         ----------  ----------    --------      -----       ----------
NON-INTEREST IN-
COME
Debit and credit
card fees........       59,500        163                          59,663      59,500       2,217                      61,717
Service charges
on deposit ac-
counts...........      170,786      3,268          (19)(2)        174,035     170,786       8,642                     179,428
Trust income.....       97,306                                     97,306      97,306       4,487                     101,793
Fees for interna-
tional services..       69,432                                     69,432      69,432                                  69,432
Securities gains
(losses).........       15,748      1,179                          16,927      15,748         362                      16,110
Other operating
income...........      131,882      1,824                         133,706     131,882      13,668                     145,550
                    ----------    -------     --------         ----------  ----------    --------      -----       ----------
 Total non-inter-
 est income......      544,654      6,434          (19)           551,069     544,654      29,376                     574,030
                    ----------    -------     --------         ----------  ----------    --------      -----       ----------
NON-FINANCIAL EX-
PENSES
Salaries, wages
and benefits.....      576,470     19,992                         596,462     576,470      46,498                     622,968
Net occupancy....      108,295      4,618                         112,913     108,295       6,656                     114,951
Equipment ex-
penses...........       69,072      1,728                          70,800      69,072       5,772                      74,844
Other operating
expenses.........      469,424     11,840       11,609(2)(6)      492,873     469,424      34,675                     504,099
                    ----------    -------     --------         ----------  ----------    --------      -----       ----------
 Total non-finan-
 cial expenses...    1,223,261     38,178       11,609          1,273,048   1,223,261      93,601                   1,316,862
                    ----------    -------     --------         ----------  ----------    --------      -----       ----------
Income before in-
come taxes.......      310,047     30,960      (18,726)           322,281     310,047      31,191                     341,238
Provision for in-
come taxes(4)....       98,297     10,462       (6,554)(6)(7)     102,205      98,297       8,312                     106,609
                    ----------    -------     --------         ----------  ----------    --------      -----       ----------
Income before
cumulative effect
of a change in
accounting
principle(7).....   $  211,750    $20,498     $(12,172)        $  220,076  $  211,750    $ 22,879                  $  234,629
                    ==========    =======     ========         ==========  ==========    ========      =====       ==========
Average common
shares outstand-
ing..............      128,570      4,377                         134,204     128,570      11,438                     145,399
PER COMMON SHARE
DATA(5)
Income before
cumulative effect
of a change in
accounting
principle........        $1.65      $4.68                           $1.64       $1.65       $1.98                       $1.61
Cash dividends
declared.........        $1.14      $ .40                           $1.14       $1.14       $1.16                       $1.14
                    PRO FORMA
                     COMBINED
                       ALL
                   TRANSACTIONS
                   ------------
INTEREST INCOME
Interest and fees
on loans.........   $1,666,872
Interest on in-
vestment securi-
ties.............      229,723
Interest on time
deposits in
banks............       43,050
Interest on
federal funds
sold and
securities
purchased under
agreements to
resell...........        9,747
Other interest
income...........           59
                   ------------
 Total interest
 income..........    1,949,451
                   ------------
INTEREST EXPENSE
Interest on de-
posits...........      421,503
Interest on funds
borrowed.........       66,918
Interest on long-
term debt........       78,253
                   ------------
 Total interest
 expense.........      566,674
                   ------------
Net interest in-
come.............    1,382,777
Provision for
losses on loans..      243,101
                   ------------
Net interest in-
come after provi-
sion for losses
on loans.........    1,139,676
                   ------------
NON-INTEREST IN-
COME
Debit and credit
card fees........       61,880
Service charges
on deposit ac-
counts...........      182,677
Trust income.....      101,793
Fees for interna-
tional services..       69,432
Securities gains
(losses).........       17,289
Other operating
income...........      147,374
                   ------------
 Total non-inter-
 est income......      580,445
                   ------------
NON-FINANCIAL EX-
PENSES
Salaries, wages
and benefits.....      642,960
Net occupancy....      119,569
Equipment ex-
penses...........       76,572
Other operating
expenses.........      527,548
                   ------------
 Total non-finan-
 cial expenses...    1,366,649
                   ------------
Income before in-
come taxes.......      353,472
Provision for in-
come taxes(4)....      110,517
                   ------------
Income before
cumulative effect
of a change in
accounting
principle(7).....   $  242,955
                   ============
Average common
shares outstand-
ing..............      151,032
PER COMMON SHARE
DATA(5)
Income before
cumulative effect
of a change in
accounting
principle........        $1.61
Cash dividends
declared.........        $1.14

See Footnotes to Pro Forma Condensed Combined Statements of Income on pages 54-
55.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                  (UNAUDITED)

                          YEAR ENDED DECEMBER 31, 1992

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    CORESTATES
                             CORESTATES  INDEPENDENCE                  AND
                                AND      BANCORP AND   PRO FORMA   INDEPENDENCE
                            SUBSIDIARIES SUBSIDIARIES ADJUSTMENTS   PRO FORMA
                            ------------ ------------ -----------  ------------
INTEREST INCOME
Interest and fees on
 loans....................   $1,497,408    $150,174                 $1,647,582
Interest on investment se-
 curities.................      194,029      44,986      $(41)(2)      238,974
Interest on time deposits
 in banks.................       55,635       2,855                     58,490
Interest on federal funds
 sold and securities pur-
 chased under agreements
 to resell................       15,622       1,113                     16,735
Other interest income.....           57                                     57
                             ----------    --------      ----       ----------
 Total interest income....    1,762,751     199,128       (41)       1,961,838
                             ----------    --------      ----       ----------
INTEREST EXPENSE
Interest on deposits......      489,503      80,952                    570,455
Interest on funds borrow-
 ed.......................       57,070       3,410                     60,480
Interest on long-term
 debt.....................       72,828       5,638       (41)(2)       78,425
                             ----------    --------      ----       ----------
 Total interest expense...      619,401      90,000       (41)         709,360
                             ----------    --------      ----       ----------
Net interest income.......    1,143,350     109,128         0        1,252,478
Provision for losses on
 loans....................      129,300      30,950                    160,250
                             ----------    --------      ----       ----------
Net interest income after
 provision for losses on
 loans....................    1,014,050      78,178                  1,092,228
                             ----------    --------      ----       ----------
NON-INTEREST INCOME
Debit and credit card
 fees.....................      149,892       2,186                    152,078
Service charges on deposit
 accounts.................      154,667       8,465                    163,132
Trust income..............       92,654       4,077                     96,731
Fees for international
 services.................       60,247                                 60,247
Securities gains (losses).       15,085      (1,280)                    13,805
Other operating income....      114,178      10,493                    124,671
                             ----------    --------      ----       ----------
 Total non-interest in-
  come....................      586,723      23,941                    610,664
                             ----------    --------      ----       ----------
NON-FINANCIAL EXPENSES
Salaries, wages and bene-
 fits.....................      582,067      45,837                    627,904
Net occupancy.............      106,203       6,562                    112,765
Equipment expenses........       79,350       6,239                     85,589
Other operating expenses..      445,723      34,612                    480,335
                             ----------    --------      ----       ----------
 Total non-financial ex-
  penses..................    1,213,343      93,250                  1,306,593
                             ----------    --------      ----       ----------
Income before income tax-
 es.......................      387,430       8,869                    396,299
Provision for income tax-
 es(4) ...................      126,408       1,757                    128,165
                             ----------    --------      ----       ----------
Income before cumulative
 effect of a change in
 accounting principle(3)..   $  261,022    $  7,112                 $  268,134
                             ==========    ========      ====       ==========
Average common shares out-
 standing.................      119,350      11,173                    135,813
PER COMMON SHARE DATA(5)
Income before cumulative
 effect of a change in
 accounting principle.....        $2.19       $0.63                      $1.97
Cash dividends declared...        $1.02       $1.16                      $1.02

See Footnotes to Pro Forma Condensed Combined Statements of Income on pages 54-
55.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                  (UNAUDITED)

                          YEAR ENDED DECEMBER 31, 1991

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    CORESTATES
                            CORESTATES  INDEPENDENCE                   AND
                               AND      BANCORP AND   PRO FORMA    INDEPENDENCE
                           SUBSIDIARIES SUBSIDIARIES ADJUSTMENTS    PRO FORMA
                           ------------ ------------ -----------   ------------
INTEREST INCOME
Interest and fees on
 loans...................   $1,946,080    $169,555                  $2,115,635
Interest on investment
 securities..............      209,009      53,104                     262,113
Interest on time deposits
 in banks................       73,775       5,734     $   (13)(2)      79,496
Interest on federal funds
 sold and securities
 purchased under
 agreements to resell....       25,558       2,424                      27,982
Other interest income....           51                                      51
                            ----------    --------     -------      ----------
 Total interest income...    2,254,473     230,817         (13)      2,485,277
                            ----------    --------     -------      ----------
INTEREST EXPENSE
Interest on deposits.....      835,700     114,712         (13)(2)     950,399
Interest on funds
 borrowed................      166,487       5,118                     171,605
Interest on long-term
 debt....................       84,418       5,945                      90,363
                            ----------    --------     -------      ----------
 Total interest expense..    1,086,605     125,775         (13)      1,212,367
                            ----------    --------     -------      ----------
Net interest income......    1,167,868     105,042           0       1,272,910
Provision for losses on
 loans...................      272,596      18,665                     291,261
                            ----------    --------     -------      ----------
Net interest income after
 provision for losses on
 loans...................      895,272      86,377                     981,649
                            ----------    --------     -------      ----------
NON-INTEREST INCOME
Debit and credit card
 fees....................      166,167       1,753                     167,920
Service charges on
 deposit accounts........      135,148       7,841                     142,989
Trust income.............       93,386       3,976                      97,362
Fees for international
 services................       47,275                                  47,275
Securities gains
 (losses)................      (14,175)        307                     (13,868)
Other operating income...      159,312      14,575                     173,887
                            ----------    --------     -------      ----------
 Total non-interest
  income.................      587,113      28,452                     615,565
                            ----------    --------     -------      ----------
NON-FINANCIAL EXPENSES
Salaries, wages and
 benefits................      575,438      44,921                     620,359
Net occupancy............      115,462       6,386                     121,848
Equipment expenses.......       83,091       5,975                      89,066
Other operating expenses.      455,265      32,927                     488,192
                            ----------    --------     -------      ----------
 Total non-financial
  expenses...............    1,229,256      90,209                   1,319,465
                            ----------    --------     -------      ----------
Income before income
 taxes...................      253,129      24,620                     277,749
Provision for income
 taxes(4) ...............       90,503       5,664       1,265(4)       97,432
                            ----------    --------     -------      ----------
Net income...............   $  162,626    $ 18,956     $(1,265)     $  180,317
                            ==========    ========     =======      ==========
Average common shares
 outstanding.............      117,016      11,012                     133,534
PER COMMON SHARE DATA(5)
Net income...............        $1.39       $1.72                       $1.35
Cash dividends declared..        $0.97       $1.16                       $0.97

See Footnotes to Pro Forma Condensed Combined Statements of Income on pages 54-
55.

         FOOTNOTES TO PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)

(1) The Pro Forma Condensed Combined Statements of Income do not reflect the estimated $25.0 million provision for losses on loans related to Independence's loan portfolio, the $5.0 million addition to Independence's reserve against OREO, or charges of approximately $24.2 million directly attributable to the Merger. Were these expenses reflected in the Pro Forma Condensed Combined Statement of Income for the year ended December 31, 1993, net income would decrease by $35.2 million, or $0.24 per share.

(2) Reflects the elimination of intercompany interest on deposits, long-term debt, Federal funds transactions and other intercompany funding.

(3) Reflects the adoption of FAS 106, "Employers Accounting for Postretirement Benefits Other Than Pensions." As permitted under FAS 106, CoreStates elected to recognize immediately the January 1, 1992 transitional liability of $128.7 million pre-tax, $84.9 million or $0.71 per share after-tax, as the cumulative effect of a change in accounting principle in the first quarter of 1992.

  The impact of FAS 106 on Independence is immaterial.

  Germantown adopted FAS 106 effective January 1, 1992 and elected to recognize immediately a one-time, non-cash charge equal to its January 1, 1992 transitional liability of $3.7 million, $2.4 million after-tax, as the cumulative effect of a change in accounting principle.

(4) In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("FAS 109"), which superseded FAS 96. Although FAS 109 was not required to be adopted until the first quarter of 1993, in the first quarter of 1992 CoreStates retroactively adopted FAS 109 as of January 1, 1987.

  Independence prospectively adopted FAS 109 on January 1, 1992, recognizing a cumulative benefit of $4.4 million as the cumulative effect of a change in accounting principle. However, the pro forma financial information is prepared as if Independence retroactively adopted FAS 109 as of January 1, 1987. The impact of retroactively applying FAS 109 to Independence has the following effects on pro forma net income and period-end common shareholders' equity (in thousands, except per share):

                                               INCREASE
                                              (DECREASE)         CUMULATIVE
                                            IN NET INCOME    INCREASE (DECREASE)
                                            ---------------       IN COMMON
                                                      PER       SHAREHOLDERS'
                                            AMOUNT   SHARE         EQUITY
                                            -------  ------  -------------------
   Year ended:
    December 31, 1993......................     --      --            --
    December 31, 1992...................... $(4,378) $(0.03)          --
    December 31, 1991......................  (1,265)  (0.01)       $4,378
    December 31, 1990......................    (533)      *         5,643
    December 31, 1989......................    (613)      *         6,176

  --------
  * Decrease less than $.01 per share.

(5) Reflects the impact of the Stock Dividend. CoreStates, Independence and pro forma earnings per common share for the years ended December 31, 1993, 1992 and 1991 were based on weighted average common shares outstanding as dilution from potentially dilutive common stock equivalents was less than 3% for each period.

(6) Reflects the anticipated impact of the purchase accounting adjustments (which were determined using information available at the most recent practicable date) assuming the Germantown Proposed Combination was effective on January 1, 1993. For the purposes of determining the effects on the pro forma combined condensed statement of income, the following pro forma adjustments have been made:

  a) Amortization of the premium on the loan and investment securities portfolios and certificates of deposit and the related income tax effects.

  b) Amortization of intangibles including goodwill and deposit base intangible which was calculated using lives of 15 years and 10 years, respectively. As required by FAS 109, the provision for income taxes assumes that the amortization of the deposit base intangible is deductible for Federal income tax purposes.

  c) Interest expense on the seven-year 7 1/4% notes which were assumed to have been issued to fund the cash portion of the purchase price.

(7) Effective January 1, 1993, CoreStates adopted FAS 112, "Employers' Accounting for Postemployment Benefits." CoreStates recognized the January 1, 1993 FAS 112 transitional liability of $20.0 million, $13.0 million after-tax or $0.10 per share, as the cumulative effect of a change in accounting principle. The impact of FAS 112 on Independence and Germantown is immaterial.

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

  CoreStates is a bank holding company within the meaning of the 1956 Act and is registered as such with the FRB. As a bank holding company, it is also subject to regulation by the Pennsylvania Department of Banking. The national bank subsidiaries of CoreStates are subject to regulation, supervision and regular examination by the OCC, as well as regulation by the FDIC. Bank holding companies and banks are extensively regulated under both federal and state law. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. A change in applicable law or regulation may have a material effect on the business of CoreStates.

  CoreStates is required to file an annual report with the FRB containing such additional information as the FRB may require pursuant to the 1956 Act. Copies of annual and other periodic reports are also required to be filed with the applicable state regulatory authorities. The 1956 Act requires each bank holding company to obtain the prior approval of the FRB before it may acquire substantially all of the assets of any bank, or before it may acquire ownership or control of any voting shares of any bank, if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. The 1956 Act also restricts the types of businesses and operations in which a bank holding company and its nonbank subsidiaries may engage. Generally, permissible activities are limited to banking and activities found by the FRB to be so closely related to banking as to be a proper incident thereto.

  The operations of the banking subsidiaries of CoreStates are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be made and limits upon the types of services which may be offered. Various consumer laws and regulations also affect the operations of the banking subsidiaries of CoreStates. The approval of the OCC is required for branching by a national bank and for bank mergers in which the continuing bank is a national bank.

CAPITAL

  The FRB, in the case of bank holding companies such as CoreStates, and the OCC, in the case of national banks, in general measure capital adequacy by using a risk-based capital framework and by monitoring compliance with minimum leverage ratio guidelines. The required minimum ratio of total risk-based capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) (the total risk-based capital ratio) is 8%. At least half of the total capital, or 4%, is to be comprised of common equity, qualifying perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less deductible intangibles ("Tier 1 Capital"). The remainder ("Tier 2 Capital") may consist of other preferred stock, certain other instruments (limited in the case of subordinated debt) and a portion of the reserve for possible credit losses up to 1.25% of total risk weighted assets. The aggregate amount of Tier 1 Capital and Tier 2 Capital is referred to herein as "Total Capital".

  In addition, the FRB has established minimum leverage ratio guidelines for bank holding companies and the OCC has established minimum leverage ratio guidelines for national banks. These guidelines provide for a minimum leverage ratio (Tier 1 Capital to quarterly average total assets less deductible intangibles) of 3% for bank holding companies and banks that meet certain criteria, including the maintenance of the highest regulatory rating. All other bank holding companies and banks are required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points.

  In addition to considering specific minimum capital levels, the regulatory agencies review capital adequacy in light of a variety of factors, including asset quality. Therefore, the capital adequacy of a banking organization will be impacted by, and assessed in relation to, its asset quality. Bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations, beyond current levels.

However, it is difficult to predict whether and when higher capital requirements would be imposed, and if so, at what levels and on what schedule. In addition, institutions which meet minimum regulatory capital requirements, but are not "well capitalized," are subject to certain restrictions and disadvantages, such as restrictions on the receipt of brokered deposits.

  Failure to satisfy the minimum capital requirements of the regulatory guidelines and requirements could subject a banking organization to enforcement action by the regulatory authorities, including the termination of FDIC deposit insurance.

  Set forth below are the minimum regulatory capital ratios and the capital ratios for each of CoreStates and Independence, and their respective banking subsidiaries, and Germantown as of December 31, 1993:

                                                             NEW JERSEY CORESTATES
  CORESTATES AND BANK     MINIMUM                CORESTATES   NATIONAL    BANK OF
      SUBSIDIARIES         RATIO     CORESTATES  BANK, N.A.     BANK     DELAWARE
  -------------------     --------  ------------ ----------- ---------- -----------
Total Risk Based Capital
 Ratio..................       8.0%     13.2%       10.9%       11.4%      12.1%
Tier 1 Risk Based Capi-
 tal Ratio..............       4.0       9.0         8.5         9.3       10.9
Leverage Ratio..........  3.0--5.0       7.7         7.3         6.5       13.4
                                                                                     THIRD
 INDEPENDENCE AND BANK    MINIMUM                   BUCKS    CHELTENHAM   LEHIGH    NATIONAL
      SUBSIDIARIES         RATIO    INDEPENDENCE COUNTY BANK    BANK    VALLEY BANK   BANK
 ---------------------    --------  ------------ ----------- ---------- ----------- --------
Total Risk Based Capital
 Ratio..................       8.0%     14.8%       11.0%       13.9%      12.6%      11.0%
Tier 1 Risk Based Capi-
 tal Ratio..............       4.0      10.4         9.7        10.9       11.4        9.9
Leverage Ratio..........  3.0--5.0       8.6         8.0         7.8        9.6        8.5
                          MINIMUM
       GERMANTOWN          RATIO     GERMANTOWN
       ----------         --------  ------------
Total Risk Based Capital
 Ratio..................       8.0%     17.4%
Tier 1 Risk Based Capi-
 tal Ratio..............       4.0      16.1
Leverage Ratio..........  3.0--5.0       8.6

  CoreStates' and all of CoreStates' bank subsidiaries' capital ratios as of December 31, 1993 exceeded all general minimum capital requirements imposed by the FRB and the OCC. Independence and all of its bank subsidiaries and Germantown capital ratios as of December 31, 1993 met all general minimum capital requirements imposed by the FRB, FDIC and the OCC.

DIVIDENDS

  CoreStates is a legal entity separate and distinct from its bank and other subsidiaries. CoreStates' principal source of revenue consists of dividends from its bank and non-bank subsidiaries. Federal law imposes limitations on the payment of dividends by national banks.

  The payment of dividends by CoreStates and its bank subsidiaries may also be affected by other factors, such as the maintenance of adequate capital. For example, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") generally prohibits an undercapitalized institution from paying dividends. In addition, if, in the opinion of the applicable regulatory authority, a bank holding company or a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such organization cease and desist from such practice. The FRB, the OCC and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings.

  Each subsidiary bank that is a national banking association is required by federal law to obtain the approval of the OCC for the payment of dividends if the total of all dividends declared by the board of directors of such bank in any year will exceed the total of such bank's net profits (as defined and interpreted by regulation) for that year and the retained net profits (as defined) for the preceding two years, less any required transfers to surplus. National banks can only pay dividends to the extent that retained net profits (including the portion transferred to surplus) exceed bad debts. As of December 31, 1993, the banking subsidiaries of CoreStates could pay $171 million in dividends under the foregoing restrictions.

SUPPORT OF BANK SUBSIDIARIES

  A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

  Under FRB regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the FRB's policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the FRB to be an unsafe and unsound banking practice or a violation of the FRB regulations or both. This doctrine is commonly known as the "source of strength" doctrine.

  Federal law provides for the enforcement of any pro rata assessment of shareholders of a national bank to cover impairment of capital stock by sale, to the extent necessary, of the stock of any assessed shareholder failing to pay the assessment.

BORROWINGS BY HOLDING COMPANIES

  Federal law also prevents CoreStates and certain of its affiliates from borrowing from their banking subsidiaries unless such borrowings are secured by specified amounts and types of collateral. Additionally, each such secured loan to an affiliate is generally limited to an amount not exceeding 10% of the bank's capital and surplus, and all such loans between the lending bank and its affiliates are limited to an amount not to exceed 20% of the lending bank's capital and surplus. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

FDICIA

  Insurance Premiums. In connection with the recapitalization of the Bank Insurance Fund ("BIF"), FDICIA requires the FDIC to set semi-annual assessment rates for BIF members at levels sufficient to increase the BIF's reserve ratio to a designated level within a prescribed period of time, not to exceed 15 years from the date that the FDIC promulgates the applicable time schedule. Pursuant to FDICIA, the FDIC has developed a risk-based assessment system, under which the assessment rate for an insured depository institution varies according to the level of risk incurred in its activities. An institution's risk category is based upon whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. Each insured depository institution is also to be assigned to one of the following "supervisory subgroups": Subgroup A, B or C. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. Based on its capital and supervisory subgroups, each BIF or Savings Association Insurance Fund member institution is assigned an annual FDIC assessment rate varying between 0.23% per annum (for well capitalized Subgroup A institutions) and 0.31% per annum (for undercapitalized Subgroup C institutions). Each CoreStates banking subsidiary is considered well capitalized. See "General".

  Prompt Corrective Action. FDICIA substantially revised the bank regulatory provisions of the Federal Deposit Insurance Act and several other federal banking statutes. Among other things, FDICIA requires federal banking agencies to broaden the scope of regulatory corrective action taken with respect to depository institutions that do not meet minimum capital requirements and to take such actions promptly in order to minimize losses to the FDIC. In connection with FDICIA, federal banking agencies are required to establish capital measures (including both a leverage measure and a risk-based capital measure) and to specify for each capital measure the levels at which depository institutions will be considered "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" or "critically undercapitalized".

  Under FDICIA, the OCC has adopted regulations establishing relevant capital measures and relevant capital levels. The relevant capital measures are the total risk-based capital ratio, Tier 1 risk-based capital ratio (the ratio of Tier 1 capital to risk-weighted assets) and the leverage ratio. Under the regulations, a national bank will be (i) well capitalized if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a leverage ratio of 5% or greater and is not subject to any written agreement, order or capital directive by the OCC to meet and maintain a specific capital level for any capital measure; (ii) adequately capitalized if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater and a leverage ratio of 4% or greater (3% in certain circumstances) and is not well capitalized; (iii) undercapitalized if it has a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 4% or a leverage ratio of less than 4% (3% in certain circumstances); (iv) significantly undercapitalized if it has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3% or a leverage ratio of less than 3%; and (v) critically undercapitalized if its tangible equity is equal to or less than 2% of average quarterly tangible assets. Each CoreStates banking subsidiary is considered well capitalized.

  FDICIA authorizes the appropriate federal banking agency, after notice and an opportunity for a hearing, to treat a well capitalized, adequately capitalized or undercapitalized insured depository institution as if it had a lower capital-based classification if it is in an unsafe or unsound condition or engaging in an unsafe or unsound practice. Thus, an adequately capitalized institution can be subjected to the restrictions on undercapitalized institutions (provided that a capital restoration plan cannot be required of the institution) described below and an undercapitalized institution can be subjected to the restrictions applicable to significantly undercapitalized institutions described below.

  FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized, and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

  Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

  Brokered Deposits. Under FDICIA, a bank cannot accept brokered deposits (which term is defined to include payment of an interest rate more than 75 basis points above prevailing rates) unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts. In addition, a bank that is adequately capitalized may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is well capitalized. All of the CoreStates banking subsidiaries are well capitalized for purposes of the foregoing.

  Safety and Soundness Standards. FDICIA requires that each of the Federal bank regulatory agencies prescribe by regulation the depository institution and depository institution holding company standards relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and employee compensation, fees and benefits as well as standards specifying minimum earnings sufficient to absorb losses without impairing capital, and to the extent feasible, a minimum ratio of market value to book value for publicly traded shares and such other standards relating to the foregoing as it deems appropriate. A holding company or institution that fails to comply with such standards will be required to submit a plan designed to achieve such compliance. If no such plan is submitted or a failure to implement such a plan exists, the depository institution or holding company would become subject to additional regulatory action or enforcement proceedings. Under FDICIA, final regulations under such provisions should have become effective no later than December 1, 1993. Since the standards have not yet been prescribed in final form, CoreStates cannot assess the significance of the impact such standards will have on its operations, which could be material.

  Other. FDICIA also contains a variety of other provisions that may affect the operations of bank holding companies and banks, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions and the requirement that a depository institution give certain prior notice to customers and regulatory authorities before closing any branch.

POTENTIAL ENFORCEMENT ACTIONS

  Bank holding companies and banks and their institution-affiliated parties may be subject to potential enforcement actions by the FRB, the OCC or the FDIC for unsafe or unsound practices in conducting their businesses, or for violations of any law, rule or regulation or provision, any consent order with any agency, any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, additional cease-and-desist orders and written agreements, the termination of insurance of deposits, the imposition of civil money penalties and removal and prohibition orders against institution-affiliated parties.

                    DESCRIPTION OF CORESTATES CAPITAL STOCK

CORESTATES CAPITAL STOCK

  As of March 31, 1994, the authorized capital stock of CoreStates consisted of 10,000,000 shares of Series Preferred Stock, without par value ("Series Preferred Stock"), of which none was issued and outstanding, and 200,000,000 CoreStates Common Shares, par value $1.00 per share, of which 127,037,854 shares were issued and outstanding.

  The CoreStates Board is authorized to issue the shares of Series Preferred Stock in series without further shareholder action with such voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of any series as it may determine from time to time by resolution.

CORESTATES COMMON SHARES

  Dividend Rights. The holders of CoreStates Common Shares are entitled to share ratably in dividends out of funds legally available therefor, when and as declared by the CoreStates Board, after full cumulative dividends on all shares of Series Preferred Stock, and any other class or series of preferred stock ranking superior as to dividends to CoreStates Common Shares, have been paid or declared and funds sufficient for the payment thereof set apart.

  Voting Rights. Each holder of CoreStates Common Shares has one vote on matters presented for consideration by the shareholders for each share held. There are no cumulative voting rights in the election of directors. All issued and outstanding CoreStates Common Shares are fully paid and non-assessable. In certain circumstances, issued and outstanding Series Preferred Stock or any other class or series of preferred stock issued by CoreStates may affect voting rights of CoreStates Common Shares. There are no shares of Series Preferred Stock or any other class or series of preferred stock issued by CoreStates outstanding.

  Size and Classification of Board of Directors. CoreStates' Articles of Incorporation ("CoreStates Articles") provide for a classified Board of Directors, consisting of three substantially equal classes of directors, each serving for a three-year term, with the term of each class of directors ending in successive years. The CoreStates Board currently consists of 19 members. Classification of the CoreStates Board may have the effect of decreasing the number of directors that could otherwise be elected at a given annual meeting by anyone who obtains a controlling interest in CoreStates Common Shares and thereby could impede a change in control of CoreStates.

  Preemptive Rights. The holders of CoreStates Common Shares have no preemptive rights to acquire any new or additional unissued shares or treasury shares of CoreStates capital stock.

  Liquidation Rights. In the event of a liquidation, dissolution or winding up of CoreStates, whether voluntary or involuntary, the holders of CoreStates Common Shares will be entitled to share ratably in any of CoreStates' assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding preferred stock.

  Assessment and Redemption. The CoreStates Common Shares issuable pursuant to the Merger will be, when issued, fully paid and nonassessable. CoreStates Common Shares do not have any redemption provisions.

CORESTATES SERIES PREFERRED STOCK

  The CoreStates Articles contain general terms for Series Preferred Stock, and specific terms for a series of 3,041,000 shares designated as Series A Preferred Stock. No shares of Series Preferred Stock or Series A Preferred Stock are issued and outstanding.

  Dividend Rights. The holders of Series A Preferred Stock are entitled to receive out of any funds legally available therefor, when and as declared by the CoreStates Board, cash dividends at an annual per share rate equal to 12.3%.

  Voting Rights. Except as otherwise required by law or as provided in any resolution of the CoreStates Board designating a series of Series Preferred Stock (a "Creating Resolution"), any series of Series Preferred Stock has no voting rights and shall not be entitled to notice of any meeting of the shareholders of CoreStates or, upon any matter on which the shares of Series Preferred Stock of any series having voting rights, each holder of shares of Series Preferred Stock of such series shall be entitled to one vote for each $25 which would be payable with respect to the holders of shares of Series Preferred Stock of such series upon any involuntary liquidation, dissolution or winding up of CoreStates. The Creating Resolution relating to the Series A Preferred Stock did not provide for any voting rights or notice of any meeting of the shareholders of CoreStates. Except as otherwise provided in a Creating Resolution, in the event that dividends upon any series of the Series Preferred Stock shall be in arrears in an amount equal to six full quarterly dividends thereon, the holders of such series shall become entitled to vote noncumulatively at all elections of directors of CoreStates, and to receive notice of all shareholders' meetings to be held for such purpose. At such meetings, the holders of such series, voting as a class together with the holders of any other series then having the right to elect directors under such circumstances, shall be entitled solely to elect two members of the CoreStates Board and all other directors of CoreStates shall be elected by the other shareholders of CoreStates entitled to vote in the election of directors. Such voting rights of the holders of such series shall continue until all accumulated and unpaid dividends thereon shall have been paid or funds sufficient therefor set aside, whereupon all such voting rights of the holders of shares of such series shall cease, subject to being again revived from time to time upon the reoccurrence of the conditions above described as giving rise thereto.

  At any time when such right to elect directors separately as a class has so vested, CoreStates may, and upon written request of the holders of record of not less than 20% of the then outstanding total number of shares of all the Series Preferred Stock having the right to elect directors in such circumstances shall, call a special meeting of holders of such Series Preferred Stock for the election of directors. Upon the mailing of the notice of such special meeting to the holders of such Series Preferred Stock, or, if no such meeting is held, then upon the mailing of the notice of the next annual or special meeting of shareholders for the election of directors, the number of directors of CoreStates shall be increased only to the extent necessary to provide sufficient vacancies to enable the holders of such Series Preferred Stock to elect the two directors discussed herein, and all such vacancies shall be filled only by a vote of the holders of such Series Preferred Stock as discussed herein. Whenever the number of directors of CoreStates shall have been increased, the number as so increased may thereafter be further increased or decreased in such manner as may be permitted by CoreStates' By-laws and without the vote of the holders of Series Preferred Stock, provided that no such action shall impair the right of the holders of Series Preferred Stock to elect and to be represented by two directors as herein provided.

  So long as the holders of any series of Series Preferred Stock are entitled to voting rights under the CoreStates Articles, any vacancy in the CoreStates Board caused by the death or resignation of any director elected by the holders of Series Preferred Stock, shall, until the next meeting of shareholders for the election of directors, in each case be filled by the remaining director elected by the holders of Series Preferred Stock having the right to elect directors in such circumstances.

  Upon termination of the voting rights of the holders of any series of Series Preferred Stock, so long as no other Series Preferred Stock then outstanding has the right to elect directors in such circumstances, the terms of office of all persons who shall have been elected directors of CoreStates by vote of the holders of Series Preferred Stock or by a director elected by such holders shall forthwith terminate.

  Except in certain cases, as long as two or more series of Series Preferred Stock are outstanding, no particular series of Series Preferred Stock shall be entitled to vote as a separate series on any matter and all shares of Series Preferred Stock of all series shall be deemed to constitute but one class for any purpose for which a vote of the shareholders of CoreStates by classes may now or hereafter be required.

  Preemptive Rights. No holder of Series Preferred Stock shall have any preemptive right to acquire any new or additional unissued shares or treasury shares of CoreStates capital stock.

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

  Liquidation Rights. In the event of a liquidation, dissolution or winding up of CoreStates, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled only to payment in cash of $25 per share, plus an amount equal to full cumulative dividends to the date when such payments shall be made available to the holders thereof.

  Redemption. The Series A Preferred Stock may be called for redemption and redeemed by the payment therefor of $25.00 per share, plus an amount equal to full cumulative dividends to the date fixed by the CoreStates Board as such redemption date.

  Certain Corporation Action. Without the consent of the holders of at least a majority of the shares of Series Preferred Stock at the time outstanding, CoreStates cannot (i) authorize any new class or series of shares or any series of Series Preferred Stock, or an increase in the authorized amount of any class or series of shares or any series of Series Preferred Stock, which shall rank senior to any series of the Series Preferred Stock with respect to payment of dividends or distribution upon liquidation; provided, however, that if shares of such class or series would rank prior to one or more but not all of the several series of the Series Preferred Stock at the times outstanding, the consent of the holders of a majority of the shares of all series with respect to which shares of such class or series would rank prior shall be required in lieu of the consent of holders of all Series Preferred Stock; or
(ii) increase the authorized Series Preferred Stock to any amount in excess of 5,000,000; or (iii) merge or consolidate with any other corporation if the corporation resulting from such merger or consolidation would have after such merger or consolidation any authorized class of shares ranking prior to or equal with the Series Preferred Stock with respect to payment of dividends or distributions upon liquidation, except for classes having the same number of shares with the same rights and preferences as the authorized shares of CoreStates immediately preceding such merger or consolidation.

  See "COMPARISON OF SHAREHOLDER RIGHTS--Amendment of Articles of
Incorporation or By-laws," for a description of the manner in which the CoreStates Articles and By-laws may be amended.

                       COMPARISON OF SHAREHOLDER RIGHTS

GENERAL

  Each of CoreStates and Independence is a Pennsylvania corporation subject to the provisions of the PABCL. Shareholders of Independence, whose rights are governed by Independence's articles of incorporation (the "Independence Articles") and by-laws (the "Independence By-laws") and the PABCL will, upon consummation of the Merger, become shareholders of CoreStates and, at the Effective Time, their rights as shareholders will be determined by the CoreStates Articles, the CoreStates By-laws and the PABCL.

  The following is a summary of the material differences in the rights of shareholders of Independence under the Independence Articles, Independence By-laws and the PABCL, on the one hand, and the rights of the shareholders of CoreStates under the CoreStates Articles, the CoreStates By-laws and the PABCL, on the other hand. The following discussion does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and the articles of incorporation and by-laws of each corporation.

AUTHORIZED CAPITAL

  The Independence Articles authorize the issuance of 50,000,000 of
Independence Common Shares, par value $2.50 per share, of which     shares
were issued and outstanding as of the Record Date, and 2,500,000 shares of preferred stock, par value $100 per share ("Independence Preferred Stock"), none of which was issued and outstanding as of the Record Date. Independence Preferred Stock is issuable in series, each having such rights and preferences as the Independence Board may fix and determine. As of the Record Date, 110,000 shares of Series A Preferred Stock, par value $100 per share ("Independence Series A Preferred Stock"), were reserved for issuance upon the exercise of Independence's preferred stock purchase rights pursuant to the Independence Rights Agreement (as defined below under "Shareholder Protection Rights Plan").

  For a description of the authorized capital of CoreStates, see "DESCRIPTION OF CORESTATES CAPITAL STOCK--CoreStates Capital Stock."

AMENDMENT OF ARTICLES OF INCORPORATION OR BY-LAWS

  The Independence Articles and By-laws may be amended by the Independence Board, subject to the power of the shareholders to change such action; provided, however, that 85% of all of the issued and outstanding shares entitled to vote in the election of directors of Independence vote in favor of amending the Independence Articles or By-laws in any manner different from that recommended by the Independence Board. If the Independence Board by a three-fourths vote (or if there is a person or persons serving on the Independence Board other than Continuing Directors (as defined under "Merger or Other Fundamental Transactions" below), in which event the requirement is for three-fourths of the Continuing Directors) recommends amending the Independence Articles or By-laws, they may waive the provisions above requiring a greater percentage of shareholder vote and a majority of all the issued and outstanding shares entitled to vote in the election of directors of Independence is required in favor of taking such action. Unless a resolution to amend the Independence Articles or By-laws is approved by 85% or more of all of the issued and outstanding shares entitled to vote in the election of directors of Independence and does not expressly provide to the contrary, such resolution may be amended, modified, expanded, contracted or terminated by the Independence Board. In the event any of the foregoing provisions is finally judicially determined to be invalid, the Independence By-laws can only be amended by the shareholders upon a two-thirds affirmative vote.

  The CoreStates Articles may be amended in the manner prescribed by the PABCL. The PABCL generally provides that an amendment of the articles of incorporation must be proposed by the board of directors and may be adopted by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and by a majority of the votes cast by the shareholders of any class or series of shares entitled to vote thereon. Notwithstanding the foregoing, without the consent of the holders of at least two-thirds of the shares of Series Preferred Stock outstanding, CoreStates cannot adopt or effect any amendment to the CoreStates Articles which would adversely affect the rights or preferences of the Series Preferred Stock (except as may be expressly permitted under the CoreStates Articles with the consent of the holders of a majority of the shares of Series Preferred Stock); provided, however, that if any such amendment adversely affects the rights or preferences of one or more, but not all, of the series of Series Preferred Stock at the time outstanding, the consent of the holders of at least two-thirds of the shares of all series adversely affected is required in lieu of the consent of the holders of two-thirds of the shares of Series Preferred Stock. CoreStates' By-laws may be amended by shareholder vote by a majority of the votes cast by all shareholders entitled to vote or by a majority of the CoreStates Board if the matter in question is not committed to the shareholders by statute.

SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS

  The Independence Articles provide that the Independence Board will be composed of five or more, but not more than thirty-five, members, the number of which may be fixed by resolution of the Independence Board. The Independence Board currently consists of 16 members. The Independence By-laws provide for a classified board of directors, consisting of four substantially equal classes of directors, each serving for a four-year term, with the term of each class of directors ending in successive years. Classification of the Independence Board may have the effect of decreasing the number of directors that could otherwise be elected at a given annual meeting by anyone who obtains a controlling interest in Independence Common Shares and thereby could impede a change in control of Independence.


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

  For a description of the size and classification of the CoreStates Board see "DESCRIPTION OF CORESTATES CAPITAL STOCK--CoreStates Common Shares--Size and Classification of Board of Directors."

  The classification of the CoreStates and Independence Boards may have the effect of decreasing the number of directors that could otherwise be elected at a given annual meeting by any holder of CoreStates Common Shares or Independence Common Shares, as the case may be, who obtains a controlling interest in CoreStates Common Shares or Independence Common Shares.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  As permitted by the PABCL, the CoreStates Articles and the Independence By-laws provide that a director (or officer, in the case of CoreStates) shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless the director (or officer, in the case of CoreStates) has breached or failed to perform the duties of his or her office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Such limitation (i) does not apply to the responsibility or liability of a director (or officer, in the case of CoreStates) pursuant to any criminal statute or the liability of a director (or officer, in the case of CoreStates) for the payment of taxes, and (ii) may, in the view of certain commentators, shield a director from liability for certain breaches of his or her duty of loyalty as well as his or her duty of care.

  The Independence Articles and By-laws provide for indemnification for any and all persons to the fullest extent permitted by the PABCL. The PABCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

  CoreStates' Articles and By-laws do not contain similar provisions with respect to business combinations. However, the PABCL provides that, in respect of an action by or in the right of a corporation, a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation; provided, however, that there shall be no indemnification in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper. Notwithstanding the foregoing, the Independence By-laws prohibit indemnification where the act or failure to act giving rise to the claim for indemnification is finally determined by a court to have constituted willful misconduct or recklessness.

  In accordance with the PABCL, and pursuant to the CoreStates By-laws, CoreStates is obligated to indemnify an Indemnified representative (as defined below) against any Liability (as defined below) incurred in connection with any Proceeding (as defined below) in which the Indemnified representative may be involved as a party or otherwise, by reason of the fact that such person is or was serving in an Indemnified capacity (as defined below), including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or product Liability, except:

    (i) where such indemnification is expressly prohibited by applicable law, or

    (ii) where the conduct of the Indemnified representative has been determined to constitute willful misconduct or recklessness within the meaning of 42 Pa.C.S. ((S)) 8365(b) (now a reference to PABCL ((S))1746(b)) or any superseding provision of law, sufficient in the circumstances to bar indemnification against Liabilities arising from the conduct.

  For purposes of the foregoing,

  "Indemnified capacity" means any and all past, present and future service by an indemnified representative in one or more capacities as a director, officer, employee or agent of CoreStates, or, at the request of CoreStates, as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise;

  "Indemnified representative" means any and all directors and officers of the corporation and any other person designated as an indemnified representative by the CoreStates Board (which may, but need not, include any person serving at the request of CoreStates, as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise);

  "Liability" means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or other cost or expense of any nature (including, without limitation, attorneys' fees and disbursements); and "Proceeding" means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of CoreStates, a class of its security holders or otherwise.

SHAREHOLDER MEETINGS

  The Independence By-laws provide that the annual meeting of shareholders of Independence be held upon not less than twenty days' written notice in order to elect directors and transact any other business properly before the meeting. The presence in person or by proxy of holders of shares entitled to cast a majority of the votes of all outstanding Independence voting stock constitutes a quorum at any shareholders' meeting. The Independence By-laws provide that in order for business, including the nomination of directors by a shareholder, to be properly brought by a shareholder before an annual shareholders' meeting, notice must be given by such shareholder not less than 120 days prior to the anniversary of the release by Independence of its proxy statement to shareholders in connection with the previous year's annual meeting. No other business may be conducted at the annual meeting except in accordance with the procedures set forth in the Independence By-laws. A special meeting of Independence shareholders may be called for any purpose by Independence's Chairman of the Board, President or a majority of the Independence Board. In addition, holders of 40% or more of the outstanding Independence voting stock may apply to the Secretary of Independence to order that a special meeting of shareholders be held. The Independence Board shall then call such a meeting at a time determined by it.

  CoreStates' By-laws provide that the CoreStates Board may fix and designate the date and time of the annual meeting of shareholders, but if no such date is fixed, the meeting for any calendar year is to be held on the third Tuesday of April in such year. The presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting constitutes a quorum at that meeting.

  CoreStates' By-laws provide that a special meeting of the shareholders may be called at any time by the Chairman of the Board, the President or the CoreStates Board, who may fix the date, time and place of the meeting. If the date, time or place of the meeting is not so fixed, it will be fixed by the Secretary. A date fixed by the Secretary cannot be more than 60 days after the date of the calling of the meeting. CoreStates' By-laws expressly provide that, except when acting by unanimous consent to remove a director or directors, shareholders may act only at a duly organized meeting.

  CoreStates' By-laws provide that nominations for election of directors may be made by any shareholder entitled to vote for the election of directors so long as written notice of such shareholder's intent to nominate a director at the meeting is given by the shareholder and received by the Secretary of CoreStates not less than 45 days prior to the date of the annual meeting of shareholders. If directors are to be elected by shareholders at any other time, notice is required to be delivered to the Secretary of CoreStates not later than the seventh day following the day on which notice of the meeting was first mailed to shareholders. In lieu of delivery to the Secretary of CoreStates, such notice may be mailed to the Secretary of CoreStates by certified mail, return receipt requested, but shall be deemed to have been given only upon actual receipt by the Secretary of CoreStates. The notice is required to be in writing and contain or be accompanied by certain information about such shareholder, as described in CoreStates' By-Laws. The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that any nomination made at the meeting was not made in accordance with the foregoing procedures and, in such event, the nomination will be disregarded.

MERGER OR OTHER FUNDAMENTAL TRANSACTIONS

  Under the PABCL, a plan of merger, consolidation, share exchange, division, conversion or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of a corporation other than in the usual and regular course of business) generally must be proposed by the board of directors and approved by the affirmative vote of a majority of the votes cast by all shareholders of any class or series of shares entitled to vote thereon as a class.

  The Independence Articles provide that any Business Combination (as defined below) requires the affirmative vote of the holders of (i) at least 85% of the outstanding shares entitled to vote thereon or (ii) at least 75% of the outstanding shares entitled to vote thereon, if certain conditions regarding the nature and amount of consideration to be received in the transaction by holders of Independence Common Shares have been satisfied. However, if three-fourths of the entire Independence Board (or if there is a person or persons serving on the Independence Board other than Continuing Directors (as defined below), in which event three-fourths of the Continuing Directors) recommends in favor of acceptance of a Business Combination, they may waive the provisions above requiring a greater percentage of shareholder vote and the same may be effected upon the affirmative vote of a majority of the holders of Independence Common Shares. If the business combination provisions of the Independence Articles are applicable, such 85% or 75% approval would be required even if no vote is required or a lesser percentage is specified by the PABCL or any agreement to which Independence is a party.

  For purposes of the foregoing, "Business Combination" is defined to include
(i) any merger or consolidation of Independence with or into (a) any 20% Shareholder (as defined below) or (b) any other corporation (whether or not itself a 20% Shareholder) which is, or after such merger or consolidation would be, an affiliate of a 20% Shareholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (in one transaction or in a series of related transactions) to or with any 20% Shareholder, the aggregate value of which is equal to or greater than 10% of Independence's consolidated stockholders' equity as of the date thereof; (iii) the issuance or transfer by Independence (in one transaction or in a series of related transactions) of any securities of Independence to any 20% Shareholder or affiliate of a 20% Shareholder in exchange for cash, securities or other property or any combination thereof, having an aggregate fair market value equal to or greater than 10% of Independence's consolidated stockholders' equity as of the date thereof; (iv) any reclassification of securities (including any reverse stock split), recapitalization, reorganization, merger or consolidation of Independence with any of its subsidiaries or any similar transaction (whether or not with, into or otherwise involving a 20% Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Independence or any subsidiary, which is directly or indirectly owned by any 20% Shareholder or any affiliate of a 20% Shareholder; or (v) any other merger, consolidation, purchase or other acquisition of Independence or all or substantially all of its assets, regardless as to whether by sale, lease, exchange, mortgage, pledge, transfer or other disposition and regardless as to whether effected or to be effected in one transaction or a series of transactions.

  "20% Shareholder" means, in respect of any Business Combination, any person who or which, as of the record date for the determination of shareholders entitled to notice of and to vote on such Business Combination, or immediately prior to the consummation of any such transaction: (i) is the beneficial owner, directly or indirectly, of not less than 20% of the Independence Common Shares;
(ii) is an affiliate of Independence and at any time within two years prior thereto was the beneficial owner, directly or indirectly, of not less than 20% of Independence Common Shares; (iii) is an assignee of or has otherwise succeeded to any Independence Common Shares which were at any time within two years prior thereto beneficially owned by any 20% Shareholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act; or (iv) is the offeror, tenderer, acquiror, buyer, lessee, mortgagee, pledgee, transferee, recipient or other participant in any transaction or transactions referred to in clause (v) of the preceding paragraph.

  "Continuing Director" means a person who was a member of the Independence Board elected by persons who are not 20% Shareholders prior to the date as of which any 20% Shareholder acquired in excess of 10% of the then outstanding Independence Common Shares, or a person designated (before such director's initial election as a director) as a Continuing Director by a majority of the then Continuing Directors.

  CoreStates' Articles and By-laws do not contain similar provisions with respect to business combinations.

  However, the PABCL provides that if a shareholder of a registered corporation is a party to a sale of assets transaction, share exchange, merger or consolidation involving the corporation or a subsidiary, or if a shareholder is to receive a disproportionate amount of the shares or other securities of any corporation surviving or resulting from a plan of division, or is to be treated differently in a corporate dissolution from other shareholders of the same class, or is to have a materially increased percentage of voting or economic share interest in the corporation relative to substantially all other shareholders as a result of a reclassification, then approval must be obtained of the shareholders entitled to cast at least a majority of the votes which all shareholders other than the interested shareholder are entitled to cast with respect to the transaction, without counting the votes of the interested shareholder (and certain affiliated and associated persons). Such additional shareholder approval is not required if the consideration to be received by the other shareholders in such transaction for shares of any class is not less than the highest amount paid by the interested shareholder in acquiring shares of the same class, or if the proposed transaction is approved by a majority of the board of directors other than certain directors affiliated or associated with, or nominated by, the interested shareholder.

  Under the PABCL, an articles amendment or plan of reclassification, merger, consolidation, exchange, asset transfer, division or conversion that provides mandatory special treatment for the shares of a class held by particular shareholders or groups of shareholders that differs materially from the treatment accorded other shareholders or groups of shareholders holding shares of the same class must be approved by each group of holders of any outstanding shares of a class who are to receive the same special treatment under the amendment or plan, voting as a special class in respect of the plan, regardless of any limitations stated in the articles or bylaws on the voting rights of any class or series. At the option of the corporation's board of directors, the approval of such special treatment by any such affected group may be omitted, but in such event the holder of any outstanding shares of the special class so denied voting rights will be entitled to dissenters' rights (i.e., the right to demand payment in cash by the corporation of the fair value of the shareholder's shares).

STATE ANTI-TAKEOVER STATUTES

  CoreStates and Independence are subject to some, but not all, of various provisions of the PABCL which are triggered, in general, if any person or group acquires, or discloses an intent to acquire, 20% or more of the voting power of a covered corporation, other than pursuant to a registered firm commitment underwriting or, in certain cases, pursuant to the approving vote of the board of directors. The relevant provisions are contained in Subchapters 25E-H of the PABCL.

  Subchapter 25E (relating to control transactions) provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

  Subchapter 25F (relating to business combinations) delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. For this purpose, an "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

  Subchapter 25G (relating to control-share acquisitions) prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the "disinterested" shareholders approve such voting rights. Failure to obtain such approval exposes the owner to the risk of a forced sale of the shares to the issuer. If shareholder approval is obtained, the corporation is also subject to Subchapters 25I and J. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

  Subchapter 25H (relating to disgorgement) applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation or (ii) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

  Subchapters 25E-H contain a wide variety of transactional and status exemptions, exclusions and safe harbors. As permitted under the PABCL, CoreStates and Independence each have opted out of the provisions of Subchapters 25G and H but each is subject to the provisions of Subchapters 25E and F.

  In addition, the fiduciary duty standards applicable to the board of directors of each of CoreStates and Independence under the PABCL (i) explicitly give the board of directors the authority to weigh (in addition to consideration of employees, suppliers, customers and creditors of the corporation, the communities in which the corporation is located and other pertinent factors) the short and long-term interests of the corporation and the possibility that they may be best served by the independence of the corporation, and the resources, intent and past and potential conduct of the prospective acquiror, (ii) relieve the board from any duty to regard the shareholder interest as dominant or controlling, (iii) explicitly give the board the discretion to refuse to redeem a shareholder rights plan or to refuse to take certain specified actions with respect to potential acquisitions of control of the corporation, (iv) declare actions by directors with respect to a takeover bid to be subject to the same standard of conduct for directors that is applicable to all other conduct and (v) establish a presumption that actions with respect to a takeover bid by the "disinterested directors" (a term defined to include essentially all directors except certain officers and persons associated with the prospective acquiror) are lawful unless it is proved under a clear and convincing evidence standard that the director did not act in good faith after reasonable investigation.

  Under a provision of the Pennsylvania Banking Code of 1965 designed to protect shareholders of Pennsylvania banking institutions, subject to certain exceptions, no person may offer to acquire, or acquire control of more than 10% of the outstanding shares of a Pennsylvania banking institution or 5% of the outstanding shares of a Pennsylvania banking institution if such institution had net operating loss carry forwards in excess of 20% of its total shareholders' equity as reported in its most recent publicly available annual financial statements, without the prior written approval of the Pennsylvania Department of Banking.

STOCKHOLDER PROTECTION RIGHTS PLAN

  Attached to each Independence Common Share is a preferred stock purchase right (each, an "Independence Preferred Stock Purchase Right") issued pursuant to a Rights Agreement dated as of February 21, 1989 (as amended to date, the "Independence Rights Agreement"). Each Independence Preferred Stock Purchase Right entitles its registered holder to purchase one one-hundredth of a share of Independence Series A Preferred Stock at the price of $80 (the "Exercise Price"), subject to adjustment, at the close of business on the tenth day (or such later date as may be fixed by the Independence Board) after the earlier of
(i) the date (the "Stock Acquisition Date") on which a public announcement is made that a person (other than (a) Independence, any wholly owned subsidiary of Independence, or any employee benefit plan established by any of them or any trustee of, or fiduciary with respect to, any such plan or (b) CoreStates or any Associate (as defined in the Independence Rights Agreement) or Affiliate (as defined in the Independence Rights Agreement) thereof as a result of the execution and delivery of the Merger Agreement and the Stock Option Agreement, or the consummation of the transactions contemplated by the Merger Agreement or the Stock Option Agreement, including, without limitation, the merger or the exercise of the option provided for therein) has become the beneficial owner of 20% or more of the outstanding Independence Common Shares (any such Person being called an "Acquiring Person") or (ii) the date a person (other than Independence, any wholly owned subsidiary of Independence, or any employee benefit plan established by any of them or any trustee of, or fiduciary with respect to, any such plan) commences or makes a public announcement of an intent to commence a tender or exchange offer to acquire (when added to any shares as to which such person is the beneficial owner immediately prior to such tender or exchange offer) beneficial ownership of 20% or more of the outstanding Independence Common Shares (such tenth or later day being called the "Separation Time"); provided that if a tender or exchange offer referred to in clause (ii) is cancelled, terminated or otherwise withdrawn prior to the Separation Time, such offer shall be deemed never to have been made.

  The Independence Preferred Stock Purchase Rights will not be exercisable until the Separation Time. Independence's Preferred Stock Purchase Rights expire at the earlier of (i) February 21, 1999, (ii) the date on which the Independence Preferred Stock Purchase Rights are redeemed as described below and (iii) immediately prior to the Effective Time (the "Expiration Time"). The Exercise Price and the number of Independence Preferred Stock Purchase Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the Independence Preferred Stock Purchase Rights, are subject to adjustment upon the occurrence of certain events.

  The Independence Rights Agreement provides that, unless the Independence Preferred Stock Purchase Rights are earlier redeemed, in the event that, after the Independence Preferred Stock Purchase Rights have become exercisable and prior to the Expiration Time, Independence (a) consolidates with or merges with or into any other person (other than a wholly owned subsidiary of Independence), or any other person consolidates with or merges with or into Independence, and, in connection therewith, all or part of the outstanding Independence Common Shares are changed in any way or are converted into or exchanged for stock or other securities or cash or any other property, (b) sells or otherwise transfers (or one or more of its subsidiaries sells or otherwise transfers) assets (i) aggregating more than 50% of the assets (measured by either book value or fair market value), or (ii) generating more than 50% of the operating income or cash flow, of Independence and its subsidiaries (taken as a whole) to any other person (other than Independence or one or more of its wholly owned subsidiaries) or to two or more such persons which are affiliated or otherwise acting in concert, (c) engages in certain defined "self-dealing" transactions with Acquiring Persons or (d) permits certain transactions to occur at such time as there shall be an Acquiring Person (a "Flip-over Transaction or Event"), proper provision must be made so that each holder of record of an Independence Preferred Stock Purchase Right will have the right to receive, upon payment of the Exercise Price, that number of shares of common stock of the acquiring company having a Market Price (as defined in the Independence Rights Agreement) at the time of such transaction equal to two times the Exercise Price; provided, however, that the consummation of the transactions contemplated by the Merger Agreement shall be deemed not to be a Flip-over Transaction or Event. The Independence Rights Agreement further provides that, unless the Independence Preferred Stock Purchase Rights are earlier redeemed, in the event that, after the Preferred Stock Purchase Rights have become exercisable and prior to the Expiration Time, any person becomes an Acquiring Person, other than as a result of a tender offer for all shares of Independence Common Shares which the Independence Board determines, prior to the Stock Acquisition Date, to be in the best interest of Independence and its shareholders, each holder of record of an Independence Preferred Stock Purchase Right, other than an Independence Preferred Stock Purchase Right owned at such time or prior thereto by the Acquiring Person (which other Independence Preferred Stock Purchase Rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the Exercise Price, that number of shares of Independence's Series A Preferred Stock having a Market Price at the time of the transaction equal to two times the Exercise Price.

  At any time prior to the earlier of (i) the close of business on the tenth day (or such later date as may be fixed by the Independence Board) following the Stock Acquisition Date and (ii) February 21, 1999, Independence may redeem Independence's Preferred Stock Purchase Rights in whole, but not in part, at a price of $0.01 per Independence Preferred Stock Purchase Right.

  CoreStates has not adopted a plan similar to or having the same effect as the Independence Rights Agreement.
PREFERRED STOCK


  Independence's Preferred Stock (other than Independence's Series A Preferred Stock) is issuable in one or more series and the Independence Board, subject to certain limitations, is authorized to provide for the issuance of one or more new series of Independence's Preferred Stock and to fix the number of shares, dividend rate, liquidation prices, redemption, conversion and voting rights and other terms of the series without further action of the shareholders. The Independence Board may issue such preferred stock from time to time in transactions that may not require the approval of Independence's shareholders, and the preferences, designations, and voting rights of such preferred stock may materially limit or qualify the rights of the outstanding Independence Common Shares.

  For a description of CoreStates Series Preferred Stock see "DESCRIPTION OF CORESTATES CAPITAL STOCK--CoreStates Series Preferred Stock."
                                    EXPERTS


CORESTATES

  The consolidated financial statements of CoreStates for the year ended December 31, 1993 (restated to include Constellation Bancorp which was acquired on March 16, 1994), included in CoreStates' Form 8-K dated May 5, 1994, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, whose opinion is based in part on the report of KPMG Peat Marwick, independent auditors. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. The report of KPMG Peat Marwick refers to a change in accounting for postretirement benefits, other than pensions, income taxes and certain investments in debt and equity securities in 1993.

INDEPENDENCE

  The consolidated financial statements of Independence incorporated by reference in Independence's Annual Report (Form 10-K) for the year ended December 31, 1993 have been audited by Coopers & Lybrand, independent auditors, as set forth in their report thereon, which includes an explanatory paragraph noting that Independence changed its method of accounting for investments in 1993 and for income taxes in 1992, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

GERMANTOWN

  The consolidated financial statements of Germantown for the year ended December 31, 1993 incorporated in this Proxy Statement-Prospectus by reference from the CoreStates' Current Report on Form 8-K dated April 29, 1994, have been audited by Deloitte & Touche, independent auditors, as stated in their report, which is incorporated herein by reference, and has so been incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

  David J. Martin, Executive Vice President and Chief Counsel of CoreStates, has rendered an opinion with respect to the validity of the CoreStates Common Shares to be issued in connection with the Merger and has passed upon certain other legal matters on behalf of CoreStates. At March 31, 1994 Mr. Martin was the beneficial owner of 11,275 shares of CoreStates common stock and options covering an additional 52,736 shares of CoreStates common stock.

                                                                      APPENDIX I

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                   DATED AS OF THE 19TH DAY OF NOVEMBER, 1993

                                 BY AND BETWEEN

                           CORESTATES FINANCIAL CORP

                                      AND

                           INDEPENDENCE BANCORP, INC.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 Recitals.................................................................
                                  ARTICLE I. THE MERGER
 Section 1.1.  Structure of the Merger...................................
 Section 1.2.  Effect on Outstanding Shares..............................
 Section 1.3.  Exchange Procedures.......................................
 Section 1.4.  Options...................................................
 Section 1.5.  Stock Option Agreement....................................
 Section 1.6.  Convertible Debentures....................................
                         ARTICLE II. CONDUCT PENDING THE MERGER
 Section 2.1.  Conduct of the Company's Business Prior to the Effective
               Time......................................................
 Section 2.2.  Forbearance by the Company................................
 Section 2.3.  Forbearance by Acquiror...................................
                       ARTICLE III. REPRESENTATIONS AND WARRANTIES
 Section 3.1.  Representations and Warranties............................
                                  ARTICLE IV. COVENANTS
 Section 4.1.  Acquisition Proposals.....................................
 Section 4.2.  Employee Benefits.........................................
 Section 4.3.  Access and Information....................................
 Section 4.4.  Certain Filings, Consents and Arrangements................
 Section 4.5.  Indemnification; Directors' and Officers' Insurance.......
 Section 4.6.  Additional Agreements.....................................
 Section 4.7.  Publicity.................................................
 Section 4.8.  Proxy; Registration Statement.............................
 Section 4.9.  Shareholders' Meetings....................................
 Section 4.10. Securities Act; Pooling-of-Interests......................
 Section 4.11. Pooling-of-Interests and Tax-Free Reorganization
               Treatment.................................................
 Section 4.12. Executive Advisory Committee; Directorships; Name;
               Management................................................
 Section 4.13. Antitakeover Statutes.....................................
 Section 4.14. Severance Benefits........................................
 Section 4.15. Listing...................................................
 Section 4.16. Allowance for Credit Losses...............................
 Section 4.17. Bank Merger...............................................
 Section 4.18. Rights Agreement..........................................
                          ARTICLE V. CONDITIONS TO CONSUMMATION
 Section 5.1.  Conditions to All Parties' Obligations ...................
 Section 5.2.  Conditions to Obligations of Acquiror ....................
 Section 5.3.  Conditions to the Obligation of the Company...............
                                 ARTICLE VI. TERMINATION
 Section 6.1.  Termination...............................................
 Section 6.2.  Effect of Termination.....................................
                     ARTICLE VII. EFFECTIVE DATE AND EFFECTIVE TIME
 Section 7.1.  Effective Date and Effective Time.........................

                                                                            PAGE
                                                                            ----
                               ARTICLE VIII. OTHER MATTERS
 Section 8.1. Certain Definitions; Interpretation.........................
 Section 8.2. Survival....................................................
 Section 8.3. Waiver .....................................................
 Section 8.4. Counterparts ...............................................
 Section 8.5. Governing Law ..............................................
 Section 8.6. Expenses ...................................................
 Section 8.7. Notices ....................................................
 Section 8.8. Entire Agreement; Etc. .....................................
 Section 8.9. Assignment..................................................

                                LIST OF ANNEXES

 Annex 1 --  Acquiror Rights (Recital C)
 Annex 2 --  The Company Rights (Recital C)
 Annex 3 --  Significant Subsidiaries of Acquiror (Section 3.1(d))
 Annex 4 --  Significant Subsidiaries of the Company (Section 3.1(d))
 Annex 5 --  The Company Employee Benefit Plans (Section 3.1(m))
 Annex 6 --  Form of Amendment to Rights Agreement (Section 3.1(u))
 Annex 7 --  Severance Policies (Section 4.14)

                              INDEX TO DEFINITIONS

                          TERM                            LOCATION OF DEFINITION
                          ----                            ----------------------
Acquiror.................................................       Preamble
Acquiror Common Stock....................................       Recital A
Acquiror Preferred Stock.................................       Recital A
Acquisition Proposal.....................................       4.1
Acquiror Ratio...........................................       6.1(e)
Acquiror Retirement Plan.................................       4.2(c)
Affiliates...............................................       4.10(a)
Average Closing Price....................................       1.2(b)
Bank Regulators..........................................       3.1(k)
Benefit Plans............................................       3.1(m)
Certificate..............................................       1.3(a)
Code.....................................................       Recital D
Company..................................................       Preamble
Company Common Stock.....................................       Recital B
Company Meeting..........................................       4.9
Company Retirement Plan..................................       4.2(c)
Company Preferred Stock..................................       Recital B
Control..................................................       8.1
Conversion Number........................................       1.2(a)
Costs....................................................       4.5(a)
Determination Date.......................................       6.1(e)
Effective Date...........................................       7.1
Effective Time...........................................       7.1
Environmental Law........................................       3.1(w)
ERISA....................................................       3.1(m)
Exchange Agent...........................................       1.3(b)
Exchange Fund............................................       1.3(b)
Executive Agreements.....................................       4.2(d)
Federal Reserve Board....................................       5.1(b)
Final Index Price........................................       6.1(e)
Final Price..............................................       6.1(e)
Hazardous Substance......................................       3.1(w)
Indemnified Parties......................................       4.5(a)
Index Group..............................................       6.1(e)
Index Ratio..............................................       6.1(e)
Initial Index Price......................................       6.1(e)
IRS......................................................       3.1(m)
material.................................................       8.1
Material Adverse Effect..................................       8.1
Maximum Amount...........................................       4.5(c)
Merger...................................................       1.1
NMS......................................................       1.2(b)
NYSE.....................................................       1.2(b)
Pension Plan.............................................       3.1(m)
person...................................................       8.1
Plan.....................................................       Preamble
Properties...............................................       3.1(w)
Proxy Statement..........................................       3.1(s)
Proxy Statement/Prospectus...............................       3.1(s)

                          TERM                            LOCATION OF DEFINITION
                          ----                            ----------------------
Registration Statement...................................       3.1(s)
Reports..................................................       3.1(g)
Rights...................................................       Recital C
Rights Agreement.........................................       Recital C
SEC......................................................       3.1(g)
Securities Act...........................................       3.1(s)
Securities Exchange Act..................................       3.1(g)
Significant Subsidiary...................................       3.1(b)
Starting Date............................................       6.1(e)
Starting Price...........................................       6.1(e)
Subsidiary...............................................       8.1
Surviving Corporation....................................       1.1

  AGREEMENT AND PLAN OF MERGER, dated as of the 19th day of November, 1993 (this "Plan"), by and between CoreStates Financial Corp ("Acquiror") and Independence Bancorp, Inc. (the "Company").

                                   RECITALS:

  A. Acquiror. Acquiror has been duly incorporated and is an existing corporation in good standing under the laws of the Commonwealth of Pennsylvania, with its principal executive offices located in Philadelphia, Pennsylvania. As of November 12, 1993, Acquiror had 200,000,000 authorized shares of common stock, par value $1.00 per share ("Acquiror Common Stock"), of which 117,196,856 shares were outstanding, and 10,000,000 authorized shares of series preferred stock, no par value (the "Acquiror Preferred Stock"), none of which is outstanding (no other class of capital stock being authorized).

  B. The Company. The Company has been duly incorporated and is an existing corporation in good standing under the laws of the Commonwealth of Pennsylvania, with its principal executive offices located in Perkasie, Pennsylvania. As of the date hereof, the Company has 50,000,000 authorized shares of common stock, par value $2.50 per share (the "Company Common Stock"), of which 11,499,291 shares are outstanding, and 2,500,000 authorized shares of preferred stock, par value $100 per share (the "Company Preferred Stock"), none of which is outstanding (no other class of capital stock being authorized).

  C. Rights, Etc. None of Acquiror or the Company has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, pre-emptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, "Rights"), except (i) in the case of the Company pursuant to the Rights Agreement, dated as of February 21, 1989, between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement"), and (ii) as set forth on Annex 1 (as to Acquiror) and Annex 2 (as to the Company).

  D. Intention of the Parties. It is the intention of the parties to this Plan that the Merger (as defined below) (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) for accounting purposes shall qualify for treatment as a "pooling of interests."

  E. Board Approvals. The respective Boards of Directors of Acquiror and the Company have duly approved the Plan and have duly authorized its execution and delivery.

  F. Stock Option. The Acquiror and the Company will enter into a Stock Option Agreement.

  NOW, THEREFORE, in consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                   ARTICLE I.

                                   The Merger

  Section 1.1. Structure of the Merger. On the Effective Date (as defined in
Section 7.1), the Company will merge (the "Merger") with and into Acquiror, with Acquiror being the surviving corporation (the "Surviving Corporation"), pursuant to the provisions of, and with the effect provided in, the Pennsylvania Business Corporation Law (the "PBCL"). At the Effective Time (as defined in Section 7.1), the articles of incorporation and by-laws of the Surviving Corporation shall be the articles of incorporation and by-laws of Acquiror in effect immediately prior to the Effective Time. At the Effective Time, the directors and officers of the Surviving Corporation shall be the directors and officers of Acquiror.

  Section 1.2. Effect on Outstanding Shares. (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of the Company Common Stock issued and outstanding at the Effective Time (other than (i) shares which have not been voted in favor of the approval of this Plan and with respect to which appraisal rights, if any, shall have been perfected in accordance with the PBCL (the "Dissenters' Shares"), and (ii) shares held directly or indirectly by Acquiror, excluding shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall become and be converted into the number of shares of Acquiror Common Stock (the "Conversion Number") determined as follows:

    (i) if the Average Closing Price on the Determination Date (as defined in
  Section 6.1(e)) is less than or equal to $27.00 per share, the Conversion Number will be 1.50;

    (ii) if the Average Closing Price on the Determination Date is greater than or equal to $28.00 per share, the Conversion Number will be 1.45; or

    (iii) if the Average Closing Price on the Determination Date is greater than $27.00 but less than $28.00 per share, the Conversion Number will be determined by dividing $40.50 by the Average Closing Price;

provided that if Acquiror effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction, after the date hereof and before the Effective Time, the Conversion Number shall be appropriately adjusted. As of the Effective Time, each share of the Company Common Stock held directly or indirectly by Acquiror, excluding shares held in a fiduciary capacity or in satisfaction of a debt previously contracted and shares held as treasury stock of the Company, shall be cancelled, retired and cease to exist, and no exchange or payment shall be made with respect thereof.

  (b) No fractional shares of Acquiror Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Acquiror Common Stock pursuant to Section 1.2(a), cash adjustments will be paid to holders in respect of any fractional share of Acquiror Common Stock that would otherwise be issuable; the amount of such cash adjustment shall be equal to such fractional proportion of the Average Closing Price of a share of Acquiror Common Stock with respect to the Effective Date. "Average Closing Price" with respect to a day means the average of the closing price per share of Acquiror Common Stock, as reported on the National Association of Securities Dealers Automated Quotation National Market System ("NMS") or the New York Stock Exchange ("NYSE") Composite Transactions reporting system, as the case may be (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source), for the 20 NMS or NYSE, as the case may be, trading days ending on the trading day prior to such day.

  (c) The shares of the Acquiror Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged after the Merger.

  (d) Dissenters' Shares, if any, shall be purchased and paid for in accordance with the PBCL.

  Section 1.3. Exchange Procedures. (a) At and after the Effective Time, each certificate previously representing shares of the Company Common Stock (each a "Certificate") shall represent (i) the number of whole shares of Acquiror Common Stock and (ii) the right to receive cash in lieu of fractional shares into which the Company Common Stock has been converted pursuant to Sections 1.2(a) and (b). Certificates previously representing shares of the Company Common Stock shall be exchanged for certificates representing whole shares of Acquiror Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with this Section 1.3, without any interest thereon.

  (b) As of the Effective Time, Acquiror shall deposit, or shall cause to be deposited, with First Chicago Trust Company of New York (or a bank selected by the Acquiror and reasonably acceptable to the Company) (the "Exchange Agent"), for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this Section 1.3, certificates representing the shares of Acquiror Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.2 and paid pursuant to this Section 1.3 in exchange for outstanding shares of the Company Common Stock.

  (c) Promptly after the Effective Time, Acquiror shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates the following: (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, which shall be in a form and contain any other provisions as are mutually agreeable to Acquiror and the Company; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock and cash in lieu of fractional shares. Upon the proper surrender of a Certificate to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Acquiror Common Stock and (y) a check representing the amount of cash in lieu of any fractional shares and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 1.2(a), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of any shares of the Company Common Stock not registered in the transfer records of the Company, a certificate representing the proper number of shares of Acquiror Common Stock, together with a check for the cash to be paid in lieu of fractional shares, may be issued to the transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by documents sufficient (1) to evidence and effect such transfer and (2) to evidence that all applicable stock transfer taxes have been paid.

  (d) Whenever a dividend or other distribution is declared by Acquiror on the Acquiror Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Plan; provided that after the 90th day following the Effective Date no dividend or other distribution declared or made on the Acquiror Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of such Certificate shall duly surrender such Certificate in accordance with this Section 1.3. Following such surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions having a record date after the Effective Time theretofore payable with respect to such whole shares of Acquiror Common Stock and not yet paid and (ii) at the appropriate payment date, the amount of dividends or other distributions having (x) a record date after the Effective Time but prior to surrender and (y) a payment date subsequent to surrender payable with respect to such whole shares of Acquiror Common Stock.

  (e) From and after the Effective Time, there shall be no transfers on the stock transfer records of the Company of any shares of the Company Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to Acquiror, they shall be cancelled and exchanged for the shares of Acquiror Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Plan in accordance with the procedures set forth in this Section 1.3.

  (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Acquiror Common Stock) that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be repaid to Acquiror. Any shareholders of the Company who have not theretofore complied with this Section 1.3 shall thereafter look only to Acquiror for payment of their shares of Acquiror Common Stock, cash in lieu of fractional shares and any unpaid dividends and distributions on the Acquiror Common Stock deliverable in respect of each share of the Company Common Stock such stockholder holds as determined pursuant to this Plan, in each case, without any interest thereon. If outstanding certificates for shares of the Company Common Stock are not surrendered or the payment for them not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Acquiror (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Acquiror, the Exchange Agent or any other person shall be liable to any former holder of the Company Common Stock for any amount delivered to a public body or official pursuant to applicable abandoned property, escheat or similar laws.

  (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such person of a bond in such amount as Acquiror may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Acquiror Common Stock and cash in lieu of fractional shares deliverable (and unpaid dividends and distributions) in respect thereof pursuant to this Plan.

  (h) Notwithstanding anything in this Plan to the contrary, for a period of 90 days after the Effective Date holders of Certificates shall be entitled to vote as holders of shares of Acquiror Common Stock notwithstanding that such Certificates shall not have been exchanged.

  Section 1.4. Options. At the Effective Time, each option granted by the Company to purchase shares of the Company Common Stock, which is outstanding and unexercised immediately prior thereto, shall be converted into an option to purchase shares of Acquiror Common Stock on the same terms and conditions as are in effect immediately prior to the Merger as adjusted as set forth below. Each such option that is converted shall be converted into an option to purchase such number of shares of Acquiror Common Stock at such exercise price as is determined as provided below (and otherwise having the same duration and other terms as the original option):

    (a) the number of shares of Acquiror Common Stock to be subject to the new option shall be equal to the product of (i) the number of shares of the Company Common Stock subject to the original option and (ii) the Conversion Number, the product being rounded, if necessary, up or down, to the nearest whole share; and

    (b) the exercise price per share of Acquiror Common Stock under the new option shall be equal to (i) the exercise price per share of the Company Common Stock under the original option divided by (ii) the Conversion Number, rounded, if necessary, up or down, to the nearest cent.

The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

  Section 1.5. Stock Option Agreement. Immediately after the execution and delivery of this Plan, the Acquiror and the Company will execute a Stock Option Agreement in the form attached hereto as Exhibit A.

  Section 1.6. Convertible Debentures. The Company's 7% Convertible Subordinated Debentures Due 2011 (the "Debentures") outstanding at the Effective Time shall be assumed by Acquiror and thereafter be an obligation of the Acquiror and, from and after the Effective Time, the holders of the Debentures shall have the right to convert such Debentures into such number of shares of Acquiror Common Stock receivable by a holder of the number of shares of Company Common Stock into which such Debentures might have been converted immediately prior to the Merger. Acquiror shall enter into a supplemental indenture with respect to such obligations pursuant to the terms of the indenture pursuant to which the Debentures were issued.

                                  ARTICLE II.

                           Conduct Pending the Merger

  Section 2.1. Conduct of the Company's Business Prior to the Effective
Time. Except as expressly provided in this Plan, during the period from the date of this Plan to the Effective Time, the Company shall, and shall cause each of its subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use its best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and (iii) take no action which would adversely affect or delay the ability of the Company or the Acquiror to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Plan.

  Section 2.2. Forbearance by the Company. During the period from the date of this Plan to the Effective Time, except as noted in the letter delivered by the Company to Acquiror pursuant to Section 3.1, the Company shall not, and shall not permit any of its subsidiaries, without the prior written consent of Acquiror, to:

    (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

    (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend other than regular quarterly cash dividends not exceeding $0.29 per share on the Company Common Stock or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, except pursuant to the Rights Agreement and except for dividends paid by any of the wholly owned subsidiaries of the Company to the Company or any of its wholly owned subsidiaries; or issue any additional shares of capital stock except pursuant to (i) the exercise of stock options outstanding as of the date hereof or (ii) the Rights Agreement;

    (c) other than in the ordinary course of business consistent with past practice, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of the Company, or cancel, release or assign any indebtedness of any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Plan;

    (d) other than in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary of the Company;

    (e) other than in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms;

    (f) except as may be required by law, increase in any manner the compensation or fringe benefits of its employees (other than increases not greater than 4.5% in the aggregate over the current level of compensation and in accordance with past practice) or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee (other than with respect to new employees in the ordinary course of business), or adopt, amend, modify or terminate any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds, employee stock ownership, consulting, severance or fringe benefit plan, formal or informal, written or oral, or other arrangements for the benefit or welfare of any director, officer or employee;

    (g) other than in the ordinary course of business consistent with past practice, settle any claim, action or proceeding involving any liability of the Company or any of its subsidiaries for material money damages or restrictions upon the operations of the Company or any of its subsidiaries;

    (h) modify in any material respect the manner in which it and its subsidiaries have heretofore conducted or accounted for their business;

    (i) except as contemplated by this Plan, amend its articles of incorporation, its by-laws or the Rights Agreement;

    (j) elect or appoint any new director or officer of the Company or any of its subsidiaries provided that the appointment of an officer to another office of the Company or any of its subsidiaries shall not be deemed to be the appointment of a new officer; or;

    (k) agree to, or make any commitment to, take any of the actions prohibited by this Section 2.2.

  Section 2.3. Forbearance by Acquiror. During the period from the date of this Plan to the Effective Time, without the prior written consent of the Company, Acquiror will not declare or pay any extraordinary or special dividend on the Acquiror Common Stock or take any action that would (a) delay or adversely affect in any material respect the ability of the Company or Acquiror to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or (b) adversely affect its ability to perform its covenants and agreements on a timely basis under this Plan.

                                  ARTICLE III.

                         Representations and Warranties

  Section 3.1. Representations and Warranties. Acquiror represents and warrants to the Company, and the Company represents and warrants to Acquiror that, except as previously disclosed in a letter of the Acquiror or the Company, respectively, of even date herewith delivered to the other party:

    (a) Recitals True. The facts set forth in the Recitals of this Plan with respect to it are true and correct.

    (b) Capital Stock. All outstanding shares of capital stock of it and its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X, provided that, for purposes of this Plan, any subsidiary that is a bank, savings bank or trust company shall be deemed a Significant Subsidiary) are duly authorized, validly issued and outstanding, fully paid and (subject to 12 U.S.C. (S) 55 in the case of a national bank subsidiary and any similar state statute in the case of a subsidiary that is a state-chartered bank, savings bank or trust company) non-assessable, and subject to no preemptive rights.

    (c) Authority. Each of it and its Significant Subsidiaries has the power and authority, and is duly licensed or qualified in all jurisdictions (except for such qualifications the absence of which, individually or in the aggregate, would not have a Material Adverse Effect (as defined in Section 8.1)) where such license or qualification is required, to carry on its business as it is now being conducted and to own all its material properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect.

    (d) Subsidiaries. In the case of Acquiror, a list of its Significant Subsidiaries is contained in Annex 3; and in the case of the Company, a list of its Significant Subsidiaries is contained in Annex 4. The shares of capital stock of each of its Significant Subsidiaries are owned by it (except for director's qualifying shares and, in the case of Acquiror, a minority interest in Congress Financial Corp) free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no Rights with respect to such capital stock.

    (e) Approvals. In the case of Acquiror, and subject, in the case of the Company, to the receipt of the required shareholder approval for this Plan, this Plan has been authorized by all necessary corporate action of it. In the case of the Company, the affirmative vote of the holders of a majority of all outstanding shares of the Company Common Stock is the shareholder vote required for approval of this Plan and consummation of the Merger and the other transactions contemplated hereby. Subject to receipt of (A) such shareholder approval and (B) the required approvals, consents or waivers of governmental authorities referred to in Section 5.1(b), this Plan is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    (f) No Violations. The execution, delivery and performance of this Plan by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its subsidiaries or to which it or its subsidiaries (or any of their respective properties) is subject, which breach, violation or default would have a Material Adverse Effect on it, or enable any person to enjoin the Merger or (ii) a breach or violation of, or a default under, the articles of incorporation or by-laws of it or any of its Significant Subsidiaries; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approval, consents and waivers of governmental authorities referred to in Section 5.1(b), (ii) the approval of the shareholders of the Company referred to in Section 3.1(e),
  (iii) such approvals, consents or waivers as are required under the federal and state securities or "Blue Sky" laws in connection with the transactions contemplated by this Plan and (iv) any other approvals, consents or waivers the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect or enable any person to enjoin the Merger.

    (g) SEC Reports. As of their respective dates, neither its Annual Report on Form 10-K for the fiscal year ended December 31, 1992, nor any other document filed subsequent to December 31, 1992 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC") (collectively, its "Reports"), contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets or statements of condition contained or incorporated by reference in its Reports (including any related notes and schedules) fairly presented or will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows and changes in financial position or equivalent statements contained or incorporated by reference in its Reports (including any related notes and schedules) fairly presented or will fairly present the results of operations, retained earnings and cash flows of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted in the Reports. There exist no material liabilities of it and its consolidated subsidiaries, contingent or otherwise, that are required to be disclosed under generally accepted accounting principles, or would be required to be disclosed in the financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 1992 or its report on Form 10-Q for the quarter ended September 30, 1993, but are not so disclosed in such Reports.

    (h) Absence of Certain Changes or Events. Except as disclosed in its Reports filed prior to the date of this Plan, since September 30, 1993, there has not been any change in the financial condition or results of operations of it or any of its subsidiaries which, individually or in the aggregate, has had a Material Adverse Effect on it (other than as a result of changes in banking laws or regulations of general applicability or interpretations thereof).

    (i) Taxes. In the case of the Company, except as otherwise would not have a Material Adverse Effect, all federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired. In the case of the Company, all taxes shown on returns filed by or on behalf of it or any of its subsidiaries have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). In the case of the Company, as of the date of this Plan, there are no assessments or notices of deficiency or proposed assessments with respect to any taxes of it or any of its subsidiaries that, if resolved in a manner adverse to it, would result in a determination that would have a Material Adverse Effect on it. In the case of the Company, except as otherwise would not have a Material Adverse Effect, it has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

    (j) Absence of Claims. Except in the case of the Company as disclosed in the Reports, no material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its subsidiaries, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or to materially hinder or delay consummation of the transactions contemplated hereby.

    (k) Absence of Regulatory Actions. Neither it nor any of its subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

    (l) Labor Matters. In the case of the Company, neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of any proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or threatened.

    (m) Employee Benefit Plans. In the case of the Company, all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover any of its or its subsidiaries' employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in
  Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities"

  (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; neither it nor any of its subsidiaries has provided, or is required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code; it and its subsidiaries have not contributed to any "multiemployer plan", as defined in Section 3(37) of ERISA, on or after September 26, 1980; and it and its subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement that cannot be amended or terminated without incurring any liability thereunder. In the case of the Company, with respect to each benefit plan for employees that is maintained or contributed to by the Company or any of its subsidiaries, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA (the "Benefit Plans"), it has made available to Acquiror a true and correct copy of (i) the most recent annual report on Form 5500 filed with the Internal Revenue Service (the "IRS"), (ii) such Benefit Plan, (iii) each trust agreement and insurance contract relating to such Benefit Plan, (iv) the most recent summary plan description for such Benefit Plan, (v) the most recent actuarial report or valuation if such Benefit Plan is subject to Title IV of ERISA and (vi) the most recent determination letter issued by the IRS if such Benefit Plan is intended to be qualified under Section 401(a) of the Code and (vii) all outstanding employment contracts or agreements. Annex 5 contains a complete list of the Benefit Plans (other than medical and other similar welfare plans made generally available to employees) as well as all outstanding employment contracts or agreements.

    (n) Title to Assets. Each of it and its subsidiaries has good and marketable title to its properties and assets (other than (i) property as to which it is lessee and (ii) real estate owned as a result of fore-closure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted), except for such defects in title which would not, individually or in the aggregate, have a Material Adverse Effect.

    (o) Knowledge as to Conditions. It knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 5.1(b) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto or why the accountants' letter referred to in Section 5.1(h) cannot be obtained.

    (p) Compliance with Laws. It and each of its subsidiaries has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which could, individually or in the aggregate, have a Material Adverse Effect.

    (q) Acquiror Common Stock. In the case of Acquiror, the shares of Acquiror Common Stock to be issued pursuant to this Plan, when issued in accordance with the terms of this Plan, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

    (r) Fees. Other than financial advisory services performed for the Company by Alex. Brown & Sons Incorporated (on terms disclosed to Acquiror), neither it nor any of its subsidiaries, nor any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it or any of its subsidiaries, in connection with the Plan or the transactions contemplated hereby.

    (s) Registration Statement. The information to be supplied by it for inclusion in (i) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act of 1933, as amended (the "Securities Act"), with the SEC by Acquiror for the purpose of, among other things, registering the Acquiror Common Stock to be issued to the shareholders of the Company in the Merger (the "Registration Statement"), or (ii) the proxy statement to be filed with the

  SEC by the Company under the Securities Exchange Act and distributed in connection with the Company's meeting of its shareholders to vote upon this Plan (as amended or supplemented from time to time, the "Proxy Statement", and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the "Proxy Statement/Prospectus") will not, at the time such Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, and, in the case of the Proxy Statement/Prospectus, at the time it is mailed and at the time of the Company Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    (t) Antitakeover Provisions Inapplicable. In the case of the Company, the provisions of 15 Pa.C.S.A. (S)(S) 2561-2568 and 15 Pa.C.S.A. (S)(S) 2571-
  2576 of the PBCL do not and will not apply to this Plan or the Merger or the transactions contemplated hereby.

    (u) Environmental Matters.

    i) For purposes of this Section 3.1(u), the following terms shall have the indicated meaning:

      "Branch Property" means all real property presently or formerly owned or operated by the Company and each of its subsidiaries on which branches or facilities are or were located.

      "Environmental Law" means any applicable federal, state or local statute, law, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, directive, requirement or agreement with any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") now existing, relating to:
    (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and (c) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

      "Hazardous Substance" means any substance, whether liquid, solid or gas, listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, under any applicable Environmental Law, whether by type or by quantity. Hazardous Substance includes, without limitation, (i) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (ii) any "hazardous waste" as defined in the Resource Conservation and Recovery Act, as amended, and (iii) any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyls.

      "Real Property" means the Branch Property, all real property classified by the Company and each of its subsidiaries as other real estate owned ("OREO"), all real property on which the Company holds a lien or security interest and all real property (including property held as trustee or in any other fiduciary capacity) over which the Company and each of its subsidiaries currently or formerly has exercised dominion, management or control.

    ii) Except as disclosed to Acquiror in writing or as would not individually or in the aggregate have a Material Adverse Effect on the Company,

      a) each of the Company and its subsidiaries is and has been in substantial compliance with all applicable Environmental Laws,

      b) the Real Property does not contain any Hazardous Substance in violation of any applicable Environmental Law,

      c) neither the Company nor any of its subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Entity or any third party indicating that the Company or any subsidiary may be in violation of, or liable under, any Environmental Law,

      d) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened against the Company or any subsidiary alleging that they may be in violation of, or liable under, any Environmental Law,

      e) no reports have been filed, or are required to be filed, by the Company or any of its subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law on or at the Real Property,

      f) there are no underground storage tanks on, in or under any of the branch Property and no underground storage tanks have been closed or removed from any Branch Property while such Branch Property was owned or operated by the Company or any of its subsidiaries, and

      g) to the knowledge of the Company, neither the Company nor any of its subsidiaries has incurred, and none of the Real Property is presently subject to, any liabilities (fixed or, to the knowledge of the Company, contingent) relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental law.

    iii) For the purposes of this Section 3.1(u), "to the knowledge of the Company" shall mean to the knowledge of each person with the title of Senior Vice President of the Company or higher.

    iv) There are no permits or licenses required under any Environmental Law in respect of the Branch Property presently operated by the Company or any of its subsidiaries or in respect of OREO presently held by the Company or in respect of any real property held as trustee or in any other fiduciary capacity that are not held and that the absence of which could, individually or in the aggregate, have a Material Adverse Effect.

    v) The Company has delivered to Acquiror copies of all documentation representing the Company's environmental policies and procedures and has operated and conducted the Company's business and operations in compliance with all such policies and procedures except where the failure to so operate or conduct would not, individually or in the aggregate, have a Material Adverse Effect.

    (v) Material Contracts. Neither it nor any of its subsidiaries is in default under any material contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on it, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. In the case of the Company, neither it nor any of its subsidiaries is a party to or is bound by any agreement or subject to or bound by any judgment, decree, order, writ or injunction that places any material restriction on the ability of the Company or any of its subsidiaries to engage in their respective businesses in accordance with present practices.

    (w) Insurance. The assets, properties and operations of the Company and its subsidiaries are insured under various policies of general liability and other forms of insurance, including surety and bonding arrangements. Such policies are in amounts and types of coverage which are adequate in relation to the business and assets of each of them and all premiums due have been paid in full. All such forms of insurance are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder, in each such case, except which would not have a Material Adverse Effect on the Company. To the best of the knowledge of the Company, there has been no failure to give any notice or to present any material claim under any insurance arrangement in due and timely fashion.

                                  ARTICLE IV.

                                   Covenants

  Section 4.1. Acquisition Proposals. The Company agrees that neither it nor any of its subsidiaries nor any of the respective officers, directors and employees of the Company or its subsidiaries, acting within the scope of their authority shall, and the Company shall direct and use its best efforts to cause its agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except as may be legally required for the discharge by the board of directors of its fiduciary duties, engage in any negotiations concern-ing, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. To the extent not prohibited by a confidentiality agreement executed prior to the date hereof, the Company will provide to Acquiror a copy of any written information provided to any person relating to or in connection with a proposed or potential Acquisition Proposal. As of the time hereof, the Company is not engaged in any negotiations or discussions relating to an Acquisition Proposal. To the extent not prohibited by a confidentiality agreement executed prior to the date hereof, the Company shall promptly notify Acquiror orally and in writing of any proposal or offer regarding an Acquisition Proposal or any inquiries with respect thereto. To the extent not prohibited by a confidentiality agreement executed prior to the date hereof, such written notification shall include the identity of the Person making such inquiry or Acquisition Proposal or offer and such other information with respect thereto as is reasonably necessary to apprise Acquiror of the material terms of such Acquisition Proposal or offer and all other material information relating thereto. To the extent not prohibited by a confidentiality agreement executed prior to the date hereof, the Company shall give Acquiror contemporaneous written notice upon engaging in discussions or negotiations with, or providing any information regarding the Company to, any such person regarding an Acquisition Proposal.

  Section 4.2. Employee Benefits. (a) Acquiror hereby unconditionally agrees to, and agrees to cause its subsidiaries to honor, without modification, offset or counterclaim, all contracts, agreements and commitments of the Company or any of its subsidiaries authorized by the Company or any of its subsidiaries prior to the date of this Plan which apply to any current or former employee or current or former director of the Company or any of its subsidiaries including, without limitation, eight employment agreements with certain senior executives of the Company and its subsidiaries. In accordance with the terms of such employment agreements, Acquiror hereby assumes, subject to the consummation of the Merger, all of the Company's and its subsidiaries' obligations under such employment agreements.

  (b) Acquiror hereby unconditionally agrees to, and to cause its subsidiaries to, provide to officers and employees of the Company and its subsidiaries who become or remain regular (full time) employees of the Acquiror or any of its subsidiaries employee benefits which are no less favorable in the aggregate to those provided from time to time to their respective similarly situated officers and employees. For purposes of this Section 4.2(b), employee benefits shall include, without limitation, pension benefits, health and welfare benefits, life insurance and vacation; but for purposes of determining employee benefits which are no less favorable in the aggregate, Acquiror shall not be obligated to maintain or cause its subsidiaries to maintain any single type of employee benefit of any particular amount. Any employee of the Company or any of its subsidiaries who becomes a participant in any employee benefit plan, program, policy, or arrangement of the Acquiror or any of its subsidiaries shall be given credit under such plan, program, policy, or arrangement for all service prior to becoming such a participant with the Company or any of its subsidiaries for purposes of eligibility and vesting.

  Section 4.3. Access and Information. Upon reasonable notice, each of the parties shall (and shall cause each of the parties' subsidiaries to) afford to the other parties and their representatives (including, without limitation, directors, officers and employees of the parties and their affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request; provided, however, that no investigation pursuant to this Section 4.3 shall affect or be deemed to modify any representation or warranty made herein. Each party will not, and will cause its representatives not to, use any information obtained pursuant to this Section
4.3 for any purpose unrelated to the consummation of the transactions contemplated by this Plan. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.3 unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Plan is terminated or the transactions contemplated by this Plan shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

  Section 4.4. Certain Filings, Consents and Arrangements. (a) Acquiror and the Company shall (i) as soon as practicable make any filings and applications required to be filed in order to obtain all approvals, consents and waivers of governmental authorities necessary or appropriate for the consummation of the transactions contemplated hereby, (ii) cooperate with one another (1) in promptly determining what filings are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal, state or foreign law or regulation and (2) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers and (iii) deliver to the other copies of the publicly available portions of all such filings and applications promptly after they are filed.

  (b) To the extent required by applicable law, promptly after the execution of this Plan, the Company shall notify the New Jersey Department of Environmental Protection and Energy ("NJDEPE") of the transactions contemplated by this Plan and shall use its best efforts (including taking any actions required in connection therewith) to obtain a remediation agreement or administrative consent order from the NJDEPE permitting completion of the Merger prior to obtaining a no further action letter under the New Jersey Industrial Site Remediation Act ("ISRA"), and Acquiror will fully cooperate with and assist the Company in connection therewith.

  Section 4.5. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Acquiror agrees to indemnify and hold harmless each present and former director and officer of the Company or its subsidiaries and each officer or employee of the Company or its subsidiaries that is serving or has served as a director or trustee of another entity expressly at the Company's request or direction, determined as of the Effective Time (the "Indemnified Parties"), against any and all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any and all claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by applicable law (and also advance expenses incurred to the fullest extent permitted by applicable law).

  (b) Any Indemnified Party wishing to claim indemnification under Section 4.5(a), upon learning of any such claim, action, suit, proceeding or investigation, shall within forty-five (45) days upon learning of such claim, action, suit, proceeding or investigation, notify Acquiror thereof, but the failure to so notify shall not relieve Acquiror of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Acquiror shall have the right to assume the defense thereof and Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Acquiror elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Acquiror and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Acquiror shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Acquiror shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Acquiror shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld; and provided further that Acquiror shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. If such indemnity is not available with respect to any Indemnified Party, then the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect the relative benefit received by such Indemnified Party in any transaction which was the subject of, and the relative fault of such Indemnified Party with respect to, such claim, action, suit, proceeding or investigation by the Indemnified Party.

  (c) For a period of three years after the Effective Time, Acquiror shall use all reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Acquiror may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to such directors and officers) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall Acquiror be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Subsection 4.5(c), any amount per annum in excess of 200% of the amount of the annual premiums paid as of the date hereof by the Company for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Acquiror shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. In the event that the Acquiror acts as its own insurer for all of its directors and officers with respect to matters typically covered by a directors' and officers' liability insurance policy, the Acquiror's obligations under this subsection (c) of Section 4.5 may be satisfied by such self insurance.

  Section 4.6. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Plan as promptly as practicable, including using efforts to obtain all necessary actions or nonactions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

  Section 4.7. Publicity. The initial press release announcing this Plan shall be a joint press release and thereafter the Company and Acquiror shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

  Section 4.8. Proxy; Registration Statement. As soon as practicable after the date hereof, Acquiror and the Company shall prepare the Proxy Statement, file it with the SEC, respond to comments of the Staff of the SEC, clear the Proxy Statement with the Staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of record (as of the applicable record date) of shares of the Company Common Stock. Acquiror and the Company shall cooperate with each other in the preparation of the Proxy Statement. Acquiror shall promptly prepare the Registration Statement and file it with the SEC as soon as is reasonably practicable following receipt of final comments from the Staff of the SEC on the Proxy Statement (or advice that such Staff will not review such filing) and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and to maintain the effectiveness of such Registration Statement. Acquiror shall also take any action required to be taken under state "Blue Sky" or securities laws in connection with the issuance of the Acquiror Common Stock pursuant to the Merger, and the Company shall furnish Acquiror all information concerning the Company and the holders of its capital stock and shall take any action as Acquiror may reasonably request in connection with any such action.

  Section 4.9. Shareholders' Meeting. The Company shall take all action necessary, in accordance with applicable law and its articles of incorporation and by-laws, to convene a meeting of the holders of the Company Common Stock (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action required by this Plan. Except to the extent legally required for the discharge by the board of directors of its fiduciary duties, the board of directors of the Company shall recommend that the holders of the Company Common Stock vote in favor of and approve the Merger and adopt this Plan at the Company Meeting.

  Section 4.10. Securities Act; Pooling-of-Interests. (a) As soon as practicable after the date of the Company Meeting, the Company shall identify to Acquiror all persons who were, at the time of the Company Meeting, possible "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act and for purposes of qualifying for "pooling-of-interests" accounting treatment (the "Affiliates").

  (b) The Company shall use its best efforts to obtain a written "affiliate" letter agreement in form and substance satisfactory to each of the Company and Acquiror from each person who is identified as a possible Affiliate pursuant to clause (a) above. The Company shall deliver such written "affiliates" letter agreements to Acquiror as soon as practicable after the Company Meeting.

  Section 4.11. Pooling-of-Interests and Tax-Free Reorganization
Treatment. Neither Acquiror nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling-of-interests" for accounting purposes or as a "reorganization" within the meaning of Section 368 of the Code.

  Section 4.12. Executive Advisory Committee; Directorships; Name;
Management. (a) The Acquiror agrees, promptly following the Effective Time, to cause all the members of the Company's board of directors, the board of directors of each banking subsidiary of the Company immediately prior to the Effective Time who are nominated by the Company and are willing so to serve if so nominated and willing to serve to be elected or appointed as members of newly formed executive advisory boards of each banking subsidiary of the Company, or if any such banking subsidiary ceases to exist, of CoreStates Bank, N.A., with Mr. Monroe W. Long serving as Chairman of the advisory board with respect to Cheltenham Bank.

  (b) Acquiror agrees, following the Effective Time, to cause one member of the Company's board of directors immediately prior to the Effective Time, who is nominated by the Company and approved by Acquiror, to be elected or appointed as a director of Acquiror.

  (c) Acquiror agrees, following the Effective Time, to cause three members of the Company's board of directors immediately prior to the Effective Time, who are nominated by the Company and approved by

Acquiror, one of whom shall be Mr. John D. Harding, to be elected or appointed as directors of CoreStates Bank, N.A.

  (d) Acquiror intends under current competitive, marketing and operating conditions to continue to use the trade names of each banking subsidiary of the Company, in the market served by such banking subsidiary, including use of such trade names at each former branch of such banking subsidiary as the same are used on the date of this Plan.

  (e) Acquiror intends that the bank market managers of each banking subsidiary of the Company will continue their employment duties similar to those existing on the date of this Plan, including operating responsibilities for the banking franchises in the marketplaces of the branches of such branch market managers, consistent with the terms and conditions of their existing employment contracts.

  Section 4.13. Antitakeover Statutes. The Company shall take all reasonable steps (i) to exempt the Company and the Merger from the requirements of any state antitakeover law by action of its board of directors or otherwise and
(ii), upon the request of Acquiror, to assist in any challenge by Acquiror to the applicability to the Merger of any state antitakeover law.

  Section 4.14. Severance Benefits. The Acquiror shall provide severance benefits to the employees of the Company and its subsidiaries in accordance with the terms and conditions set forth in Annex 7 hereof.

  Section 4.15. Listing. Acquiror shall use its best efforts to list on the NMS or, in the event Acquiror Common Stock is then listed on the NYSE, the NYSE, in each case upon official notice of issuance, the Acquiror Common Stock to be issued in the Merger.

  Section 4.16. Allowance for Credit Losses. (i) The allowance for credit losses included in the consolidated financial statements of the Company included in the Company's September 30, 1993 Form 10-Q was determined in accordance with generally accepted accounting principles to be adequate to provide for losses relating to or inherent in the loan and lease portfolios of, and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by, the Company and its subsidiaries. The Company has disclosed to Acquiror in writing prior to the date hereof the aggregate amounts as of a recent date of all loans, losses, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Company and its subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import, and the Company shall promptly on a periodic basis inform Acquiror of any such classification arrived at any time after the date hereof. The OREO included in non-performing assets is carried net of reserves at the lower of cost or market value based on independent appraisals.

  (ii) The allowance for credit losses included in the consolidated financial statements of Acquiror included in Acquiror's September 30, 1993 Form 10-Q was determined in accordance with generally accepted accounting principles to be adequate to provide for losses relating to or inherent in the loan and lease portfolios of, and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by, Acquiror and its subsidiaries. Acquiror has disclosed to the Company in writing prior to the date hereof the aggregate amounts as of a recent date of all loans, losses, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Acquiror and its subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import, and Acquiror shall promptly on a periodic basis inform the Company of any such classification arrived at any time after the date hereof. The OREO included in non-performing assets is carried net of reserves at the lower of cost or market value based on independent appraisals.

  Section 4.17. Bank Merger. During the period from the date of this Plan to the Effective Time, the Company shall, and shall cause its officers, directors and employees to cooperate with and assist Acquiror in the formulation of a plan or plans of integration for the merger of each of its bank subsidiaries with and into CoreStates Bank, N.A. ("Bank Mergers") as soon after the Effective Time as is practicable.

  Notwithstanding that the Company believes that it has established all reserves and taken all provisions for possible loan losses required by generally accepted accounting principles and applicable laws, rules and regulations, the Company recognizes that Acquiror has adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Plan to the Effective Time and in order to formulate the plan or plans of integration for the Bank Mergers, the Company and Acquiror shall consult and cooperate with each other with respect to (i) conforming, as specified in a written notice from Acquiror to the Company, based upon such consultation, the Company's loan, accrual and reserve policies to those policies of Acquiror to the extent appropriate recognizing that differing policies and regulations may apply to state chartered banks of the Company, (ii) new extensions of credit or material revisions to existing terms of credits by each bank subsidiary in each case where the aggregate exposure exceeds $1,500,000 and (iii) conforming, as specified in a written notice from Acquiror to the Company, based upon such consultation, the composition of the investment portfolio and overall asset/liability management position of the Company and each bank subsidiary to the extent appropriate.

  In addition, from and after the date of this Plan to the Effective Time and in order to formulate the plan or plans of integration for the Bank Mergers, the Company and Acquiror shall consult and cooperate with each other with respect to determining, as specified in a written notice from Acquiror to the Company, based upon such consultation, appropriate accruals, reserves and charges to establish and take in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments taking into account the Acquiror's plan or plans of integration and the Bank Mergers.

  The Company and Acquiror shall consult and cooperate with each other with respect to determining, as specified in a written notice from Acquiror to the Company, based upon such consultation, the amount and the timing for recognizing for financial accounting purposes the expense of the Merger and the restructuring charges related to or to be incurred in connection with the Merger.

  At the request of Acquiror, the Company shall, prior to the Effective Time, use its best efforts to establish and take such reserves and accruals as Acquiror shall request to conform, on a mutually satisfactory basis, the Company's loan, accrual and reserve policies to Acquiror's policies, shall establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger; provided, however, that (i) the Company shall not be obligated to take any such action pursuant to this paragraph of Section 4.17 unless and until Acquiror specifies its request in a writing delivered by Acquiror to the Company, and acknowledges and all conditions to its obligations to consummate the Merger set forth in Section 5.1 and 5.2 have been waived (if waivable) or satisfied, (ii) the Company acknowledges that the conditions to its obligation to consummate the Merger set forth in Sections 5.1 and 5.3 have been satisfied or waived by the Company,
(iii) the Company shall not be required to take any such action that impairs its regulatory capital, that is inconsistent with any formal or informal undertaking by the Company to any bank regulatory agency that has been disclosed in writing to Acquiror prior to the date hereof or is inconsistent with any bank regulatory requirement applicable to the Company or any of its banking subsidiaries and (iv) the Company shall not be required to take any such action that is not consistent with generally accepted accounting principles. The Company's representations, warranties and covenants contained in this Plan shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any action undertaken on account of this
Section 4.17.

  Section 4.18. Rights Agreement. Promptly following the date hereof, the Company will amend its Rights Agreement in substantially the form of Annex 6.

                                   ARTICLE V.

                           Conditions to Consummation

  Section 5.1. Conditions to All Parties' Obligations. The respective obligations of Acquiror and the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

    (a) The Plan and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of the Company in accordance with applicable law.

    (b) Acquiror shall have procured the required approval, consent, waiver or other administrative action with respect to the Plan and the transactions contemplated hereby (i) by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, (ii) by the Pennsylvania Department of Banking pursuant to Pennsylvania law, (iii) by the Arizona Director of Insurance pursuant to Arizona law and (iv) by the NJDEPE pursuant to ISRA, to the extent required by applicable law, and all applicable statutory waiting periods shall have expired; and the parties shall have procured all other regulatory approvals, consents, waivers or administrative actions of governmental authorities or other persons that are necessary or appropriate to the consummation of the transactions contemplated by the Plan; provided, however, that no approval, consent, waiver or administrative action referred to in this Section 5.1(b) shall be deemed to have been received if it shall include any condition or requirement (other than any condition or requirement imposed on the basis or as a result of the Acquiror's or any of its subsidiaries' compliance with the Community Reinvestment Act of 1977) that would (i) result in a Material Adverse Effect on Acquiror (on a combined basis giving effect to the Merger and the other transactions contemplated by this Plan) or (ii) so materially and adversely affect the economic or business benefits of the Merger that the Acquiror would not have entered into this Plan had such conditions or requirements been known at the date hereof;

    (c) All other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Plan shall have been satisfied.

    (d) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any other transaction contemplated by this Plan. No litigation or proceeding shall be pending against Acquiror or the Company or any of their subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby.

    (e) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger or any other transaction contemplated by this Plan.

    (f) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

    (g) Acquiror and the Company each shall have received the opinion of Sullivan & Cromwell, dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (i) no gain or loss will be recognized by Acquiror or the Company as a result of the Merger; (ii) no gain or loss will be recognized by the shareholders of the Company who exchange their shares of the Company Common Stock solely for shares of Acquiror Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Acquiror Common Stock); (iii) the tax basis of the shares of Acquiror Common Stock received by shareholders who exchange all of their shares of the Company Common Stock solely for shares of Acquiror Common Stock in the Merger will be the same as the tax basis of the shares of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and (iv) the holding period of the shares of Acquiror Common Stock received in the Merger will include the period during which the shares of the Company Common Stock surrendered in exchange therefor were held, provided such shares of the Company Common Stock were held as capital assets at the Effective Time. In rendering their opinion, Sullivan & Cromwell may require and rely upon representations contained in certificates of officers of Acquiror, the Company and others.

    (h) Acquiror and the Company each shall have received a letter, dated as of the Effective Date, from Acquiror's independent certified public accountants to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with this Plan.

    (i) The Board of Directors of the Company shall have received a letter, in form and substance satisfactory to the Company, dated the date of the Proxy Statement/Prospectus, pursuant to which Alex. Brown & Sons Incorporated shall express its opinion that the consideration to be received by the Company's shareholders pursuant to Section 1.2 hereof is fair from a financial point of view.

  Section 5.2. Conditions to Obligations of Acquiror. The obligations of Acquiror to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

    (a) Each of the representations and warranties of the Company contained in this Plan shall, in all material respects, be true on the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); the Company shall have performed, in all material respects, each of its covenants and agreements contained in this Plan; and Acquiror shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Effective Date, to the foregoing effect.

    (b) Acquiror shall have received all state securities laws and "Blue Sky" permits and other authorizations necessary to consummate the transactions contemplated hereby.

    (c) Acquiror and its directors shall have received from the Company's independent certified public accountants "agreed upon procedures" letters, dated (i) the date of the mailing of the Proxy Statement/Prospectus to the Company's shareholders and (ii) shortly prior to the Effective Date, with respect to certain financial information regarding the Company in the form customarily issued by such accountants at such time in transactions of this type.

  Section 5.3. Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

    (a) Each of the representations, warranties and covenants of Acquiror contained in this Plan shall, in all material respects, be true on the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Acquiror shall have performed, in all material respects, each of its covenants and agreements contained in this Plan; and the Company shall have received certificates signed by the Chief Executive Officer and the Chief Financial Officer of the Acquiror, dated the Effective Date, to the foregoing effect.

    (b) The Acquiror Common Stock to be issued in the Merger has been approved for listing on the NMS or the NYSE, as the case may be, subject to official notice of issuance.

    (c) The Company and its directors shall have received from Acquiror's independent certified public accountants "agreed upon procedures" letters, dated (i) the date of the mailing of the Proxy Statement/ Prospectus to the Company's shareholders and (ii) shortly prior to the Effective Date, with respect to certain financial information regarding Acquiror in the form customarily issued by such accountants at such time in transactions of this type.

                                  ARTICLE VI.

                                  Termination

  Section 6.1. Termination. This Plan may be terminated, and the Merger abandoned, prior to the Effective Date, either before or after its approval by the shareholders of the Company:

    (a) by the mutual consent of Acquiror and the Company, if the board of directors of each so determines by vote of a majority of the members of its entire board;

    (b) by Acquiror or the Company, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of the failure of the shareholders of the Company to approve the Plan at its meeting called to consider such approval or a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein which is not cured or not curable within 60 days after written notice of such breach is given to the party committing such breach by the other party;

    (c) by Acquiror or the Company by written notice to the other party if either (i) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated hereby shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Plan;

    (d) by Acquiror or the Company, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by October 31, 1994, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Plan by the party seeking to terminate; or

    (e) by the Company, if its board of directors so determines by a majority vote of the members of its entire board, at any time during the ten-day period commencing with the Determination Date if either of the following conditions are satisfied:

      (X)(i) the Average Closing Price on the Determination Date of shares of Acquiror Common Stock shall be less than an amount equal to the Starting Price multiplied by 0.90 (adjusted as indicated below in this Section 6.1(e)); and

      (ii) (A) the number obtained by dividing the Average Closing Price on the Determination Date by the Starting Price (the "Acquiror Ratio") shall be less than (B) the number obtained by dividing the Final Index Price on the Determination Date by the Initial Index Price on the Starting Date and subtracting 0.10 from the quotient in this clause
    (ii)(B) (the "Index Ratio"); or

      (Y) the Average Closing Price on the Determination Date of shares of Acquiror Common Stock shall be less than an amount equal to the Starting Price multiplied by 0.85.

subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 6.1(e), it shall give written notice to Acquiror (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period). During the five-day period commencing with its receipt of such notice, Acquiror shall have the option to increase the consideration to be received by the holders of the Company Common Stock hereunder, by adjusting the Conversion Number to equal (calculated to the nearest one one-thousandth), in the case of this Section 6.1(e)(X) the lesser of (x) a number obtained by dividing (A) the product of the Starting Price, 0.90 and the Conversion Number by (B) the Average Closing Price on the Determination Date, and (y) a number equal to a fraction, the numerator of which is the Index Ratio multiplied by the Conversion Number and the denominator of which is the Acquiror Ratio and in the case of this Section 6.1(e)(Y), a number obtained by dividing (A) the product of the Starting Price,
0.85 and the Conversion Number by (B) the Average Closing Price on the Determination Date. If Acquiror so elects within such five-day period, it shall give prompt written notice to the Company of such election and the revised Conversion Number, whereupon no termination shall have occurred pursuant to this Section 6.1(e) and this Plan shall remain in effect in accordance with its terms (except as the Conversion Number shall have been so modified).

  For purposes of this Section 6.1(e), the following terms shall have the meanings indicated:

    "Average Closing Price" shall have the meaning specified in Section
  1.2(b).

    "Determination Date" means the fifteenth day after the required approval of the Federal Reserve Board for the Merger.

    "Final Index Price" means the sum of the Final Price for each company comprising the Index Group multiplied by the appropriate weighting.

    "Final Price", with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of 20 trading days ending on the Determination Date.

    "Index Group" means the fifteen bank holding companies listed below, the common stock of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced after the Starting Date and before the Determination Date, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock and the market prices of such stock attributed) to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price. The fifteen bank holding companies and the weights attributed to them are as follows:

   BANK HOLDING COMPANY                                                WEIGHTING
   --------------------                                                ---------
   The Bank of New York Company, Inc. (BK)............................    7.51%
   Norwest Corporation (NOB)..........................................    9.72%
   Sun Trust Banks, Inc. (STI)........................................    8.06%
   First Union Corporation (FTU)......................................   10.06%
   Fleet Financial Group, Inc. (FLT)..................................    6.22%
   NBD Bancorp, Inc. (NBD)............................................    6.94%
   PNC Bank Corp. (PNC)...............................................    9.82%
   U.S. Bancorp (USBC)................................................    3.60%
   Wachovia Corporation (WB)..........................................    8.29%
   First Bank System, Inc. (FBS)......................................    4.90%
   First Fidelity Bancorporation (FFB)................................    4.76%
   Barnett Banks, Inc. (BBI)..........................................    5.42%
   National City Corporation (NCC)....................................    5.50%
   Mellon Bank Corporation (MEL)......................................    5.10%
   Boatmen's Bancshares, Inc. (BOAT)..................................    4.11%
                                                                        ------
                                                                        100.00%

    "Index Price" on a given date, means the weighted average (weighted in accordance with the factors listed above) of the closing prices on such date of the common stocks of the companies comprising the Index Group.

    "Initial Index Price" means the sum of each per share closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded on the Starting Date.

    "Starting Date" means the last trading day immediately preceding the date of the first public announcement of entry into this Plan.

    "Starting Price" means the closing price per share of Acquiror Common Stock, as reported on the NMS or the NYSE, as the case may be (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source), for the Starting Date.

  If Acquiror or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 6.1(e).

  Section 6.2. Effect of Termination. In the event of the termination of this Plan by either Acquiror or the Company, as provided above, this Plan shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained in this Plan.

                                  ARTICLE VII.

                       Effective Date and Effective Time

  Section 7.1. Effective Date and Effective Time. On the third business day after the expiration of all applicable waiting periods in connection with approvals of governmental authorities occurs and all conditions to the consummation of this Plan are satisfied or waived, or on such earlier or later date as may be agreed by the parties, articles of merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date (which may not be later than such third business day) as may be specified in such articles of merger. The date of such filing or such later effective date is herein called the "Effective Date". The "Effective Time" of the Merger shall be such time on the Effective Date as may be agreed by the parties.

                                 ARTICLE VIII.

                                 Other Matters

  Section 8.1. Certain Definitions; Interpretation. As used in this Plan, the following terms shall have the meanings indicated:

    "Control" shall have the meaning ascribed thereto in the Bank Holding Company Act of 1956, as amended.

    "material" means material to Acquiror or the Company (as the case may be) and its respective subsidiaries, taken as a whole.

    "Material Adverse Effect," with respect to a person, means any condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (A) the financial condition, business or results of operations of such person and its subsidiaries, taken as a whole, or (B) the ability of such person to perform its obligations under, and to consummate the transactions contemplated by, this Plan.

    "person" includes an individual, corporation, partnership, association, trust or unincorporated organization.

    "subsidiary," with respect to a person, means any other person controlled by such person.

When a reference is made in this Plan to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Plan unless otherwise indicated. The table of contents, tie sheet and headings contained in this Plan are for ease of reference only and shall not affect the meaning or interpretation of this Plan. Whenever the words "include", "includes", or "including" are used in this Plan, they shall be deemed followed by the words "without limitation". Any singular term in this Plan shall be deemed to include the plural, and any plural term the singular.

  Section 8.2. Survival. Only those agreements and covenants of the parties that are applicable in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Plan and shall not survive the Effective Time. If the Plan shall be terminated, the agreements of the parties in Sections 4.3 and 8.6 shall survive such termination.

  Section 8.3. Waiver. Prior to the Effective Time, any provision of this Plan may be (i) waived by the party benefitted by the provision or by both parties by a writing executed by an executive officer, or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective boards of directors, except that, after the vote by the shareholders of the Company, no such amendment or modification may be made which reduces or changes the form and amount of consideration payable pursuant to this Plan without further shareholder approval.

  Section 8.4. Counterparts. This Plan may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

  Section 8.5. Governing Law. This Plan shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania.

  Section 8.6. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except printing expenses which shall be shared equally.

  Section 8.7. Notices. All notices, requests, acknowledgements and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

  If to the Company, to:

    Independence Bancorp, Inc.
    One Hillendale Road
    Perkasie, Pennsylvania 18944

    Attention: Philip H. Rinnander

    With copies to:

    David M. Huggin, Esq.
    Sullivan & Cromwell
    125 Broad Street
    New York, New York 10004
    Telecopy: (212) 558-3588

  If to Acquiror, to:

    CoreStates Financial Corp
    Broad & Chestnut Street
    Philadelphia, Pennsylvania 19105

    Attention: Terrence A. Larsen, Chairman

    With copies to:

    David T. Walker
    Deputy Chief Counsel
    CoreStates Financial Corp
    PNB Building, F.C. 1-1-17-1
    Broad & Chestnut Street
    Philadelphia, Pennsylvania 19107

  Section 8.8. Entire Agreement; Etc. This Plan, together with the Option Agreement, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as to the last sentence of Section 4.2 and Sections 4.5 and 4.12, nothing in this Plan is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan.

  Section 8.9. Assignment. This Plan may not be assigned by any party hereto without the written consent of the other parties.

  IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed by their duly authorized officers as of the day and year first above written.

                                          Corestates Financial Corp

                                                    /s/ David C. Carney
                                          By:__________________________________
                                                  Chief Financial Officer

                                          Independence Bancorp, Inc.

                                                    /s/ John D. Harding
                                          By:__________________________________
                                               President and Chief Executive
                                                          Officer

                                                                     APPENDIX II

                             STOCK OPTION AGREEMENT

  STOCK OPTION AGREEMENT, dated November 19, 1993, between CoreStates Financial Corp, a Pennsylvania corporation ("Grantee"), and Independence Bancorp, Inc., a Pennsylvania corporation ("Issuer").

                                  WITNESSETH:

  WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto prior to this Agreement; and

  WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

  NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

  1. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 1,130,000 nonassessable shares of common stock, par value $2.50 per share ("Common Stock"), of Issuer at a price per share equal to $33.50. Such price as adjusted pursuant to Section 5 hereof is hereinafter referred to as the "Option Price." The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

  2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 30 days following such Subsequent Triggering Event. Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of nine months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event (provided that if an Initial Triggering Event continues or occurs beyond such termination, the Exercise Termination Event shall be nine months from the expiration of the Last Triggering Event but in no event more than twelve months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to occur. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding the foregoing, the Option may not be exercised if, at the time of exercise or repurchase, Grantee is in breach of any covenant or obligation contained in the Merger Agreement.

  (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

    (i) Issuer or any bank or trust company subsidiary of Issuer (an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act, and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the

  Merger Agreement. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or an Issuer Subsidiary, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Issuer or an Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of Issuer or an Issuer Subsidiary;

    (ii) Any person other than Grantee, any Grantee Subsidiary or any Subsidiary of Issuer acting in a fiduciary capacity shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act and the rules and regulations thereunder);

    (iii) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

    (iv) After a proposal is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
  (y) shall not have been cured prior to the Notice Date (as defined below);
  or

    (v) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

  (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

    (i) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding Common Stock; or

    (ii) The occurrence of the Initial Triggering Event described in clause
  (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) shall be 25%.

  (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event") after it becomes aware that such an event has occurred, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

  (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 30 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

  (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

  (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

  (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

  "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

  (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

  3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
(ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (S)18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

  4. This Agreement (and the Option granted hereby) is exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

  5. The number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this
Section 5.

    (a) In the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted.

    (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

  6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 30 days of such Subsequent Triggering Event (or such later period as provided in Section 8) (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the Securities Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee; provided, however, that Issuer may postpone filing a registration statement relating to a registration request by Grantee under this Section 6 for a period of time (not in excess of 90 days) if in its judgment such filing would require the disclosure of material information that Issuer has a bona fide business purpose for preserving as confidential. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be issued by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer.

  7. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

  (b) The following terms have the meanings indicated:

    (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

    (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

    (3) "Assigned Value" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the 30 day period prior to the event resulting in the issuance of the Substitute Option, or (iv) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the owner of Option Shares (the "Owner"), as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Assigned Value, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be.

    (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

  (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

  (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

  (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 9.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 9.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be.

  8. The 30-day period for exercise of certain rights under Sections 2, 6 and 10 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the Securities Exchange Act by reason of such exercise. Nothing contained in this Agreement shall restrict Grantee from specifying alternative exercising of rights pursuant to Sections 2 or 6 hereof in the event that the exercising of any such rights shall not have occurred due to the failure to obtain any required approval referred to in this Section 8.

  9. Issuer hereby represents and warrants to Grantee as follows:

  (a) Issuer has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer.

  (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

  10. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 30 days following such Subsequent Triggering Event (or such later period as provided in Section 8); provided, however, that until the date 30 days following the date on which the Federal Reserve Board approves an application by Grantee under the Bank Holding Company Act to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

  11. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation applying to the Federal Reserve Board under the Bank Holding Company Act for approval to acquire the shares issuable hereunder.

  12. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

  13. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

  14. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

  15. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  16. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  17. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  18. Except as otherwise expressly provided herein or in or pursuant to the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

  19. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          Independence Bancorp, Inc.

                                                   /s/ John D. Harding
                                          By: _________________________________
                                               President and Chief Executive
                                                          Officer

                                          Corestates Financial Corp

                                                   /s/ David C. Carney
                                          By: _________________________________
                                                  Chief Financial Officer

                                                                    APPENDIX III
                          [LETTERHEAD OF ALEX. BROWN]

                                                                     MAY  , 1994
The Board of Directors
Independence Bancorp, Inc.
One Hillendale Road
Perkasie, PA 19844

Dear Sirs and Madam:

  You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, having a stated value of $2.50 (the "Shares") of Independence Bancorp, Inc. (the "Company") of the consideration to be received by the Company's shareholders pursuant to the Agreement and Plan of Merger dated as of November 19, 1993 between CoreStates Financial Corp ("CoreStates") and the Company (the "Agreement"). Pursuant to the Agreement, each of the Shares will receive shares of CoreStates Common Stock, par value $1.00 per share ("CoreStates Common Stock"), as follows: (a) if the Average Closing Price of CoreStates Common Stock on the Determination Date (as defined in the Agreement) is less than or equal to $27.00 per share,
1.50 shares of CoreStates Common Stock; (b) if the Average Closing Price of CoreStates Common Stock on the Determination Date is greater than or equal to $28.00 per share, 1.45 shares of CoreStates Common Stock; and (c) if the Average Closing Price of CoreStates Common Stock on the Determination Date is between $27.00 and $28.00 per share, shares of CoreStates Common Stock determined by dividing $40.50 by the Average Closing Price (collectively, the "Merger Consideration").

  Alex. Brown & Sons Incorporated, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial adviser to the Board of Directors of the Company in connection with the transactions described above and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the transaction contemplated by the Agreement. Alex. Brown & Sons Incorporated regularly publishes research reports regarding the financial service industry and the businesses and securities of publicly owned companies in that industry.

  In connection with this opinion, we have reviewed certain publicly available financial information concerning the Company and CoreStates and certain internal financial analyses and other information furnished to us by the Company and CoreStates. We have also held discussions with members of the Company's senior management regarding the business and prospects of the Company. In addition, we have (i) reviewed the reported price and trading activity for the Shares and CoreStates Common Stock, (ii) compared certain financial and stock market information for the Company and CoreStates, respectively, with similar information for certain comparable companies whose securities are publicly traded, (iii) reviewed the Agreement and compared the financial terms of the Agreement with those of certain recent business combinations in the commercial banking industry which we deemed comparable in whole or in part and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

  We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospects of the Company, we have assumed that such information reflects the best currently available estimates and judgments of the management of the Company as to the likely future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of the Company or CoreStates, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

  Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Merger Consideration is fair, from a financial point of view, to the holders of Shares.

                                          Very truly yours,

                                          Alex. Brown & Sons Incorporated

                                            By: _______________________________
                                                     Donald W. Delson
                                                     Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Sections 1741 et seq. of the PABCL provide that a business corporation may indemnify directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and reasonable belief that the particular action is in, or not opposed to, the best interest of the corporation. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable for negligence or misconduct in the performance of the person's duties. However, Section 1746 provides that the other sections of the law are not exclusive and that further indemnification may be provided by by-law, agreement or otherwise except where the act or failure to act giving rise to a claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The corporation is required to indemnify directors and officers against expenses they may incur in defending any action against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

  The by-laws of CoreStates provide for the mandatory indemnification of directors and officers to the full extent permitted by law. CoreStates has purchased directors' and officers' liability insurance covering certain liabilities which may be incurred by its officers and directors in connection with the performance of their duties.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    2    --Agreement and Plan of Merger dated as of the 19th of November, 1993, is Appendix I to the Proxy Statement-Prospectus included in Part I and is incorporated herein by reference.
    3(a) --The rights of the holders of CoreStates Financial Corp Common Stock are contained in the Articles of Incorporation of CoreStates
           Financial Corp as amended through May 3, 1993, filed as Exhibit 3(a)
           to the CoreStates Financial Corp Current Report on Form 8-K dated
           October 21, 1993 and incorporated herein by reference.
    3(b) --Bylaws of CoreStates Financial Corp as amended through April 20,
           1993, filed as Exhibit 3(b) to the CoreStates Financial Corp Current
           Report on Form 8-K dated October 21, 1993, and incorporated herein by reference.
  * 5    --Opinion with consent of David J. Martin regarding legality of securities being registered.
  * 8    --Opinion with consent of Sullivan & Cromwell regarding certain tax matters.
   12(a) --CoreStates Financial Corp and Subsidiaries Computation of Ratio of
           Earnings From Continuing Operations to Fixed Charges of Continuing
           Operations filed as Exhibit 12.1 to the Company's Annual Report on
           Form 10-K for the fiscal year ended December 31, 1993 and
           incorporated herein by reference.
   12(b) --CoreStates Financial Corp Computation of Ratio of Earnings to Fixed
           Charges Combined CoreStates (Parent Company) and CoreStates Capital
           filed as Exhibit 12.2 to the Company's Annual Report on Form 10-K for
           the fiscal year ended December 31, 1993 and incorporated herein by reference.
   23(a) --Consent of Ernst & Young with respect to CoreStates Financial Corp.
   23(b) --Consent of KPMG Peat Marwick with respect to Constellation Bancorp.
  *23(c) --Consent of Alex. Brown & Sons Incorporated.
   23(d) --Consent of Coopers & Lybrand with respect to Independence Bancorp,
           Inc.
   23(e) --Consent of Deloitte & Touche with respect to Germantown Savings
           Bank.
   24    --Powers of Attorney (included on the signature pages hereof).
  *99(a) --Draft Proxy Card.
   99(b) --Stock Option Agreement dated as of the 19th of November, 1993, is
           Appendix II to the Proxy Statement Prospectus included in Part I and is incorporated herein by reference.
   99(c) --Opinion of Alex. Brown & Sons Incorporated is Appendix III to the
           Proxy Statement-Prospectus included in Part I and is incorporated herein by reference.

- --------
  * To be filed by amendment.

ITEM 22. UNDERTAKINGS

  (a)(1) The undersigned registrant hereby undertakes:

  (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement,

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (3) The registrant undertakes that every prospectus (a) that is filed pursuant to paragraph (2) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid for by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

                           CORESTATES FINANCIAL CORP

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, CORESTATES FINANCIAL CORP HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PHILADELPHIA, COMMONWEALTH OF PENNSYLVANIA, ON MAY 9, 1994.

                                         Corestates Financial Corp


                                         By:      /s/ Terrence A. Larsen
                                             ----------------------------------
                                                      TERRENCE A. LARSEN
                                              CHAIRMAN OF THE BOARD, PRESIDENT
                                                 AND CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED. EACH PERSON IN SO SIGNING ALSO MAKES, CONSTITUTES AND APPOINTS TERRENCE A. LARSEN, CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND DAVID C. CARNEY, CHIEF FINANCIAL OFFICER, AND EACH OF THEM, HIS OR HER TRUE AND LAWFUL ATTORNEY-IN-FACT, IN HIS OR HER NAME, PLACE AND STEAD TO EXECUTE AND CAUSE TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ANY AND ALL FURTHER AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT.

             SIGNATURES                     CAPACITY               DATE
             ----------                     --------               ----

       /s/ Terrence A. Larsen         Director, Chairman       May 9, 1994
- ------------------------------------   of the Board,
         TERRENCE A. LARSEN            President and
                                       Chief Executive
                                       Officer (principal
                                       executive officer)

        /s/ David C. Carney           Chief Financial          May 9, 1994
- ------------------------------------   Officer (principal
          DAVID C. CARNEY              financial officer)

        /s/ Albert W. Mandia          Executive Vice           May 9, 1994
- ------------------------------------   President
          ALBERT W. MANDIA             (principal
                                       accounting
                                       officer)

        /s/ George A. Butler          Director                 May 9, 1994
- ------------------------------------
          GEORGE A. BUTLER

       /s/ Robert H. Campbell         Director                 May 9, 1994
- ------------------------------------
         ROBERT H. CAMPBELL

             SIGNATURES                     CAPACITY               DATE
             ----------                     --------               ----

        /s/ Nelson G. Harris          Director                 May 9, 1994
- ------------------------------------
          NELSON G. HARRIS

       /s/ Carlton E. Hughes          Director                 May 9, 1994
- ------------------------------------
         CARLTON E. HUGHES

        /s/ Ernest E. Jones           Director                 May 9, 1994
- ------------------------------------
          ERNEST E. JONES

                                      Director
- ------------------------------------
         SHIRLEY A. JACKSON

         /s/ Herbert Lotman           Director                 May 9, 1994
- ------------------------------------
           HERBERT LOTMAN

       /s/ Patricia A. McFate         Director                 May 9, 1994
- ------------------------------------
         PATRICIA A. MCFATE

         /s/ John A. Miller           Director                 May 9, 1994
- ------------------------------------
           JOHN A. MILLER

       /s/ Marlin Miller, Jr.         Director                 May 9, 1994
- ------------------------------------
         MARLIN MILLER, JR.

      /s/ Stephanie w. Naidoff        Director                 May 9, 1994
- ------------------------------------
        STEPHANIE W. NAIDOFF

    /s/ Seymour S. Preston, III       Director                 May 9, 1994
- ------------------------------------
      SEYMOUR S. PRESTON, III

       /s/ James M. Seabrook          Director                 May 9, 1994
- ------------------------------------
         JAMES M. SEABROOK

       /s/ J. Lawrence Shane          Director                 May 9, 1994
- ------------------------------------
         J. LAWRENCE SHANE

                                      Director
- ------------------------------------
          RAYMOND W. SMITH

       /s/ Harold A. Sorgenti         Director                 May 9, 1994
- ------------------------------------
         HAROLD A. SORGENTI

      /s/ Peter S. Strawbridge        Director                 May 9, 1994
- ------------------------------------
        PETER S. STRAWBRIDGE